    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1998

                                                     REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            MOTORS AND GEARS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                    3621                    36-410641
     (STATE OR OTHER          (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF             INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR       CLASSIFICATION NUMBER)
      ORGANIZATION)

                            MOTORS AND GEARS, INC.
                          ARBORLAKE CENTRE, SUITE 550
                              1751 LAKE COOK ROAD
                           DEERFIELD, ILLINOIS 60015
                                (847) 945-5591
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICERS)

                               ----------------

                             RON SANSOM, PRESIDENT
                          ARBORLAKE CENTRE, SUITE 550
                              1751 LAKE COOK ROAD
                           DEERFIELD, ILLINOIS 60015
                                (847) 945-5591
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                WITH A COPY TO:
                               PHILIP J. NIEHOFF
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                (312) 701-7843

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
       SECURITIES            TO BE     OFFERING PRICE   OFFERING   REGISTRATION
    TO BE REGISTERED       REGISTERED   PER UNIT(1)     PRICE(1)       FEE
-------------------------------------------------------------------------------
10 3/4% Series D Senior
 Notes Due 2006.......... $270,000,000      100%      $270,000,000  $79,650.00

-------------------------------------------------------------------------------
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(1) Estimated solely for the purposes of calculating the registration fee.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                 SUBJECT TO COMPLETION, DATED JANUARY 9, 1998

PROSPECTUS

                            MOTORS AND GEARS, INC.

 OFFER TO EXCHANGE UP TO $270,000,000 OF ITS10 3/4% SERIES D SENIOR NOTES DUE
   2006, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ANY AND ALL OFITS OUTSTANDING 10 3/4% SERIES C SENIOR NOTES DUE 2006AND ITS 10 3/4% SERIES
                            B SENIOR NOTES DUE 2006

                               ----------------

  Motors and Gears, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange up to $270 million aggregate principal amount of 10 3/4% Series D Senior Notes due 2006 (the "New Notes"), of the Company for $100 million aggregate principal amount of its outstanding 10 3/4% Series C Senior Notes due 2006 (the "Old Series C Notes") and $170 million aggregate principal amount of its outstanding 10 3/4% Series B Senior Notes due 2006 (the "Old Series B Notes" and collectively with the Old Series C Notes, the "Old Notes" and collectively with the New Notes, the "Senior Notes") with the holders (each holder of Old Notes, a "Holder") thereof. The terms of the New Notes are substantially identical to the terms of the Old Series B Notes that are to be exchanged therefor, except for the total outstanding principal amount thereof. See "Description of Senior Notes." The Company will receive no proceeds in connection with the Exchange Offer. See "Use of Proceeds."

  The New Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other Senior Indebtedness (as defined) of the Company and senior to all Subordinated Indebtedness (as defined) of the Company, and will effectively rank junior to all secured Indebtedness (as defined) of the Company and to all Indebtedness of the Company's subsidiaries, including borrowings under the Amended Credit Agreement (as defined). On a pro forma basis, as of September 30, 1997, after giving effect to the Old Offering and the application of the net proceeds therefrom, the aggregate principal amount of secured Indebtedness of the Company and Indebtedness of the Company's subsidiaries to which the Senior Notes are effectively junior is approximately $9.1 million. The Indenture permits the Company and its subsidiaries to incur additional Indebtedness, including secured Indebtedness, subject to certain limitations. Such permitted additional secured Indebtedness which would effectively be senior to the Senior Notes may include up to $115.0 million incurred under the Amended Credit Agreement and other Indebtedness permitted by the Indenture (as defined), and $25.0 million of additional Indebtedness. See "Description of Senior Notes" and "Description of Certain Indebtedness."

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON          , 1998, UNLESS EXTENDED.
                                           (Cover continued on following pages)

                               ----------------

  SEE "RISK FACTORS" COMMENCING ON PAGE 14 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ACT OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this Prospectus is         , 1998

  Prior to the Exchange Offer, there has been no established trading market for the Old Notes or the New Notes. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. Following the consummation of the Exchange Offer, the holders of the Old Series C Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligations to such holders to provide for the registration of the Old Series C Notes under the Securities Act. See "The Exchange Offer --Consequences of Not Exchanging Old Notes."

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on
             , 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The Company will pay the expenses of the Exchange Offer.

  The Old Series C Notes were issued and sold on December 17, 1997 (the "Old Offering"), in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in
Section 4(2) of the Securities Act. Accordingly, the Old Series C Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under a Registration Rights Agreement (as defined) between the Company and the Initial Purchasers (as defined). The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Indenture, which governs both the Old Series C Notes and the New Notes. The form and terms (including interest rate, maturity and ranking) of the New Notes are the same as the form and terms of the Old Series B Notes, except for the total outstanding principal amount thereof, and are the same as the form and terms of the Old Series C Notes, except for the total outstanding principal amount thereof and that the New Notes (i) will be registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Series C Notes, (ii) will not be entitled to registration rights and (iii) will not provide for any Liquidated Damages. See "The Exchange Offer--Registration Rights; Liquidated Damages."

  The Company is making the Exchange Offer pursuant to the registration statement of which the Prospectus is a part in reliance upon the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Based on these interpretations by the staff of the Commission, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by Holders thereof (other than (i) any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes.

  By tendering, each Holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is the Holder, (i) will acquire the New Notes in the ordinary course of such persons' business, (ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) can not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes are acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                                    SUMMARY

  The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere herein. Unless otherwise indicated, all references herein to the Company's business and pro forma information give effect to the acquisition of all of the Company's subsidiaries, including the acquisitions of Barber-Colman Motors (as defined) (the "Barber-Colman Acquisition"), Imperial, Scott and Gear (each as defined) (the "Imperial Acquisitions"), FIR (as defined) (the "FIR Acquisition"), Electrical Design (as defined) (the "Electrical Design Acquisition") and Motion Control (as defined) (the "Motion Control Acquisition") (collectively, either the "Acquisitions" or the "Acquired Companies"), as if all such transactions occurred at the beginning of the relevant period. See "--Recent Acquisitions" and "The Company--Operating Subsidiaries." Unless the context indicates or otherwise requires, references in this Prospectus to the "Company" are to Motors and Gears, Inc. (formerly MK Group, Inc.) and its subsidiaries.

                                  THE COMPANY

  The Company is a leading international manufacturer of specialty purpose electric motors, gearmotors, gearboxes, gears and electronic motion controls for a wide variety of consumer, commercial and industrial markets. The Company has a diverse base of customers and its products are used in a broad range of applications including vending machines, refrigerator ice dispensers, commercial dishwashers, commercial floor care equipment, commercial sewing machines, industrial ventilation equipment, automated material handling systems and elevators. The Company's subsidiaries have sold their brand name products for an average of over 70 years. The Company believes that it has created strong customer loyalty for its products primarily through its emphasis on high quality, custom engineered products, competitive prices and customer service. For the year ended December 31, 1996, the Company had pro forma net sales and net income of $210.4 million and $3.1 million, respectively and for the nine months ended September 30, 1997, the Company had pro forma net sales and net income of $166.4 million and $4.4 million, respectively.

  The Company competes primarily in the electric motors and electronic motion control systems industries. U.S. shipments of electric motors are estimated by industry sources to have been approximately $8.0 billion in 1996 and to have been growing at a compound annual growth rate of approximately 4.0% over the last five years. Although the industry has experienced substantial consolidation in recent years, the industry remains highly fragmented with over 200 manufacturers serving the U.S. market in 1996 according to industry sources. The Company believes that continuing competitive pressures will lead to further consolidation in the electric motor industry and will create opportunities for the Company to extend its product lines and business through strategic acquisitions.

  Within these industries, the Company operates in specialized niche markets which typically consist of high value-added motor and control system applications requiring custom engineered, non-standardized motors and controls. The Company has an active new product development effort and constantly seeks to find new applications for its products and new niche markets to enter. As a result of these efforts, the Company has historically been able to achieve sales growth in excess of industry trends. The Company's products typically require small manufacturing runs and frequent line changeovers. These markets are generally unattractive to large integrated manufacturers which target larger markets and long-run, standardized product lines.

  The Company constantly seeks to reduce its costs through redesigning its manufacturing processes to minimize labor and material costs without sacrificing quality. In addition, the Company works closely with its customers to engineer its products in ways that enable the Company to manage costs and increase value to the customer. In addition, the Company's operations have historically generated significant free cash flow. The Company outsources its most capital intensive processes and strives to minimize its capital investment through purchasing and updating used equipment. As a result, annual capital expenditures for the last five years have averaged less than $3.0 million.

  The Company operates in four product groups: (1) subfractional motors, which represented 39.0% and 41.7% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, (2) fractional/integral motors, which represented 34.6% and 31.2% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, (3) gears and gearboxes, which represented 2.9% and 3.4% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and (4) motion control systems, which represented 23.5% and 23.7% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  Subfractional Motors. The Company's subfractional horsepower products are comprised of motors and gearmotors that power applications up to 30 watts ( 1/25 horsepower). These small, "fist-size" AC and DC motors are used in light duty applications such as snack and beverage vending machines, refrigerator ice dispensers and photocopy machines. Average product selling prices typically range from $3 to $20 per unit. The Company focuses on niche applications in this product group and believes it has a leading market position in most of its niches.

  Fractional/Integral Motors. The Company's fractional/integral horsepower products are comprised of AC and DC motors and gearmotors having power ranges from 1/8 up to 300 horsepower. Key end markets for these motors include commercial floor care equipment, commercial dishwashers, commercial sewing machines, industrial ventilation equipment and elevators. Average product selling prices typically range from $50 to $150 per unit for commercial floor care products to $2,000 to $2,500 per unit for elevator motors. The Company believes it is the leading DC elevator motor manufacturer in the United States, the leading commercial dishwasher pump manufacturer in Europe and the primary supplier to virtually all the major commercial floor care product manufacturers in the United States.

  Gears and Gearboxes. The Company's precision gear and gearbox products are produced in sizes of up to 16 inches in diameter and in various customized configurations such as pump, bevel and helical gears. These products have a reputation for their durability, accuracy, and low noise generation. Key end markets for these products include original equipment manufacturers ("OEMs") of motors, commercial floor care equipment, aerospace and food processing product equipment. The Company focuses on niche applications in this product group and believes it is the primary supplier of gears and gearboxes to virtually all the major commercial floor care product manufacturers in the United States.

  Electronic Motion Control Systems. The Company's motion control systems are used primarily in automated conveyor systems within the automotive industry and the elevator modernization market. The systems typically control several components such as electric motors, hydraulic or pneumatic valves, actuators and switches that are required for the conveyor or elevator systems to function properly. The prices for these motion control systems can run from several thousand dollars to several hundred thousand dollars. The Company believes its engineering capability, manufacturing quality and after-sales service are highly regarded by all of its customers.

  COMPETITIVE STRENGTHS. The Company believes that it benefits from the following competitive strengths:

  Leading Position in Niche Markets. The Company has targeted niche markets in which it has achieved leading market positions and which are generally unattractive to large manufacturers due to their small size and specialized nature. These leading market positions have provided a high level of predictability to the Company's net sales. The Company believes that it has succeeded in these markets due to its product design capabilities, reputation, competitive prices, quality and service.

  Diverse Markets and Customers. The Company serves numerous end user markets and a diverse base of over 2,500 customers. In 1996, the Company's largest single customer represented approximately 3% of net sales and the Company's top five customers represented approximately 14% of net sales. The Company's customers include leading OEMs such as General Electric Co., Inc. ("General Electric"), Whirlpool Corporation ("Whirlpool"), Clarke Industries ("Clarke"), Siebe, plc. ("Siebe") and Vendo Company, Inc. ("Vendo"). The diversity of products, markets and customers minimizes the Company's exposure to economic cycles or geographic markets and provides a broad base from which to grow sales through continued development of new products.

  Active Product Development. The Company focuses on developing value-added products with its customers by utilizing its extensive product development expertise and manufacturing process capabilities to meet specific application requirements. The Company's sales and technical staff work with existing customers to identify specific needs and develop innovative solutions. This custom application capability has also been a key driver of new customer development.

  Quality Product and High Level of Service. The Company sells into end product applications which have long life cycles and require durability. In response, the Company has established itself as a reliable manufacturer of high-quality products. The Company maintains close contact with its customers during both the original motor and control system design and the continuous redesign processes to ensure that the most reliable product is manufactured. The Company aggressively redesigns its products to improve performance and reduce production costs, which entrenches the Company with its customers and minimizes competition. In addition, the Company is dedicated to on-time delivery as evidenced by its 100% on-time delivery record with General Electric, its largest customer, in 1996.

  Experienced Management Team. The Company's seven senior managers average over 28 years of experience in the motors, gears and motion control systems industry and, over time, have substantially improved operating efficiencies. The experience of senior management has been critical to developing strong relationships with the Company's customers and has resulted in significant new product development opportunities. The Company's President, Ron Sansom, gained extensive experience in this industry during his 15 years with General Electric.

  BUSINESS STRATEGY. The Company's business strategy includes the following key elements:

  Expand Product Lines and Increase Distribution. The Company focuses on developing value-added products with its customers by utilizing its extensive product development expertise. The Company's sales, technical service and development staff work with customers to identify specific needs and develop innovative solutions. Recent examples of such product introductions include a new transaxle drive system for floor care customers and a value-added sub-assembly for major appliance customers. New product developments can often be profitably applied to other high-margin niche markets. In addition, the Company intends to expand its distribution sales effort to capture additional sales opportunities.

  Reduce Costs. The Company's manufacturing cost reduction effort is accomplished through redesigning the Company's products in cooperation with its customers and through incremental production process improvements. The Company also seeks to reduce costs through acquisitions by centralizing administration, finance, legal, service and long-range strategic planning functions. This has been demonstrated by annual cost savings from completed headcount reductions and administrative savings relating to the Barber-Colman Acquisition.

  Pursue Strategic Acquisitions. The electric motor, gear and motion control markets remain highly fragmented, with many specialized manufacturers serving numerous market niches. The Company will continue to search for strategic acquisitions that support its current product groups by adding complementary product lines, expanding technological capabilities or entering new geographic markets. This strategy is illustrated by the Company's recent acquisition of FIR which allowed it to add complementary products, acquire brushless motor technology and enter new European markets. In addition, the Company plans to continue to target the motion control industry for additional acquisition opportunities. Acquisitions in the motion control industry, such as the Company's recent acquisitions of Electrical Design and Motion Control in the controls and sensors segment, allow the Company to access new markets and develop higher value-added products by combining an existing motor product with additional motion control features.

  The Company was organized in September 1995 by Jordan Industries, Inc. ("JII") to acquire and operate companies in the motion control industry. Since its inception, the Company acquired Merkle-Korff Industries, Inc. ("Merkle-Korff") in September 1995 and acquired the net assets of each of Colman, Inc. and Colman Motor Products, Inc. (collectively, "Barber-Colman Motors") in March 1996 through Merkle-Korff. The Company, through a newly formed subsidiary, acquired the business and net assets of Imperial Electric Company ("Imperial"), and Imperial's subsidiaries, Scott Motor Company ("Scott") and Gear Research, Inc. ("Gear") in November 1996 from JII. The Company is structured as a holding company which owns all of the stock of Motors and Gears Industries, Inc. ("M&G Industries"). M&G Industries owns all the stock of the Company's operating subsidiaries.

                              RECENT DEVELOPMENTS

  On June 12, 1997, the Company, through its newly-formed wholly-owned subsidiary, FIR Group Holdings, Inc. and its wholly-owned subsidiaries, Motors and Gears Amsterdam, B.V. and FIR Group Holdings Italia, SrL, purchased all of the common stock of the FIR Group Companies ("FIR"), consisting of CIME S.p.A., SELIN, S.p.A. and FIR S.p.A. FIR is a manufacturer of electric motors and pumps for niche applications such as pumps for commercial dishwashers, motors for industrial sewing machines and motors for industrial fans and ventilators. The purchase price was $48.4 million.

  On October 27, 1997, the Company purchased all of the outstanding stock of E.
D. and C. Company, Inc. through its newly formed wholly owned subsidiary, Electrical Design and Control Company ("Electrical Design"). Electrical Design is a full-service electrical engineering company which designs, engineers and manufactures electrical control systems and panels for material handling systems and other like applications. Electrical Design provides comprehensive design, build and support services to produce electronic control panels which regulate the speed and movement of conveyor systems used in a variety of automotive plants and other industrial applications. The purchase price was $19.0 million, including a $4.0 million ED Junior Seller Note (as defined). See "Description of Certain Indebtedness--Junior Seller Notes."

  On December 18, 1997, the Company purchased all of the outstanding stock of Motion Control Engineering, Inc. ("Motion Control") through its newly formed wholly owned subsidiary, Motion Holdings, Inc. Motion Control manufactures electronic motion and logic control products for elevator markets, primarily the elevator modernization market. The purchase price was $51.6 million.

                                ----------------

  The Company was incorporated in the State of Illinois on September 8, 1995. On November 1, 1996, the Company effected a reincorporation merger whereby MK Group, Inc., an Illinois corporation, was merged with and into Motors and Gears, Inc., a Delaware corporation, with Motors and Gears, Inc. being the surviving entity. The Company is a direct, wholly-owned subsidiary of Motors and Gears Holdings, Inc., a Delaware corporation ("Parent"). The Company's principal executive offices are located at ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, Illinois 60015, and its telephone number is (847) 945-5591.

                               THE EXCHANGE OFFER

Securities Offered........  $270 million aggregate principal amount of 10 3/4%
                            Series D Senior Notes due 2006. The terms of the New Notes and the Old Series C Notes are identical in all material respects, except for the total outstanding principal amount thereof, certain transfer restrictions and registration rights relating to the Old Series C Notes and certain Liquidated Damages provisions relating to the Old Series C Notes described below under "--Summary Description of the New Notes."

Issuance of Old
 Notes;Registration
 Rights...................
                            The Old Series C Notes were issued on December 17, 1997 to Jefferies & Company, Inc. and BT Alex. Brown Incorporated (the "Initial Purchasers"), which placed the Old Series C Notes with "qualified institutional buyers" (as such term is defined in Rule 144A promulgated under the Securities Act). In connection therewith, the Company executed and delivered for the benefit of the holders of Old Series C Notes a registration rights agreement (the "Registration Rights Agreement"), pursuant to which the Company agreed (i) to file a registration statement (the "Registration Statement") on or prior to February 15, 1998 with respect to the Exchange Offer and (ii) to use its best efforts to cause the Registration Statement to be declared effective by the Commission on or prior to April 16, 1998. In certain circumstances, the Company will be required to provided a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Old Series C Notes by the holders thereof. If the Company does not comply with its obligations under the Registration Rights Agreement, it will be required to pay liquidated damages ("Liquidated Damages") to holders of the Old Series C Notes under certain circumstances. See "The Exchange Offer--Registration Rights; Liquidated Damages," Holders of Old Series C Notes do not have any appraisal rights in connection with the Exchange Offer.

The Exchange Offer........  The New Notes are being offered in exchange for a like aggregate principal amount of Old Notes. The issuance of the New Notes is intended to satisfy the obligations of the Company contained in the Registration Rights Agreement. The objective of the Exchange Offer is to create a single series debt securities having a total outstanding principal amount which is larger than that of either the Old Series B Notes or the Old Series C Notes as separate series, thus resulting in greater liquidity for the New Notes. However, see "Risk Factors--New Notes; Dilution of Interest." As of the date hereof, $170,000,000 aggregate principal amount of Old Series B Notes and $100,000,000 aggregate principal amount of Old Series C Notes are outstanding. Based upon the position of the staff of the Commission set forth in no-action letters issued to third parties in other transactions substantially similar to the Exchange Offer, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) and Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. By tendering, each Holder, which is not a broker-dealer, will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is the Holder, (i) will acquire the New Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) cannot rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Notes. See "Risk Factors."

Procedures for Tendering..  Tendering Holders of Old Notes must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Notes. Holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the Exchange Offer. Letters of Transmittal and certificates representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender the requests for information should be directed to the Exchange Agent. See "The Exchange Offer--Procedures for Tendering Old Notes."

Tenders, Expiration Date;
 Withdrawal...............
                            The Exchange Offer will expire at 5:00 p.m., New
                            York City time, on          , 1998 or such later
                            date and time to which it is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes" and "--Withdrawal Rights."

Certain Conditions to
 theExchange Offer........
                            The Exchange Offer is subject to certain customary conditions, all of which may be waived by the Company, including the absence of (i) threatened or pending proceedings seeking to restrain the Exchange Offer or resulting in a material delay to the Exchange Offer; (ii) a general suspension of trading on any national securities exchange or in the over-the-counter market; (iii) a banking moratorium; (iv) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States; and (v) change or threatened change in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company. The Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes, if at any time before the acceptance of such Old Notes for exchange or the exchange of New Notes for such Old Notes, any of the foregoing events occurs which, in the sole judgment of the Company, make it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange. In the event the Company asserts or waives a condition to the Exchange Offer which constitutes a material change to the terms of the Exchange Offer, the Company will disclose such change in a manner reasonably calculated to inform prospective investors of such change, and will extend the period of the Exchange Offer by five business days. If the Company fails to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, it will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities (as defined) by the holder thereof who satisfy certain conditions. If the Company fails to consummate the Exchange Offer or file a Shelf Registration Statement in accordance with the Registration Rights Agreement, the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities until the cure of all defaults. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. See "The Exchange Offer--Registration Rights; Liquidated Damages" and "--Certain Conditions to the Exchange Offer."

Federal Income
 TaxConsequences..........
                            The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not result in any income, gain or loss to the Holders or the Company. See "Certain Federal Income Tax Considerations" for a discussion of the material federal income tax consequences expected to result from the Exchange Offer.

Use of Proceeds...........  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Appraisal Rights..........  Holders of Old Notes will not have dissenters'
                            rights or appraisal rights in connection with the Exchange Offer.

Exchange Agent............  State Street Bank and Trust Company is serving as
                            Exchange Agent in connection with the Exchange
                            Offer.

                  CONSEQUENCES OF NOT EXCHANGING THE OLD NOTES

  Holders of Old Series C Notes who do not exchange their Old Series C Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Series C Notes as set forth in the legend thereon as a consequence of the issuance of the Old Series C Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Series C Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Series C Notes under the Securities Act. In addition, Holders of Old Notes who do not exchange their Old Notes for New Notes will not be able to take advantage of the increased liquidity afforded by the New Notes which would have a total aggregate principal amount of $270,000,000 as opposed to $170,000,000 for the Old Series B Notes and $100,000,000 for the Old Series C Notes. See "Risk Factors--Consequences of Exchange and Failure to Exchange" and "The Exchange Offer--Consequences of Not Exchanging Old Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The terms of the New Notes and the Old Series C Notes are identical in all material respects, except for the total outstanding principal amount thereof, certain transfer restrictions and registration rights relating to the Old Series C Notes and except that, if the Registration Statement is not filed on or before February 15, 1998 or is not declared effective on or before April 16, 1998 or the Exchange Offer is not consummated on or before 30 business days after the effective date of this Registration Statement, subject to certain exceptions, with respect to the first 90-day period immediately following thereafter, the Company will be obligated to pay liquidated damages to each Holder of Old Series C Notes in an amount equal to $.05 per week for each $1,000 principal amount of Old Series C Notes, as applicable, held by such Holder ("Liquidated Damages"). The amount of the Liquidated Damages will increase by an additional $.05 per week with respect to each subsequent 90-day period until the Exchange Offer is consummated, or any other Registration Default (as defined) is cured, up to a maximum of $.40 per week for each $1,000 principal amount of Old Series C Notes, as applicable.

  The New Notes will accrue interest from the most recent date to which interest has been paid on the Old Notes, or, if no interest has been paid on the Old Notes, from November 16, 1997. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest from the most recent date to which interest has been paid or, if no interest has been paid, from November 16, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date which occurs on or after the consummation of the Exchange Offer.

                                 THE NEW NOTES

Issuer....................  Motors and Gears, Inc.

Securities Offered........  $270.0 million aggregate principal amount of 10
                            3/4% Series D Senior Notes due 2006.

Maturity..................  November 15, 2006.

Interest Rate and Payment   The Old Notes bear interest and the New Notes will
 Dates....................  bear interest at a rate of 10 3/4% per annum, payable semi-annually in cash in arrears on each November 15 and May 15, commencing May 15, 1998.

Optional Redemption.......  On or after November 15, 2001, the Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Notwithstanding the foregoing, at any time prior to November 15, 1999, the Company may redeem up to 35% of the original aggregate principal amount of the Senior Notes with the net proceeds of one or more Equity Offerings (as defined) at a redemption price equal to 109.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. See "Description of Senior Notes-- Redemption of Senior Notes."

Mandatory Redemption......  Except after the passage of certain events, the
                            Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Senior Notes. See "Description of Senior Notes--Mandatory Offers to Purchase Senior Notes."

Change of Control.........  Upon the occurrence of a Change of Control (as defined), each holder of Senior Notes will have the right to require the Company to purchase such holder's Senior Notes pursuant to an Offer (as defined) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. Certain transactions with affiliates of the Company may not be deemed to be a Change of Control. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company. Except as described under "Description of Senior Notes-- Mandatory Offers to Purchase Senior Notes," the Indenture does not contain provisions that permit the holders of Senior Notes to require the Company to purchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management.

Ranking...................  The Senior Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all other Senior Indebtedness of the Company and senior to all Subordinated Indebtedness of the Company. The Senior Notes will effectively rank junior to any secured Indebtedness incurred under the Amended Credit Agreement. On a pro forma basis, as of September 30, 1997, after giving effect to the Old Offering and the application of the net proceeds therefrom, the aggregate principal of secured Indebtedness of the Company and Indebtedness of the Company's subsidiaries to which the

                            Senior Notes will effectively rank junior is approximately $9.1 million. The Indenture will permit the Company and its subsidiaries to incur additional Indebtedness, including secured Indebtedness, subject to certain limitations. Such permitted additional secured Indebtedness which would effectively be senior to the Senior Notes may include up to $115.0 million incurred under the Amended Credit Agreement and other Indebtedness permitted by the Indenture, and $25.0 million of additional Indebtedness. See "Description of Senior Notes--Certain Covenants" and "Description of Certain Indebtedness."

                            The Company believes that prepayment of the Senior Notes pursuant to a Change of Control would constitute a default under the Amended Credit Agreement. In the event a Change of Control occurs, the Company will likely be required to refinance the Indebtedness outstanding under the Amended Credit Agreement and the Senior Notes. If there is a Change of Control, any Indebtedness under the Amended Credit Agreement could be accelerated, which Indebtedness is secured and effectively ranks senior to the Senior Notes. Moreover, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Senior Notes given the Company's high leverage. See "Risk Factors--Leverage and Coverage."

Certain Covenants.........  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined) to pay dividends or make certain other restricted payments, to incur certain additional Indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of indebtedness, to make certain investments, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, under certain circumstances, the Company will be required to offer to purchase Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase with the proceeds of certain Asset Sales (as defined). See "Description of Senior Notes--Certain Covenants" and "--Mandatory Offers to Purchase Senior Notes--Asset Sales."

  For a discussion of the terms of the Senior Notes, see "Description of Senior Notes."

                                  RISK FACTORS

  Holders of Old Notes should consider carefully all of the information set forth in the Prospectus and, in particular, should consider the factors set forth under "Risk Factors." Risk factors which Holders of Old Notes should evaluate include the consequences of exchanging and not exchanging Old Notes for New Notes, the Company's leverage and coverage, the ranking of the Senior Notes among other indebtedness of the Company, the Company's dependence on intercompany transfers to meet its debt service and other obligations, the Company's limited operating history and the limited relevance of its historical financial information, the restrictive covenants contained in the Indenture and the Amended Credit Agreement, the absence of a market for the New Notes, the ability of the Company to purchase the Senior Notes upon a Change of Control, the influence of the Company's principal stockholders, the Company's acquisition strategy and the dilution of voting interest caused by the issuance of New Notes.

                            SUMMARY FINANCIAL DATA

  The following table presents summary (i) historical and pro forma balance sheet data of the Company at September 30, 1997, (ii) historical operating and other data of the Company and its predecessor, Merkle-Korff (also referred to herein as the "Predecessor"), for the year ended December 31, 1994, for the period from January 1, 1995 to September 22, 1995, for the period from September 23, 1995 to December 31, 1995, for the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997 and (iii) pro forma operating and other data of the Company for the year ended December 31, 1996 and the nine months ended September 30, 1997. The pro forma data is unaudited. The pro forma data gives effect to the Old Offering, the application of the net proceeds therefrom and the Acquisitions. The pro forma data does not purport to represent what the consolidated results of operations of the Company would actually have been had the Old Offering, and the application of the net proceeds therefrom, and the Acquisitions actually occurred at the beginning of the relevant period, and does not purport to project the consolidated results of operations of the Company for the current year or any future period. The historical data of the Predecessor and the Company reflects the results of the Company's wholly-owned subsidiary, Merkle-Korff, for all periods presented, together with its wholly-owned subsidiary, Barber-Colman Motors, from March 8, 1996, the date of the Barber-Colman Acquisition, Imperial, Scott and Gear from September 23, 1995, the date at which the Company and Imperial, Scott and Gear came under the common control of JII and FIR from June 12, 1997, the date of its acquisition by the Company. The historical data does not reflect the results of Electrical Design or Motion Control. The historical data of the Company at December 31, 1995 and 1996, for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996 were derived from the audited consolidated financial statements of the Company. The historical data of the Company at and for the nine months ended September 30, 1996 and 1997 were derived from the unaudited condensed consolidated Financial Statements of the Company. The historical data of the Predecessor for the year ended December 31, 1994 and the period from January 1, 1995 to September 22, 1995 were derived from the audited combined financial statements of the Predecessor. The summary financial data set forth below should be read in conjunction with "Use of Proceeds," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, the Predecessor, Barber-Colman Motors, Imperial, FIR, Electrical Design and Motion Control, and the related notes thereto, included elsewhere herein.

                                                          AT SEPTEMBER 30, 1997
                                                         -----------------------
                                                         HISTORICAL PRO FORMA(1)
                                                         ---------- ------------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................................  $ 37,303    $ 70,845
Total assets............................................   228,295     329,293
Long-term obligations, including current portion(2).....   209,095     283,595
Stockholder's equity (net capital deficiency)...........   (13,461)      6,539

                                                     HISTORICAL                                              PRO FORMA(3)
                  ----------------------------------------------------------------------------------  --------------------------
                                                          PREDECESSOR
                                                          AND COMPANY
                        PREDECESSOR(4)         COMPANY    COMBINED(5)          COMPANY(6)                      COMPANY
                  -------------------------- ------------ ----------- ------------------------------  --------------------------
                                                                                         NINE
                                JANUARY 1,   SEPTEMBER 23                            MONTHS ENDED                   NINE MONTHS
                   YEAR ENDED     THROUGH      THROUGH    YEAR ENDED   YEAR ENDED   SEPTEMBER 30,      YEAR ENDED      ENDED
                  DECEMBER 31, SEPTEMBER 22, DECEMBER 31,  DECEMBER   DECEMBER 31, -----------------  DECEMBER 31, SEPTEMBER 30,
                      1994         1995          1995      31, 1995       1996      1996    1997(7)       1996         1997
                  ------------ ------------- ------------ ----------- ------------ -------  --------  ------------ -------------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF
 OPERATIONS
 DATA:
Net sales.......    $49,340       $39,295      $24,684      $63,979     $117,571   $90,154  $106,379    $210,376     $166,413
Gross profit,
 excluding
 depreciation...     18,022        15,182        8,255       23,437       41,820    32,147    38,030      74,070       60,663
Operating
 income.........     12,309        11,616        4,753       16,369       23,229    18,365    21,978      35,982       29,976
Interest
 expense, net...          0             0        2,412        2,412       10,987     7,413    15,596      30,891       22,865
Net income......     11,921        11,604        1,360       12,964        4,834     6,870     3,577       3,093        4,357
SUPPLEMENTAL PRO
 FORMA AND OTHER
 DATA:
Pro forma income
 taxes(8).......    $ 4,837       $ 4,755      $   --       $ 4,755     $    --    $   --   $    --     $    --      $    --
Pro forma net
 income(8)......      7,255         7,133        1,360        8,493        4,834     6,870     3,577       3,093        4,357
Ratio of
 earnings to
 fixed
 charges(9).....       41.7x          --           --           6.3x         2.1x      2.4x      1.4x        1.2x         1.3x

-------
(1) Gives effect to (i) the transactions contemplated by the Old Offering and the application of the net proceeds therefrom and (ii) the Electrical Design Acquisition and the Motion Control Acquisition, as if all such transactions occurred on September 30, 1997. See "Use of Proceeds," Unaudited Pro Forma Condensed Financial Statements of the Company and "Certain Transactions--The Company Formation and Proceeds From the Series A/B Note Offering."

(2) Pro forma balance includes the $4,500 premium on the Old Series C Notes reflecting the issuance price of 104.5%. See "Capitalization."

(3) Includes the results of operations of the Company and the Acquired Companies as if all of the Acquired Companies were acquired at the beginning of the relevant period, and the elimination or adjustment of certain expenses and fees as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions--Services Agreements," and the Unaudited Pro Forma Condensed Financial Statements of the Company and the related notes thereto appearing elsewhere herein.

(4) Reflects the results of operations of the Predecessor for the periods prior to its acquisition by the Company on September 22, 1995.

(5) Reflects the combined results of operations of the Predecessor from January 1, 1995 to September 22, 1995, and the results of operations of the Company from September 23, 1995 to December 31, 1995. The results of operations of Imperial, Scott and Gear are included in the Company's consolidated operating results from September 23, 1995, the date at which the Company and Imperial, Scott and Gear came under the common control of JII.

(6) The Company's results of operations for the year ended December 31, 1996 include the results of operations of Barber-Colman Motors since its acquisition by the Company on March 8, 1996.

(7) The Company's results of operations for the nine months ended September 30, 1997 include the results of FIR since June 12, 1997, the date of its acquisition by the Company, through July 31, 1997. The results of FIR are included for periods ending two months prior to the Company's year end and interim periods to ensure timely preparation of the Consolidated Financial Statements.
(8) Pro forma net income reflects income taxes at the tax rate of 40%. For the Predecessor, reflects only certain state income taxes attributable to Merkle-Korff's income for the historical periods presented prior to its acquisition by the Company on September 22, 1995, during which it elected to be a subchapter S corporation and therefore was not subject to federal and certain state income taxes. For the Company, reflects income taxes attributable to the Company for the historical periods presented subsequent to September 23, 1995 at the tax rate (40%) attributed to it as a C corporation pursuant to the Tax Sharing Agreement (as defined). See "Certain Transactions--Tax Sharing Agreement."
(9) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest (which the Company and Predecessor have not incurred in the respective periods), amortization of deferred financing costs, and rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

                                 RISK FACTORS

  Holders of the Old Notes should carefully consider the following risk factors, as well as other information set forth in this Prospectus, before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "--Consequences of Exchange and Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

  Issuance of New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, Holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Holders of Old Series C Notes who do not exchange their Old Series C Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Series C Notes as set forth in the legend thereon. In general, the Old Series C Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Series C Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Old Series C Notes which remain outstanding will not be entitled to any rights to have such Old Series C Notes registered under the Securities Act or to any rights under the Registration Rights Agreement. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. See "The Exchange Offer--Consequences of Not Exchanging Old Notes." In addition, Holders of Old Notes who do not exchange their Old Notes for New Notes will not be able to take advantage of the increased liquidity afforded by the New Notes which would have a total aggregate principal amount of $270,000,000 as opposed to $170,000,000 for the Old Series B Notes and $100,000,000 for the Old Series C Notes.

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties in other transactions substantially similar to the Exchange Offer, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or
(ii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such holder is not participating and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. The Company has not, however, sought its own no-action letter from the staff of the Commission. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Notes. By tendering, each Holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is a Holder, (i) will acquire the New Notes in the ordinary course of such person's business,
(ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) can not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements. See "The Exchange Offer--Purpose of the Exchange Offer."

LEVERAGE AND COVERAGE

  The Company has substantial indebtedness and debt service obligations. At September 30, 1997, on a pro forma basis, the Company's total indebtedness, including current portion, was approximately $279.1 million, which excludes the $4.5 million of premium on the Old Series C Notes, and its stockholders' equity was $6.5 million, in each case after giving effect to the Old Offering, the application of the net proceeds therefrom, and the Acquisitions. In addition, subject to the restrictions under the Amended Credit Agreement and the Indenture, the Company and its subsidiaries may incur additional Indebtedness (including additional secured Indebtedness and Senior Indebtedness) from time to time. See "Use of Proceeds," "Capitalization" and "Description of Senior Notes--Certain Covenants."

  The level of the Company's indebtedness could have important consequences to holders of the Senior Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes, (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development or acquisitions may be limited and
(iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its operating environment and economic conditions generally.

  The Company's ability to pay principal and interest on the Senior Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of revolving credit borrowings under the Amended Credit Agreement or a successor facility. The Company anticipates that its operating cash flow, together with borrowings under the Amended Credit Agreement, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, the Company may be required to refinance a portion of the principal of the Senior Notes prior to their maturity and, if the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all.

RANKING OF SENIOR NOTES

  The Senior Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other Senior Indebtedness of the Company. The Senior Notes will effectively rank junior to any secured Indebtedness of the Company and to all Indebtedness of the Company's subsidiaries, including indebtedness incurred under the Amended Credit Agreement. The Contingent Earnout (as defined) provided by the Company, M&G Industries, Imperial, Scott and Gear to an affiliate of JII, its indirect parent, in connection with the Imperial Acquisitions is a potential future obligation and liability of such subsidiaries of the Company, the payment of which, if earned, will not be limited or otherwise restricted by the Indenture or the Amended Credit Agreement. See "Certain Transactions." On a pro forma basis, as of September 30, 1997, the aggregate principal amount of secured Indebtedness of the Company and Indebtedness of the Company's subsidiaries to which the Senior Notes will effectively rank junior was approximately $9.1 million. The Indenture permits the Company and its subsidiaries to incur up to $25.0 million of additional indebtedness, including secured indebtedness and indebtedness of its subsidiaries, subject to certain limitations. See "Description of Senior Notes--Certain Covenants" and "Description of Certain Indebtedness."

HOLDING COMPANY STRUCTURE; DEPENDENCE ON SUBSIDIARIES; LIMITATIONS ON ACCESS TO CASH FLOW OF THE SUBSIDIARIES

  The Company is structured as a holding company which owns all of the stock of M&G Industries. M&G Industries owns all of the stock of the Company's operating subsidiaries. See "The Company--Operating

Subsidiaries." Accordingly, the Company's operations are conducted exclusively through its subsidiaries, and the Company's only significant assets are the capital stock of its subsidiaries. As a holding company, the Company is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet the Company's debt service and other obligations, including its obligations under the Senior Notes. Under the terms of the Indenture, the Company's subsidiaries may incur certain indebtedness pursuant to agreements that may restrict the ability of such subsidiaries to make such dividends or other intercompany transfers necessary to service the Company's obligations, including its obligations under the Senior Notes. The terms of the Amended Credit Agreement will limit the Company's subsidiaries from making dividends to the Company except in limited circumstances. While the Amended Credit Agreement permits dividends to the Company for the purpose of paying interest on the Senior Notes, dividends for other purposes, such as repurchases of Senior Notes upon a Change of Control or an Asset Sale, are not permitted. Any failure by the Company to satisfy its obligations with respect to the Senior Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and the Amended Credit Agreement and could cause a default under agreements governing other indebtedness of the Company and its subsidiaries. Senior Notes will be obligations exclusively of the Company and will not be guaranteed by any of the Company's subsidiaries. In addition, because the Company conducts its business through its subsidiaries, all existing and future liabilities and obligations of the Company's subsidiaries (including the Amended Credit Agreement and the Contingent Earnout Agreement) will be effectively senior to the Senior Notes. Consequently, the Company's cash flow and ability to service its debt, including the Senior Notes, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to the Company, or upon loans, advances or other payments made by its subsidiaries to the Company.

LIMITED OPERATING HISTORY AND LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

  The Company was incorporated in September 1995 to acquire Merkle-Korff and other targeted companies focused on the motion control industry. The Company defines the motion control industry as having the following major business segments: motors, gears and gear drives, controls and sensors, drives and drive systems, and couplings. The Company has conducted limited operations to date. The historical financial information included herein for periods prior to September 22, 1995 is based upon the historical information of Merkle-Korff. For the periods after September 22, 1995, the historical financial information is based upon historical information of the Company, including the results of Barber-Colman Motors since its acquisition by the Company on March 8, 1996, and includes purchase accounting adjustments as a result of the Company's acquisitions. The historical financial information does not reflect the results of operations, financial position or cash flows of the Company with Imperial, Scott and Gear prior to September 22, 1995 or the results of FIR prior to June 12, 1997. None of the historical financial information presented in the Prospectus reflects the results of Electrical Design or Motion Control. As a result, the historical financial information is of limited relevance in understanding what the results of operations, financial position or cash flows of the Company would have been for the historical periods presented had the Company in fact owned all of its current subsidiaries or had the Company in fact been organized for such periods. See "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY PRINCIPAL STOCKHOLDER AND CERTAIN TRANSACTIONS

  JII and other Jordan Stockholders (as defined) own all of the preferred stock and substantially all of the common stock of the Parent. See "Principal Stockholders." Accordingly, JII has sufficient voting power to elect the entire Board of Directors, exercise control over the business, policies and affairs of Parent and its wholly-owned subsidiary, the Company, and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval, such as any amendment to the Company's Certificate of Incorporation, the authorization of additional shares of capital stock, and any merger, consolidation, sale of all or substantially all of the assets of the Company and could prevent or cause a change of control of the Company. JII is expected to maintain a majority ownership interest in the Company. Messrs. Jordan, Quinn, Zalaznick and Boucher, all directors of Parent and the Company, are directors, executive officers and stockholders of JII.

  JII expects to include the Company in its consolidated group for Federal income tax purposes. However, if JII ceased to own stock representing at least 80% of the voting power and 80% of the value of all outstanding stock of the Company, the Company would be deconsolidated from the JII group. It is anticipated that deconsolidation will occur, at the latest, in 2002, when the preferred stock of the Company that is owned by JII is redeemed according to its terms or discontinues its participation in the earnings of the Company, although deconsolidation could occur prior to such time. Deconsolidation of the Company from the JII group will trigger the recognition of substantial amount of deferred intercompany gain that certain of the subsidiaries of JII will realize as a result of the purchase of Imperial, Scott and Gear from JII. Although JII would have the primary responsibility to pay the Federal income tax liability arising from the recognition of those gains, the Company could become liable for the Federal income tax on those gains if JII failed to pay such tax.

  The Company has entered into a number of affiliate transactions with JII, including the Contingent Earnout Agreement, the New Subsidiary Advisory Agreement (as defined), the JI Properties Services Agreement (as defined), the New Subsidiary Consulting Agreement (as defined), the Transition Agreement (as defined), the Tax Sharing Agreement and certain other agreements and transactions. See "Certain Transactions."

RESTRICTIVE COVENANTS

  The Indenture restricts, among other things, the Company's and its Restricted Subsidiaries' ability to pay dividends or make certain other Restricted Payments, to incur additional indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of indebtedness, to make Restricted Investments, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, the Amended Credit Agreement will contain other and more restrictive covenants and prohibits the Company and its subsidiaries from prepaying other indebtedness, including the Senior Notes. See "Description of Senior Notes--Certain Covenants" and "Description of Certain Indebtedness-- Credit Agreement." The Amended Credit Agreement will also require the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Amended Credit Agreement and/or the Indenture. Upon the occurrence of an event of default under the Amended Credit Agreement, the lenders thereunder could elect to declare all amounts outstanding under the Amended Credit Agreement, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. If the Senior Indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full all Senior Indebtedness, including the Senior Notes. Substantially all of the assets of the Company's subsidiaries were pledged as security under the Amended Credit Agreement. The Indenture and the Amended Credit Agreement do not limit or otherwise restrict the Company's obligations under the Contingent Earnout Agreement. See "--Ranking of Senior Notes" and "Description of Certain Indebtedness--Credit Agreement."

CHANGE OF CONTROL AND DEFAULT UNDER AMENDED CREDIT AGREEMENT

  In the event of a Change of Control, each holder of Senior Notes will be entitled to require the Company to purchase any or all of the Senior Notes held by such holder at the prices stated herein. Prepayment of the Senior Notes pursuant to a Change of Control would constitute a default under the Amended Credit Agreement. In the event that a Change of Control occurs, the Company would be required to refinance the indebtedness outstanding under the Amended Credit Agreement and the Senior Notes. There can be no assurance that the Company would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to the Company. See "Description of Senior Notes--Mandatory Offers to Purchase Senior Notes--Change of Control" and "--Certain Definitions."

ACQUISITION STRATEGY

  One of the Company's business strategies is to acquire additional electric motors and generators companies that will complement the Company's existing operations or provide the Company with an entry into regions or markets it does not presently serve. Inherent in such a strategy are certain risks, such as increasing leverage and debt service requirements, potential exposure to liabilities of acquired companies, and operating business in many geographically diverse markets. There can be no assurance that the Company will be able to identify suitable acquisition candidates or successfully acquire or profitably manage additional companies. The Company competes and will continue to compete with many other buyers, some of which have greater financial and other resources than those of the Company, for the acquisition of electric motors and generators companies.

NEW NOTES; DILUTION OF INTEREST

  Pursuant to the Registration Rights Agreement, the Company has agreed to file with the Commission the Exchange Offer Registration Statement with respect to the Exchange Offer on or before February 15, 1998 and to use good faith efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act on or before April 16, 1998. It is likely that all Old Notes will be tendered for exchange in the Exchange Offer; however, there is no assurance that a significant amount of Old Series B Notes will be so tendered. If all Old Series B Notes and Old Series C Notes are exchanged for New Notes, $270,000,000 aggregate principal amount of New Notes will be outstanding following consummation of the Exchange Offer, and the New Notes will be deemed to be a single series of notes outstanding under the Indenture. In such case, any actions requiring the consent of each holder or the holders of a majority in outstanding principal amount of Senior Notes under the Indenture will therefore require the consent of each holder of New Notes or the holders of a majority in aggregate principal amount of such outstanding New Notes, as applicable, and the individual voting interest of each holder will accordingly be diluted.

ABSENCE OF PUBLIC MARKET FOR THE SENIOR NOTES; RESTRICTIONS ON TRANSFERS

  The New Notes are being offered to Holders of the Old Notes. New Notes will constitute a new issue of securities and do not have an established trading market. The Old Notes are eligible for trading in the PORTAL Market, the National Association of Securities Dealers' screen based, automated market for trading of securities eligible for resale under Rule 144A. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and may discontinue such market making at any time without notice. The Company does not intend to list the Senior Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for any of the Senior Notes or as to the liquidity of the trading market for any of the Senior Notes. If a trading market does not develop or is not maintained, holders of the Senior Notes may experience difficulty in reselling such Senior Notes or may be unable to sell them at all. If a market for the Senior Notes develops, any such market may be discontinued at any time. If a trading market develops for the Senior Notes, future trading prices of such Senior Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Senior Notes may trade at a discount from their principal amount.

                                  THE COMPANY

GENERAL

  The Company is a leading international manufacturer of specialty purpose electric motors, gearmotors, gearboxes, gears and electronic motion controls for a wide variety of consumer, commercial and industrial markets. The Company has a diverse base of customers and its products are used in a broad range of applications including vending machines, refrigerator ice dispensers, commercial dishwashers, commercial floor care equipment, commercial sewing machines, industrial ventilation equipment, automated material handling systems and elevators. The Company's subsidiaries have sold their brand name products for an average of over 70 years. The Company believes that it has created strong customer loyalty for its products primarily through its emphasis on high quality, custom engineered products, competitive prices and customer service. For the year ended December 31, 1996, the Company had pro forma net sales and net income of $210.4 million and $3.1 million, respectively and for the nine months ended September 30, 1997, the Company had pro forma net sales and net income of $166.4 million and $4.4 million, respectively.

  The Company operates in four product groups: (1) subfractional motors, which represented 39.0% and 41.7% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, (2) fractional/integral motors, which represented 34.6% and 31.2% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, (3) gears and gearboxes, which represented 2.9% and 3.4% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and (4) motion control systems, which represented 23.5% and 23.7% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  Subfractional Motors. The Company's subfractional horsepower products are comprised of motors and gearmotors that power applications up to 30 watts ( 1/25 horsepower). These small, "fist-size" AC and DC motors are used in light duty applications such as snack and beverage vending machines, refrigerator ice dispensers and photocopy machines. Average product selling prices typically range from $3 to $20 per unit. The Company focuses on niche applications in this product group and believes it has a leading market position in most of its niches.

  Fractional/Integral Motors. The Company's fractional/integral horsepower products are comprised of AC and DC motors and gearmotors having power ranges from 1/8 up to 300 horsepower. Key end markets for these motors include commercial floor care equipment, commercial dishwashers, commercial sewing machines, industrial ventilation equipment and elevators. Average product selling prices typically range from $50 to $150 per unit for commercial floor care products to $2,000 to $2,500 per unit for elevator motors. The Company believes it is the leading DC elevator motor manufacturer in the United States and the leading commercial dishwasher pump manufacturer in Europe and the primary supplier to virtually all the major commercial floor care product manufacturers in the United States.

  Gears and Gearboxes. The Company's precision gear and gearbox products are produced in sizes of up to 16 inches in diameter and in various customized configurations such as pump, bevel and helical gears. These products have a reputation for their durability, accuracy, and low noise generation. Key end markets for these products include OEMs of motors, commercial floor care equipment, aerospace and food processing product equipment. The Company focuses on niche applications in this product group and believes it is the primary supplier of gears and gearboxes to virtually all the major commercial floor care product manufacturers in the United States.

  Electronic Motion Control Systems. The Company's motion control systems are used primarily in automated conveyor systems within the automotive industry and the elevator modernization market. The systems typically control several components such as electric motors, hydraulic or pneumatic valves, actuators and switches that are required for the conveyor or elevator systems to function properly. The prices for these motion control systems can run from several thousand dollars to several hundred thousand dollars. The Company believes its engineering capability, manufacturing quality and after-sales service are highly regarded by all of its customers.

OPERATING SUBSIDIARIES

  The Company was organized in September 1995 by JII to acquire and operate companies in the motion control industry. The Company conducts all of its operations through an intermediate holding company, M&G Industries, and M&G Industries' wholly-owned subsidiaries and each of their respective subsidiaries.

  Merkle-Korff, founded in 1911 and acquired by the Company in September 1995, custom manufactures subfractional horsepower motors and gearmotors used in such products as vending machines, refrigerators, photocopy machines, pumps and compressors.

  Barber-Colman Motors, founded in 1894 and acquired by the Company through Merkle-Korff in March 1996, manufactures subfractional horsepower motors and gearmotors used as components in such products as vending machines, photocopy machines, automatic teller machines, currency changers, X-ray machines, heating, ventilating and air conditioning ("HVAC") actuators and medical equipment.

  Imperial, founded in 1889 and acquired by certain Jordan Stockholders in November 1983 and by JII in March 1988, manufactures electric motors and gearmotors for commercial and industrial uses, including elevators, floor care equipment and automatic hose reels.

  Scott, founded in 1982 and acquired by JII through Imperial in August 1988, designs and manufactures a variety of electric motors for commercial and industrial applications, including floor care equipment and hydraulic pumps used in various lift applications.

  Gear, founded in 1952 and acquired by JII through Imperial in November 1988, manufactures high-precision gears and gear boxes for OEMs in the floor care equipment, hydraulic pump, food processing equipment, and aerospace industries.

  FIR, founded in 1925 and acquired by the Company in June 1997, is an Italian manufacturer of electric motors which are utilized in a variety of applications including commercial sewing machines, commercial dishwashers and industrial ventilation equipment.

  Electrical Design, founded in 1958 and acquired by the Company in October 1997, manufactures electronic motion control products which control automated conveyor systems and are used primarily in automotive manufacturing facilities.

  Motion Control, founded in 1983 and acquired by the Company in December 1997, manufactures electronic motion control products for elevator markets, primarily the elevator modernization market.

  For a discussion of the acquisitions of the Company's subsidiaries, see "Certain Transactions--The Company Formation and Proceeds from the Series A/B Note Offering."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer.

  The net proceeds received by the Company from the Old Offering and the purchase of Company common stock by the Parent (after the deduction of discounts and commissions, fees and other expenses associated with the Old Offering, the Consent Solicitation and the Amended Credit Agreement) were approximately $120.4 million. The net proceeds from the Old Offering and the purchase of Company common stock by the Parent were used by the Company to (i) repay existing indebtedness, (ii) acquire Motion Control, and (iii) provide additional working capital.

  M&G Industries, the Company's wholly-owned subsidiary, will enter into the Amended Credit Agreement in order to provide for borrowings of up to $115.0 million. See "Description of Certain Indebtedness--Credit Agreement." The following table summarizes the sources and uses of funds received in the Old Offering.

          SOURCES OF FUNDS                          USES OF FUNDS
------------------------------------  -----------------------------------------
                             (DOLLARS IN MILLIONS)
Senior Notes (1)............. $105.4  Repay existing indebtedness (2)..  $ 49.0
Additional Common Stock......   20.0  Acquire Motion Control...........    51.6
                                      Working Capital..................    19.8
                                      Fees and expenses................     5.0
                              ------                                     ------
    Total Sources............ $125.4  Total Uses.......................  $125.4
                              ======                                     ======

--------
(1) Reflects the issuance of the Old Series C Notes at a price of 104.5%, plus accrued interest from November 16, 1997 of $0.9 million.
(2) Represents repayment of outstanding balances as of December 17, 1997 under the Existing Credit Agreement which bore interest at an average rate of 8.5% and was incurred to finance the FIR Acquisition in June 1997 and the Electrical Design Acquisition in October 1997.

                                CAPITALIZATION

  The following table sets forth the (i) historical consolidated cash and cash equivalents and capitalization of the Company at September 30, 1997 and (ii) the pro forma consolidated cash and cash equivalents and capitalization of the Company at September 30, 1997 as adjusted to reflect the transactions contemplated by the Old Offering and the application of the net proceeds therefrom, the Electrical Design Acquisition, the Motion Control Acquisition and the proceeds from the purchase of common stock of the Company by the Parent. The table should be read in conjunction with the "Selected Historical Financial Data" and Consolidated Financial Statements of the Company and related notes thereto included elsewhere herein.

                                                             SEPTEMBER 30, 1997
                                                             -------------------
                                                              ACTUAL   PRO FORMA
                                                             --------  ---------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Cash and cash equivalents................................... $  5,104  $ 26,628
                                                             ========  ========
Long-term obligations, including current portion:
  Existing Credit Agreement (1)............................. $ 34,000  $    --
  Senior Notes (2)..........................................  170,000   274,500
  Other debt (3)............................................    5,095     9,095
                                                             --------  --------
    Total long-term obligations.............................  209,095   283,595
Stockholder's equity (net capital deficiency) (4)...........  (13,461)    6,539
                                                             --------  --------
    Total capitalization.................................... $195,634  $290,134
                                                             ========  ========

--------
(1) For additional information see "Description of Certain Indebtedness-- Credit Agreement."
(2) Pro forma balance includes the $4,500 premium on the Old Series C Notes reflecting the issuance price of 104.5%. For purposes of the above table, "Senior Notes" includes the Old Series B and the Old Series C Notes.
(3) Includes the $5,000 MK Junior Seller Note (as defined) issued to the seller of Merkle-Korff and the $4,000 ED Junior Seller Note (as defined) issued to the seller of Electrical Design. See "Description of Certain Indebtedness--Junior Seller Notes."
(4) Gives effect to the $20,000 of proceeds from the purchase of common stock of the Company by the Parent.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following table presents summary (i) historical operating and other data of the Company's predecessor, Merkle-Korff, for the years ended December 31, 1992, 1993, 1994 and the period from January 1, 1995 to September 22, 1995, and
(ii) historical operating and other data of the Company for the period September 23, 1995 to December 31, 1995, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997. The historical data of the Predecessor and the Company reflect the results of the Company's wholly-owned subsidiary, Merkle-Korff, for all periods presented, together with its wholly-owned subsidiary, Barber-Colman Motors, from the date of its acquisition by the Company on March 8, 1996. The historical data of the Company also reflects the results of Imperial, Scott and Gear from September 23, 1995, the date at which the Company and Imperial, Scott and Gear came under the common control of JII, and the results of FIR from June 12, 1997, the date of its acquisition by the Company. The results of Electrical Design and Motion Control are not included in any historical period. The financial data of the Predecessor as of and for the years ended December 31, 1992 through 1994 and the period from January 1, 1995 to September 22, 1995 were derived from the Combined Financial Statements of the Predecessor, and the financial data of the Company as of December 31, 1995 and 1996 and for the period from September 23, 1995 to December 31, 1995 and the year ended December 31, 1996 were derived from the Consolidated Financial Statements of the Company, all of which have been audited by Ernst & Young LLP, independent auditors. The financial data as of and for the nine months ended September 30, 1996 and 1997 are derived from the unaudited financial statements of the Company included elsewhere herein. The financial statements of the Company for the periods ended September 30, 1996 and 1997 are unaudited, but in the opinion of management include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations for the year ending December 31, 1997. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, the Predecessor, Imperial, Barber-Colman Motors and FIR and the related notes thereto included elsewhere herein.

                                                                             PREDECESSOR
                                                                             AND COMPANY
                                    PREDECESSOR(1)              COMPANY(2)   COMBINED(3)            COMPANY(4)
                         ------------------------------------- ------------- ------------ ------------------------------
                                                  JANUARY 1 ,  SEPTEMBER 23,
                                                    THROUGH       THROUGH     YEAR ENDED   YEAR ENDED  NINE MONTHS ENDED
                         YEAR ENDED DECEMBER 31, SEPTEMBER 22, DECEMBER 31,  DECEMBER 31, DECEMBER 31,   SEPTEMBER 30,
                         ----------------------- ------------- ------------- ------------ ------------ -----------------
                          1992    1993    1994       1995          1995          1995         1996       1996     1997
                         ------- ------- ------- ------------- ------------- ------------ ------------ -------- --------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales............... $39,801 $43,766 $49,340    $39,295      $ 24,684      $ 63,979     $117,571   $ 90,154 $106,379
Gross profit, excluding
 depreciation...........  13,828  16,315  18,022     15,182         8,255        23,437       41,820     32,147   38,030
Operating income........   7,241   8,547  12,309     11,616         4,753        16,369       23,229     18,365   21,978
Interest expense........     --      --      --         --          2,412         2,412       11,134      7,413   15,596
Income taxes(5).........     116     143     171        284           948         1,232        5,290      4,082    2,805
Net income..............   6,929   8,122  11,921     11,604         1,360        12,964        4,834      6,870    3,577
SUPPLEMENTAL PRO FORMA AND
 OTHER DATA:
Pro forma income
 taxes(6)............... $ 2,818 $ 3,306 $ 4,837    $ 4,755      $    --       $  4,755     $    --    $    --  $    --
Pro forma net income....   4,227   4,959   7,255      7,133         1,360         8,493        4,834      6,870    3,577
Ratio of earnings to
 fixed charges(7).......   26.2x   29.4x   41.7x        --            --           6.3x         2.1x       2.4x     1.4x
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital......... $ 9,646 $ 9,944 $11,546    $ 7,697      $ 14,747      $ 14,747     $ 27,586   $ 17,642 $ 37,303
Total assets............  16,630  16,421  18,952     14,409       145,387       145,387      173,668    164,474  228,295
Long-term obligations,
 including current
 portion................     --      --      --         --         83,547        83,547      175,067     96,369  209,095
Stockholder's equity
 (net capital
 deficiency)............  12,057  12,515  14,332      9,218        45,925        45,925      (15,787)    52,445  (13,461)

--------
(1) Reflects the results of operations of the Predecessor for the periods prior to its acquisition by the Company on September 22, 1995.
(2) Reflects the Company's results of operations from September 23, 1995 through December 31, 1995.
(3) Reflects the combined results of operations of the Predecessor from January 1, 1995 to September 22, 1995 and the Company from September 23, 1995 to December 31, 1995. The results of operations of Imperial, Scott and Gear are included in the Company's consolidated operating results from September 23, 1995, the date at which the Company and Imperial, Scott and Gear came under the common control of JII.
(4) The Company's results of operations for the year ended December 31, 1996 include the results of operations of Barber-Colman Motors since its acquisition by the Company on March 8, 1996 and the results of operations of Imperial, Scott and Gear for the entire period.
(5) For the Predecessor, historical net income reflects only certain state income taxes attributable to Merkle-Korff's income for the historical periods presented prior to its acquisition by the Company on September 22, 1995, during which it elected to be a subchapter S corporation and therefore was not subject to federal and certain state income taxes.
(6) Prior to its acquisition by the Company, the Predecessor was an S corporation and therefore was not subject to federal and certain state income taxes. The pro forma data presented includes an unaudited pro forma adjustment for income taxes which would have been recorded if the Predecessor had been a C corporation.
(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest (which the Company and Predecessor have not incurred in the respective periods), amortization of deferred financing costs, and rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The following financial information presents, (i) for the year ended December 31, 1994, the results of operations of the Predecessor, (ii) for the year ended December 31, 1995, the combined results of operations of the Predecessor from January 1, 1995 to September 22, 1995, and the Company, from September 23, 1995 to December 31, 1995, and (iii) for the year ended December 31, 1996, the results of operations of the Company. The results of operations of Barber-Colman Motors are included in the consolidated results of operations of the Company since its acquisition on March 8, 1996, the results of operations of Imperial, Scott and Gear are included in the consolidated results of operations of the Company from September 23, 1995, the date at which the Company and Imperial, Scott and Gear came under the common control of JII, and the results of operations of FIR are included in the consolidated results of operations from June 12, 1997 through July 31, 1997. The financial data after September 22, 1995 is not directly comparable to prior periods because the acquired assets and liabilities assumed were revalued and adjusted to reflect their estimated fair market values at the date of the acquisition. This discussion reflects the Series A/B Note Offering from November 7, 1996. See the Financial Statements and the notes thereto included elsewhere herein and "Risk Factors-- Limited Operating History and Limited Relevance of Historical Financial Information."

                                     PREDECESSOR
                                     AND COMPANY
                         PREDECESSOR  COMBINED              COMPANY
                         ----------- ----------- --------------------------------
                                                             NINE MONTHS
                                                           ENDED SEPTEMBER
                             YEAR ENDED DECEMBER 31,             30,
                         --------------------------------  -----------------
                            1994        1995       1996     1996      1997
                         ----------- ----------- --------  -------  --------
                                      (DOLLARS IN THOUSANDS)
Net sales...............   $49,340     $63,979   $117,571  $90,154  $106,379
Gross profit (excluding
 depreciation)..........    18,022      23,437     41,820   32,147    38,030
EBITDA(1)...............    12,633      17,725     30,307   23,453    28,328
Operating income........    12,309      16,369     23,229   18,365    21,978
Interest expense........       --        2,412     11,134    7,413    15,596
Gross margin (excluding
 depreciation)(2).......      36.5%       36.6%      35.6%    35.7%     35.8%
EBITDA margin(2)........      25.6        27.7       25.8     26.0      26.6
Operating margin(2).....      24.9        25.6       19.8     20.4      20.7

--------
(1) EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability of the Company to service its debt.
(2) All margins are calculated as a percentage of net sales.

 Nine Months Ended September 30, 1997 Compared to Nine Months ended September 30, 1996

  Net Sales. Net sales for the nine months ended September 30, 1997 increased $16.2 million or 18.0% as compared with the same period in 1996. Net sales of sub-fractional motors for the nine months ended September 30, 1997 increased 20.0% over the same period in 1996. The growth in sub-fractional motors sales was primarily attributable to the inclusion of Barber-Colman Motors in the 1996 period only from March 8, 1996, as well as continued strength in the vending and appliance markets. Gears and gearbox sales for the nine months ended September 30, 1997 increased 21.0% as compared with the same period in 1996, primarily as a result of strong sales of planetary gears in the floor care market. Sales of fractional/integral motors for the nine months ended September 30, 1997 increased 13.0% as compared with the same period in 1996. This significant increase is attributable to the FIR Acquisition on June 12, 1997. Existing fractional/integral motor sales for the nine months ended September 30, 1997 decreased 13.0%, reflecting unusually strong sales in the first half of 1996, principally due to a substantial reduction in the backlog of orders accumulated in the fourth quarter of 1995.

  Gross Profit. Gross profit for the nine months ended September 30, 1997 increased $5.9 million or 18.4% as compared with the same period in 1996. The increase was due to the increased sales noted above. The gross margin remained strong, increasing from 35.7% for the nine months ended September 30, 1996 to 35.8% for the nine months ended September 30, 1997.

  EBITDA. EBITDA for the nine months ended September 30, 1997 increased $4.8 million or 20.4% as compared with the same period in the prior year. The increase was due to the $5.9 million increased gross profit noted above. Increases in selling, general and administrative expenses, depreciation and amortization were due principally to the Barber-Colman Acquisition and the FIR Acquisition. These increases were partially offset by reduced management fees and other expenses at Imperial. The EBITDA margin remained strong, increasing from 26.0% for the nine months ended September 30, 1996 to 26.5% for the nine months ended September 30, 1997.

  Operating Income. Operating income increased $3.6 million or 20% for the nine months ended September 30, 1997 as compared with the same period in 1996. This increase in operating income is primarily due to the increased sales discussed above. Increases in selling, general and administrative expenses, depreciation and amortization were due principally to the Barber-Colman Acquisition and the FIR Acquisition. These increases were partially offset by reduced management fees and other expenses at Imperial. Operating margins remained strong, increasing from 20.4% for the nine months ended September 30, 1996 to 20.7% for the nine months ended September 30, 1997.

  Interest Expense. Interest expense increased $8.2 million or 110% for the nine months ended September 30, 1997 as compared with the same period in 1996 due to a full nine months of interest on the Old Series B Notes and borrowings related to the Barber-Colman Acquisition. Interest expense also increased as a result of the FIR Acquisition in June of 1997.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased $53.6 million or 83.8%. The Barber-Colman Acquisition on March 8, 1996 added $17.6 million to current year sales. Also, the inclusion of Imperial, Scott and Gear for the entire year of 1996 as compared to only the period from September 22, 1995 to December 31, 1995 in the prior year, accounted for $29.9 million of the current year increase in net sales. Sales at Merkle-Korff increased $6.1 million over the prior year due primarily to increased sales of vending machine motors, $1.5 million, refrigerator door ice dispenser motors, $1.2 million and pumps and controls, $0.8 million.

  Gross Profit. Gross profit increased $18.4 million or 78.4%. This increase was due to increased net sales. The gross margin decreased from 36.6% in 1995 to 35.6% in 1996. This decrease was due to the acquisition of Barber-Colman Motors which operates at a slightly lower gross margin than the rest of the Company.

  EBITDA. EBITDA increased $11.9 million or 64.6% as compared to 1995. This increase was due to the $18.4 million increase in gross profit noted above, and was partially offset by an increase in management fee expense of $2.0 million in 1996. The EBITDA margin decreased to 25.8% from 28.8% in 1995 due to the increased expenses discussed above.

  Operating Income. Operating income increased $6.9 million or 41.9% in 1996 as compared to 1995. This increase was due to the increased gross profit noted above, partially offset by increased depreciation and amortization of $5.6 million, and increased management fees to JII of $2.0 million. The increased expenses noted above caused the operating margin to decrease from 25.6% in 1995 to 19.8% in 1996.

  Interest Expense. Interest expense increased $8.6 million or 360% in 1996 compared to 1995 due to the inclusion of a full year of interest on the Merkle-Korff debt, interest on borrowings related to the Barber-Colman Acquisition on March 8, 1996 and the Old Series B Notes.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased $14.6 million or 29.7% in 1995 as compared to 1994. The increase was partially attributable to the inclusion of Imperial, Scott and Gear in the Company's results from September 23, 1995 to December 31, 1995. This accounted for $10.5 million of the increase. In addition, sales at Merkle-Korff increased $4.1 million in 1995 due to higher appliance motor net sales of $1.5 million, higher vending machine motor net sales of $1.6 million and higher net sales of recreational equipment motors of $0.8 million.

  Gross Profit. Gross profit increased $5.4 million or 30.0% in 1995 as compared to 1994. The increase was due to the increased sales noted above. Gross margin remained constant.

  EBITDA. EBITDA increased $5.8 million or 45.7%. The increase was due to the increased gross profit noted above along with a $0.9 million decrease in selling, general and administrative expenses primarily due to a reduction in executive compensation.

  Operating Income. Operating income increased $4.1 million or 33.0%. The increase was due to the increase in gross profit noted above partially offset by an increase in depreciation and amortization of $1.0 million related to the acquisition of Merkle-Korff, and $0.3 million related to the addition of Imperial, Scott and Gear. Also, management fee expense of $0.7 million was incurred by the Company in 1995 as compared to $0 in 1994. The increase in gross profit caused operating margin to increase from 24.9% in 1994 to 25.6% in 1995.

  Interest Expense. Interest expense increased by $2.4 million in 1995 from $0 in 1994 due to the inclusion of interest expense associated with Imperial, Scott & Gear from September 23, 1995 and new third party debt entered into by the Company in connection with the acquisition of Merkle-Korff on September 22, 1995.

LIQUIDITY AND CAPITAL RESOURCES

  The Company had $37.3 million of working capital at September 30, 1997, compared with $27.6 million at December 31, 1996. The increase in working capital was primarily due to the FIR Acquisition, increased accounts receivable, and lower intercompany payables offset partially by an increase in accounts payable and accrued expenses and other current liabilities, and a decrease in inventory.

  The Company's net cash generated from operating activities for the nine months ended September 30, 1997 increased $3.5 million to $13.1 million compared with the same period in 1996. The increase was due to higher current liabilities of $2.1 million, an increase in payables to affiliated company of $7.3 million, an increase in depreciation and amortization of $1.1 million and a greater benefit for deferred taxes of $0.3 million. These increases were partially offset by lower net income of $3.3 million, an increase in current assets of $3.7 million and an increase in non-current assets of $0.3 million.

  The net cash used in investing activities increased $28.2 million to $50.8 million in 1997, as compared to the same period in 1996, reflecting the FIR Acquisition of $50.5 million, offset partially by lower capital expenditures of $0.2 million, cash acquired in the FIR Acquisition of $0.9 million and the absence of the Barber-Colman Acquisition of $21.7 million, which occurred in 1996.

  The net cash provided by financing activities for the nine months ended September 30, 1997, increased by $19.3 million compared with the same period in 1996, due to net borrowings under the Existing Credit Agreement of $34.0 million and lower repayments of long term debt of $6.9 million, offset partially by proceeds in the first quarter of 1996 from new debt issued in connection with the Barber-Colman Acquisition of $21.7 million.

  The Company's principal sources of liquidity will be from cash flow generated from operations and borrowings under the Amended Credit Agreement. The Amended Credit Agreement is anticipated to be a five-year, $115.0 million revolving credit facility that will not be subject to any borrowing base or similar restrictions on borrowings. See "Description of Certain Indebtedness-- Credit Agreement." Since consummation of the Old Offering, the Company has not borrowed and upon consummation of the Exchange Offer does not expect to borrow under the Amended Credit Agreement, leaving borrowing availability thereunder of $115.0 million. Based upon its present plans, management believes that operating cash flow and availability under the Amended Credit Agreement will be adequate to meet the anticipated cash needs of the Company and to execute the Company's operating strategy over the next three years.

SEASONALITY AND INFLATION

  The Company's net sales typically show no significant seasonal variations.

  The impact of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operating results.

                                    BUSINESS

  The Company is a leading international manufacturer of specialty purpose electric motors, gearmotors, gearboxes, gears and electronic motion controls for a wide variety of consumer, commercial and industrial markets. The Company has a diverse base of customers and its products are used in a broad range of applications including vending machines, refrigerator ice dispensers, commercial dishwashers, commercial floor care equipment, commercial sewing machines, industrial ventilation equipment, automated material handling systems and elevators. The Company's subsidiaries have sold their brand name products for an average of over 70 years. The Company believes that it has created strong customer loyalty for its products primarily through its emphasis on high quality, custom engineered products, competitive prices and customer service. For the year ended December 31, 1996, the Company had pro forma net sales and net income of $210.4 million and $3.1 million, respectively, and for the nine months ended September 30, 1997, the Company had pro forma net sales and net income of $166.4 million and $4.4 million, respectively.

  The Company competes primarily in the electric motors and electronic motion control systems industries. U.S. shipments of electric motors are estimated by industry sources to have been approximately $8.0 billion in 1996 and to have been growing at a compound annual growth rate of approximately 4.0% over the last five years. Although the industry has experienced substantial consolidation in recent years, the industry remains highly fragmented with over 200 manufacturers serving the U.S. market in 1996 according to industry sources. The Company believes that continuing competitive pressures will lead to further consolidation in the electric motor industry and will create opportunities for the Company to extend its product lines and business through strategic acquisitions.

  Within these industries, the Company operates in specialized niche markets which typically consist of high value-added motor and control system applications requiring custom engineered, non-standardized motors and controls. The Company has an active new product development effort and constantly seeks to find new applications for its products and new niche markets to enter. As a result of these efforts, the Company has historically been able to achieve sales growth in excess of industry trends. The Company's products typically require small manufacturing runs and frequent line changeovers. These markets are generally unattractive to large integrated manufacturers which target larger markets and long-run, standardized product lines.

  The Company constantly seeks to reduce its costs through redesigning its manufacturing processes to minimize labor and material costs without sacrificing quality. In addition, the Company works closely with its customers to engineer its products in ways that enable the Company to manage costs and increase value to the customer. In addition, the Company's operations have historically generated significant free cash flow. The Company outsources its most capital intensive processes and strives to minimize its capital investment through purchasing and updating used equipment. As a result, annual capital expenditures for the last five years have averaged less than $3.0 million.

  The Company operates in four product groups: (1) subfractional motors, which represented 39.0% and 41.7% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, (2) fractional/integral motors, which represented 34.6% and 31.2% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, (3) gears and gearboxes, which represented 2.9% and 3.4% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and (4) motion control systems, which represented 23.5% and 23.7% of pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  Subfractional Motors. The Company's subfractional horsepower products are comprised of motors and gearmotors that power applications up to 30 watts ( 1/25 horsepower). These small, "fist-size" AC and DC motors are used in light duty applications such as snack and beverage vending machines, refrigerator ice dispensers and photocopy machines. Average product selling prices typically range from $3 to $20 per unit. The Company focuses on niche applications in this product group and believes it has a leading market position in most of its niches.

  Fractional/Integral Motors. The Company's fractional/integral horsepower products are comprised of AC and DC motors and gearmotors having power ranges from 1/8 up to 300 horsepower. Key end markets for these motors include commercial floor care equipment, commercial dishwashers, commercial sewing machines, industrial ventilation equipment and elevators. Average product selling prices typically range from $50 to $150 per unit for commercial floor care products to $2,000 to $2,500 per unit for elevator motors. The Company believes it is the leading DC elevator motor manufacturer in the United States, the leading commercial dishwasher pump manufacturer in Europe and the primary supplier to virtually all the major commercial floor care product manufacturers in the United States.

  Gears and Gearboxes. The Company's precision gear and gearbox products are produced in sizes of up to 16 inches in diameter and in various customized configurations such as pump, bevel and helical gears. These products have a reputation for their durability, accuracy, and low noise generation. Key end markets for these products include OEMs of motors, commercial floor care equipment, aerospace and food processing product equipment. The Company focuses on niche applications in this product group and believes it is the primary supplier of gears and gearboxes to virtually all the major commercial floor care product manufacturers in the United States.

  Electronic Motion Control Systems. The Company's motion control systems are used primarily in automated conveyor systems within the automotive industry and the elevator modernization market. The systems typically control several components such as electric motors, hydraulic or pneumatic valves, actuators and switches that are required for the conveyor or elevator systems to function properly. The prices for these motion control systems can run from several thousand dollars to several hundred thousand dollars. The Company believes its engineering capability, manufacturing quality and after-sales service are highly regarded by all of its customers.

  COMPETITIVE STRENGTHS. The Company believes that it benefits from the following competitive strengths:

  Leading Position in Niche Markets. The Company has targeted niche markets in which it has achieved leading market positions and which are generally unattractive to large manufacturers due to their small size and specialized nature. These leading market positions have provided a high level of predictability to the Company's net sales. The Company believes that it has succeeded in these markets due to its product design capabilities, reputation, competitive prices, quality and service.

  Diverse Markets and Customers. The Company serves numerous end user markets and a diverse base of over 2,500 customers. In 1996, the Company's largest single customer represented approximately 3% of net sales and the Company's top five customers represented approximately 14% of net sales. The Company's customers include leading OEMs such as General Electric, Whirlpool, Clarke, Siebe and Vendo. The diversity of products, markets and customers minimizes the Company's exposure to economic cycles or geographic markets and provides a broad base from which to grow sales through continued development of new products.

  Active Product Development. The Company focuses on developing value-added products with its customers by utilizing its extensive product development expertise and manufacturing process capabilities to meet specific application requirements. The Company's sales and technical staff work with existing customers to identify specific needs and develop innovative solutions. This custom application capability has also been a key driver of new customer development.

  Quality Product and High Level of Service. The Company sells into end product applications which have long life cycles and require durability. In response, the Company has established itself as a reliable manufacturer of high-quality products. The Company maintains close contact with its customers during both the original motor and control system design and the continuous redesign processes to ensure that the most reliable product is manufactured. The Company aggressively redesigns its products to improve performance and reduce production costs, which entrenches the Company with its customers and minimizes competition. In addition, the Company is dedicated to on-time delivery as evidenced by its 100% on-time delivery record with General Electric, its largest customer, in 1996.

  Experienced Management Team. The Company's seven senior managers average over 28 years of experience in the motors, gears and motion control systems industry and, over time, have substantially improved operating efficiencies. The experience of senior management has been critical to developing strong relationships with the Company's customers and has resulted in significant new product development opportunities. The Company's President, Ron Sansom, gained extensive experience in this industry during his 15 years with General Electric.

  BUSINESS STRATEGY. The Company's business strategy includes the following key elements:

  Expand Product Lines and Increase Distribution. The Company focuses on developing value-added products with its customers by utilizing its extensive product development expertise. The Company's sales, technical service and development staff work with customers to identify specific needs and develop innovative solutions. Recent examples of such product introductions include a new transaxle drive system for floor care customers and a value-added sub-assembly for major appliance customers. New product developments can often be profitably applied to other high-margin niche markets. In addition, the Company intends to expand its distribution sales effort to capture additional sales opportunities.

  Reduce Costs. The Company's manufacturing cost reduction effort is accomplished through redesigning the Company's products in cooperation with its customers and through incremental production process improvements. The Company also seeks to reduce costs through acquisitions by centralizing administration, finance, legal, service and long-range strategic planning functions. This has been demonstrated by annual cost savings from completed headcount reductions and administrative savings relating to the Barber-Colman Acquisition.

  Pursue Strategic Acquisitions. The electric motor, gear and motion control markets remain highly fragmented, with many specialized manufacturers serving numerous market niches. The Company will continue to search for strategic acquisitions that support its current product groups by adding complementary product lines, expanding technological capabilities or entering new geographic markets. This strategy is illustrated by the Company's recent acquisition of FIR which allowed it to add complementary products, acquire brushless motor technology and enter new European markets. In addition, the Company plans to continue to target the motion control industry for additional acquisition opportunities. Acquisitions in the motion control industry, such as the Company's recent acquisitions of Electrical Design and Motion Control in the controls and sensors segment, allow the Company to access new markets and develop higher value-added products by combining an existing motor product with additional motion control features.

PRODUCTS

  An electric motor is a device that converts electric power into rotating mechanical energy. The amount of energy delivered is determined by the level of input power supplied to the electric motor and the size of the motor itself. An electric motor can be powered by alternating current ("AC") or direct current ("DC"). AC power is generally supplied by power companies directly to homes, offices and industrial sites whereas DC power is supplied either through the use of batteries or by converting AC power to DC power. Both AC motors and DC motors can be used to power most applications; the determination is made through the consideration of power source availability, speed variability requirements, torque considerations, and noise constraints.

  The power output of electric motors is measured in horsepower. Motors are produced in power outputs that range from less than one horsepower up to thousands of horsepower. The Company's subfractional horsepower products are comprised of AC and DC motors that power applications up to 30 watts ( 1/25 horsepower). The Company's fractional/integral horsepower products are comprised of AC and DC motors and gearmotors having power ranges from 1/8 horsepower up to 300 horsepower.

  Gears and gearboxes are mechanical components used to transmit mechanical energy from one source to another source. They are normally used to change the speed and torque characteristics of a power source such as an electric motor. Gears and gearboxes come in various configurations such as helical gears, bevel gears, planetary gearboxes, and right-angle gearboxes. For certain applications, an electric motor and a gear box are combined to create a gearmotor.

  An electronic motion control system is an assembly of electronic and electromechanical components that are configured in such a manner that the system has the capability to control various commercial or industrial processes such as conveyor systems, packaging systems, elevators and automated assembly operations. The components utilized in a motion control system are typically electric motor drives (electronic controls that vary the speed and torque characteristics of electric motors), programmable logic controls ("PLCs"), transformers, capacitors, switches and various types of software. The majority of the Company's motion control products control automated conveyor systems used in automotive manufacturing and elevators.

  The Company has established itself as a reliable niche manufacturer of high-quality, economical, custom electric motors, gearmotors, gears and electronic motion control systems used in a wide variety of applications including vending machines, refrigerator ice dispensers, commercial dishwashers, commercial floor care equipment, automated material handling systems and elevators. The Company's products are custom designed to meet specific application requirements. Less than 5% of the Company's products are sold as stock products.

  The Company offers a wide variety of options to provide greater flexibility in its custom designs. These options include thermal protectors, special mounting brackets, custom leads and terminals, single or double shaft extensions, brakes, cooling fans, special heavy gearing, custom shaft machining and custom software solutions. The Company also provides value-added assembly work, incorporating some of the above options into its final motor and control products. All of the custom-tailored motors, gearmotors and control systems are designed for long life, quiet operation, and superior performance.

  The following chart sets forth the Company's product categories indicating the pro forma net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively:


                              PRODUCT CATEGORIES

  SUBFRACTIONAL    FRACTIONAL/INTEGRAL       GEAR AND        ELECTRONIC MOTION
    HORSEPOWER          HORSEPOWER       GEARBOX PRODUCTS     CONTROL SYSTEMS
     PRODUCTS            PRODUCTS
                     $72.7 AND $51.9      $6.2 AND $5.7       $49.5 AND $39.4
 $82.0 AND $69.4        MILLION IN          MILLION IN           MILLION IN
    MILLION IN          NET SALES          NET SALES(1)          NET SALES
    NET SALES
 39.0% AND 41.7%     34.6% AND 31.2%     2.9% AND 3.4% OF     23.5% AND 23.7%
     OF TOTAL            OF TOTAL             TOTAL               OF TOTAL
    NET SALES           NET SALES           NET SALES            NET SALES
PRODUCTS:            PRODUCTS:           PRODUCTS:           PRODUCTS:
 . AC Motors          . AC Motors         . Gears             . Motion Control
 . DC Motors          . DC Motors         . Gearboxes           Systems
 . AC & DC Motors     . DC Permanent
                       Magnet Motors
                     . AC & DC
                       Gearmotors


APPLICATIONS:        APPLICATIONS:       APPLICATIONS:       APPLICATIONS:
 . Refrigerator       . Commercial        . Commercial        . Automated
  Ice Dispensers       Floor Care          Floor Care          Conveyor
 . Vending              Equipment           Equipment           Systems
  Machines --        . Elevator Lift     . Hydraulic         . Robotics
  Product              Motors              Pumps             . Process
  Delivery           . Automatic Hose    . Food                Controls
   Systems             Reel Winding        Processing        . Packaging
 . Photocopy            Mechanisms          Equipment           Systems
  Machines           . Commercial                            . Elevator
 . Commercial and       Dishwashers                             Control
  Industrial         . Commercial                              Systems
  Controls --          Sewing
  HVAC Controls        Machines
  --RV Vent          . Industrial
  Actuators            Ventilation
                       Equipment

(1) Excludes $3.3 and $3.2 million of intercompany sales, respectively.

 Subfractional Horsepower Products

  Subfractional horsepower products are "fist-size" motors used in light duty applications up to 30 watts. Most of the Company's products are custom designed and manufactured in-house. The Company produces AC and DC subfractional horsepower motors and gearmotors which have output speeds from 1 to 6,000 RPM and torque ratings up to 200 pounds per inch.

  The Company sells its subfractional horsepower products into a variety of specialized applications including motors used in certain refrigeration units, vending machine mechanisms, business machines, and HVAC and medical applications.

  The Company defines its refrigeration market as ice dispensing subfractional motors for "through the door" ice dispensing refrigerators and supplies General Electric, as well as other refrigerator manufacturers. Similarly, the Company's vending machine customers purchase subfractional horsepower AC or DC motors in products which are incorporated in snack, beverage, game and bill changer (currency validation) machines. The Company serves virtually every major player in the vending market. The Company's business equipment market focuses upon the paper handling function of photocopier machinery. The Company's share of the business equipment market has been established by utilizing the Company's expertise in motor design and targeting office equipment customers. Finally, the Company services a diverse array of HVAC, medical and industrial companies that manufacture equipment for a wide range of applications.

 Fractional/Integral Horsepower Products

  Fractional/integral horsepower products are defined as motors and gearmotors having power ranges from 1/8 horsepower up to 300 horsepower. The most common application for the Company's AC and DC fractional motors are commercial floor care equipment, commercial dishwashers, commercial sewing machines, industrial ventilation equipment, elevators and automatic hose reels.

  The Company has carved a strong niche in the commercial floor care market through its strength in providing permanent magnet DC motors and gearboxes to commercial floor care equipment manufacturers. The Company believes that the DC gearmotor product has replaced and will continue to replace the AC product in commercial floor care equipment because of its superior operating characteristics, particularly its variable speed capability, which makes it easier for the floor care equipment manufacturers to optimize the performance of its machine.

  The Company also has a strong position in the DC elevator motor market as a result of its long history of serving this market and because of the trend by elevator manufacturers to outsource their motor manufacturing. The Company's permanent magnet motors and gearmotors for automatic hose reels are highly specialized and are used on oil trucks, fire engines, lawn care trucks, and similar vehicles which require an automatic reel motor. The Company also manufactures low voltage permanent magnet motors and gearmotors for commercial and industrial lift applications, hydraulic pumps and lift truck power steering. Low voltage motors are used in portable applications requiring high torque, long life and high efficiencies.

  In Europe, the Company has cultivated a strong position in the commercial dishwasher market by supplying pump products (a motor and pump combination) to manufacturers of commercial dishwashers. These commercial dishwashers are used in applications such as restaurants and hospitals. The Company is also a key producer of commercial sewing machine motors within the European market. These motors are highly specialized clutch and brake motors and are supplied with an electronic control that regulates the motor's speed and braking characteristics. The other major European market for the Company is industrial ventilation. The Company produces motors and, in some cases, the entire fan assembly for its industrial ventilation customer base. These fans are used to heat and cool commercial and industrial sites.

 Gear and Gearbox Products

  The Company manufactures precision gears and gearboxes for various OEMs in sizes of up to 16 inches in diameter and in various configurations such as bevel gears and helical gears, for various drive and speed reduction applications and systems. The Company's gear products are characterized by their durability, accuracy, and low noise generation. The Company's planetary gearbox line is manufactured primarily for the commercial floor care equipment industry which requires durability. The Company supplies gearboxes to Imperial, for assembly into a gearmotor before being shipped to the end user, and to end users directly. The Company also produces gears for the food processing industry and hydraulic pumps used on garbage trucks, snowplows and tailgate lifters.

 Electronic Motion Control Systems

  The Company manufactures motion control systems which are used primarily in automated elevator control and conveyor systems and the elevator modernization market. The systems typically control several components such as electric motors, hydraulic or pneumatic valves, actuators and switches that are required for the conveyor or elevator systems to function properly. The prices for these motion control systems can run from several thousand dollars to several hundred thousand dollars. The Company believes its engineering capability, manufacturing quality and after-sales service are highly regarded by all of its customers.

MARKETS

  The Company produces motors, gears, gearmotors and motion control systems for a wide variety of consumer, commercial and industrial products. The diversity of markets, products and customers minimizes the Company's exposure to economic cycles and geographic markets. The Company's markets can be segmented into three areas: (i) consumer, which represented approximately 27% of 1996 net sales and includes end-use products such as refrigerator ice dispensers, vending machines and treadmills, (ii) industrial, which represented approximately 36% of 1996 net sales and includes end-use products such as elevators, control systems and ventilation equipment and (iii) commercial, which represented approximately 37% of 1996 net sales and includes end-use products such as floor care equipment, hose reels and commercial dishwashers.

OPERATIONS

  The Company is a fully integrated manufacturer performing practically every aspect of motor, gear and motion control manufacturing with the exception of certain capital-intensive functions such as casting and lamination punching for subfractional horsepower motors which it subcontracts. Capital expenditure requirements are kept low by purchasing used equipment and updating the equipment for the Company's specific requirements. The Company also out sources all die production to further reduce capital expenditures and future maintenance requirements. The Company sources most of the components used in its electronic motion control systems with the exception of certain DC motor drives, which the Company manufactures. All other processes such as stamping, machining, endshield machining, winding, injection molding, assembly, painting, and testing are completed in-house.

  The Company is capable of producing specialized products at very low volumes as well as high volume products such as refrigerator ice dispenser motors. The products are generally built to order; hence, a small warehouse/shipping area at each plant is adequate to serve its customer base.

  The Company is constantly redesigning its products and improving its processes to reduce material and labor costs and improve quality. In many instances, the Company initiates a product application with a custom product which is designed from standard parts. As the application grows in volume, the Company further customizes the product by redesigning the standard components to reduce costs. The Company's manufacturing processes are improved using a similar approach.

RAW MATERIALS

  The primary raw materials used by the Company to produce its products are steel, copper, and miscellaneous purchased parts such as endshield castings, powdered metal gears, commutators, sheet metal cabinets and packaging supplies. All materials are readily available in the marketplace. The Company is not dependent upon any single supplier in its operations for any materials essential to its business or not otherwise commercially available to the Company. The Company has been able to obtain an adequate supply of raw materials, and no shortage of raw materials is currently anticipated. Surcharges and/or raw material price escalation clauses are often used to insulate the Company from fluctuations in prices.

SALES AND MARKETING

  The Company's sales and marketing success is characterized by long-term customer relationships which are the result of continuity of management, outstanding delivery records, high-quality products, and competitive pricing. The Company utilizes a combination of direct sales personnel and manufacturers' representatives to market the Company's product lines. Generally, the inside sales organization is compensated through a fixed salary while the manufacturers' representative organizations receive commission.

  The Company's subfractional horsepower product line is served through a Vice-President of Sales who oversees a Field Sales Manager, a National Accounts Manager and a Distribution Sales Manager. The Field Sales Manager leads the efforts of seven Area Sales Managers who direct 18 manufacturers' representatives. The manufacturers' representatives serve as the "front line" sales force for the Company. The National Accounts Manager serves large national OEMs such as General Electric, Whirlpool and Vendo. More than 95% of the Company's sales are to OEM customers; however, the Company has begun a distribution program with four distributors in its subfractional horsepower product line to increase coverage and generate more revenue growth. The Distribution Sales Manager is responsible for this program.

  The Company's fractional/integral horsepower product line is served by five Sales Managers and four manufacturers' representatives, two of which are located in the U.S., one in France and one in Germany. This product line requires fewer sales resources because the Company serves fewer markets than in the subfractional horsepower product line. This product line serves OEMs exclusively.

  The Company's gear and gearbox products are served through an inside sales manager and one manufacturers' representative. These products are also sold exclusively to OEMs.

  The Company's motion control systems business is served through eleven internal sales and marketing professionals and eight representatives. The Company plans to add sales talent to this segment in order to expand its presence into additional motion control markets.

  The Company's advertising efforts consist of specific product literature which is printed and provided to customers as applications are developed. In addition, the Company attends various trade shows to market its products and to stay abreast of industry trends. It also advertises in trade magazines on a periodic basis.

BACKLOG

  The Company's approximate backlog of unfilled orders at the dates specified was as follows:

              NINE MONTHS ENDED         BACKLOG
                SEPTEMBER 30,    (DOLLARS IN THOUSANDS)
              -----------------  ----------------------
               1996............         $33,238
               1997............         $48,730

  The Company will ship substantially all of the 1997 nine month backlog during the following twelve months.

ENVIRONMENTAL REGULATION

  The Company is subject to a variety of Federal, state and local governmental regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous materials used in its manufacturing processes. Moreover, the Company anticipates that such laws and regulations will become increasingly stringent in the future. The Company does not currently anticipate any material adverse effect on its business, financial condition or results of operations as a result of compliance with U.S. Federal, state, provincial, local or foreign environmental laws or regulations or remediation costs. However, some risk of environmental liability and other costs is inherent in the nature of the Company's business. For example, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Company could be responsible for the necessary costs responding to any releases of hazardous substances at facilities that it has owned or operated, or facilities to which it sent hazardous substances for disposal. In addition, any failure by the Company to obtain and maintain permits that may be required for manufacturing operations could subject the Company to suspension of its operations. Such liability or suspension of manufacturing operations could have a material adverse effect on the Company's results of operations and financial condition.

  Barber-Colman Motors leases property that has been the subject of remedial investigation and corrective action following the removal of a small, underground waste oil tank in 1994. Contaminated soils have been removed up to the edge of the foundation of an overlying structure and down to bedrock. The Wisconsin Department of Natural Resources has advised the Company that no further action is necessary at this time. In connection with the Barber-Colman Acquisition, the Company obtained indemnification from the former owner of Barber-Colman Motors for environmental liability resulting from its prior operations. Soils and groundwater, contaminated by historic waste handling practices at the FIR property in Casalmaggiore, Italy are the subject of an investigation and remediation under the review of government authorities. In connection with the FIR Acquisition, the Company obtained indemnification from the former owners for this investigation and remediation.

COMPETITION

  The electric motor, gear and motion control systems' markets are highly fragmented with a multitude of manufacturing companies servicing numerous markets. Motor manufacturers range from small local producers serving a specific application or end user, to high volume manufacturers offering general-purpose "off the shelf" motors to a wide variety of end users. The Company believes there are over 200 fractional and subfractional horsepower motor manufacturers serving the U.S. market and a slightly smaller number serving the European market. While there are numerous manufacturers of gears and gearboxes that service a wide variety of industries and applications, the Company competes in certain niche markets.

  The Company's motion control systems business competes primarily within the automated conveyor system controls market and sells to conveyor manufacturers that serve the automotive manufacturing industry and the elevator modernization market. These niche markets consists of four to five major competitors. Based upon internal customer surveys, the Company believes its motion control systems business is a leader within its served markets.

  The principal competitive factors in the motor, gear and motion control systems' markets include price, quality and service. Major motor and control system manufacturers include General Electric, Baldor Electric Company, Emerson Electric Company and Reliance Electric Company; however, the Company generally competes with smaller, specialized manufacturers. While many of the major motor manufacturers have substantially greater assets and financial resources, the Company believes that its leading position in certain niche markets, its high-quality products and its value-added custom applications are adequate to meet competition.

INTELLECTUAL PROPERTY

  The Company's patents and trademarks taken individually and as a whole, are not critical to the ongoing success of its business. The proprietary nature of the Company's products is attributable to the custom application designs for particular customers' needs rather than attributable to proprietary patented or licensed technology.

PROPERTIES

  The Company's headquarters are located in an approximately 12,750 square foot office space in Deerfield, Illinois that is provided by JII. Manufacturing, design and distribution are located in 22 facilities across the United States and Italy.

                                                      SQUARE  OWNED/     LEASE
                       LOCATION             USE        FEET   LEASED   EXPIRATION
                       --------             ---       ------  ------   ----------
                 Des Plaines, IL      Design/          38,000 Leased September 2000
                                      Administration
 SUBFRACTIONAL   Des Plaines, IL      Manufacturing    45,000 Leased September 2000
   HORSEPOWER    Crystal Lake, IL     Manufacturing    46,000 Leased April 1998
    PRODUCTS     Darlington, WI       Manufacturing    68,000 Leased September 2005
                 Richland Center, WI  Manufacturing    45,000 Leased September 2000
                 Belvedere, IL        Design/          12,000 Leased March 1998
                                      Administration
-----------------------------------------------------------------------------------
                 Akron, OH            Manufacturing    43,000 Owned
                 Stow, OH             Administration    7,000 Leased September 2000
                 Middleport, OH       Manufacturing    85,000 Owned
                 Cuyahoga Falls, OH   Manufacturing    63,000 Leased October 2003
                 Alamagordo, NM       Manufacturing    15,000 Leased October 2002
  FRACTIONAL/    Casalmaggiore, Italy Administration/ 100,000 Owned
    INTEGRAL                          Manufacturing
   HORSEPOWER    Varano, Italy        Manufacturing    30,000 Owned
    PRODUCTS     Bedonia, Italy       Manufacturing     8,000 Owned
                 Genona, Italy        Research &       33,000 Leased July 2002
                                      Development/
                                      Manufacturing
                 Reggio Emilia, Italy Manufacturing    35,000 Leased August 2002
                 Reggio Emilia, Italy Manufacturing    30,000 Leased November 2000
-----------------------------------------------------------------------------------
                 Troy, MI             Manufacturing/   12,000 Leased January 1998
 MOTION CONTROL                       Administration
    SYSTEMS      Troy, MI             Administration    4,000 Leased January 1998
                 Rancho Cordova, CA   Administration   40,000 Leased May 2001
-----------------------------------------------------------------------------------
   GEARS AND     Grand Rapids, MI     Manufacturing/   39,000 Owned
   GEARBOXES                          Administration

  The Company believes all its facilities are in good operating condition and adequate for their present purposes. Its production facilities are capable of being utilized at a higher capacity to support increased demand, if necessary.

EMPLOYEES AND LABOR RELATIONS

  As of September 30, 1997, the Company employed 1,343 employees, of which 750 were non-union, and 593 were represented by the following seven unions:

                                NUMBER OF    CONTRACT
      UNION                     EMPLOYEES   EXPIRATION
      -----                     --------- --------------
      International Workers
       Union..................     175    September 1998
      United Steelworkers.....      90    March 2000
      International Union of
       Electrical Workers.....      29    September 1998
      International
       Brotherhood of
       Electrical Workers.....      51    November 2000
      United Auto Workers.....      47    November 2001
      International
       Association of
       Machinists.............      20    October 2000
      Metallurgic and Mechanic
       Union of Italy.........     181    June 2000

  The Company has experienced no work stoppages over the past 10 years. It considers its relations with its employees to be excellent.

LEGAL PROCEEDINGS

  The Company is not a party to any pending legal proceeding the resolution of which, the management of the Company believes, would have a material adverse effect on the Company's results of operations or financial condition, nor to any other pending legal proceedings other than ordinary, routine litigation incidental to its business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

  The following sets forth the names and ages of the Company's directors, executive officers and other key employees and the positions they hold as of January 1, 1998:

EXECUTIVE OFFICERS AND DIRECTORS

      NAME                     AGE               POSITION WITH COMPANY
      ----                     ---               ---------------------
      Thomas H. Quinn.........  50 Chairman
      Ron A. Sansom...........  38 Chief Executive Officer and a Director
      Norman Bates............  35 Chief Financial Officer
      Randall Bays............  42 President, Imperial (Fractional/Integral Products)
      G. Barry Lawrence.......  46 President, Gear (Gears and Gear Boxes)
      John W. Brown...........  59 President, Chief Executive Officer Merkle-Korff
                                   (Subfractional Products)
      Carlo Bergamaschi.......  66 President, FIR
      Mike McGuire............  55 President, Electrical Design
      Javad Rahimian..........  47 President, Motion Control
      Jonathan F. Boucher.....  40 Vice President and a Director
      John W. Jordan, II......  49 Director
      David W. Zalaznick......  43 Director

  Set forth below is a brief description of the business experience of each director and executive officer of the Company.

  MR. QUINN has served as Chairman of the Company since its inception. Since 1988, Mr. Quinn has been President, Chief Operating Officer and a director of JII. Mr. Quinn is also the Chairman of the Board and Chief Executive Officer of American Safety Razor Company and Welcome Home, Inc. as well as a director of AmeriKing, Inc. and of a number of privately held companies. On January 22, 1997, Welcome Home, Inc. filed a Chapter 11 petition in the United States Bankruptcy Court for the Southern District of New York.

  MR. SANSOM has served as Chief Executive Officer and a director of the Company since June 1996. Prior to joining the Company, Mr. Sansom held several senior management positions with General Electric from 1981 to 1996, including General Manager of General Electric's Appliance Components business.

  MR. BATES has served as Chief Financial Officer of the Company since April, 1997. Prior to that, Mr. Bates held several financial management positions with General Electric from 1984 to 1997, including Finance Manager of General Electric's Appliance Components business.

  MR. BAYS has served as the President of Imperial since April, 1997. Prior to that, Mr. Bays held several senior management positions in General Electric's motor and control business from 1991 to 1997. Prior to that, Mr. Bays held senior management positions in Bomar, Inc.'s electronics business.

  MR. LAWRENCE has served as President of Gear since 1991. Prior to that, Mr. Lawrence held several senior management positions with Gear since 1978.

  MR. BROWN has served as President of Merkle-Korff since 1993 and of Barber-Colman Motors since March 1996. Prior to that, Mr. Brown held several senior management positions with Merkle-Korff since the 1950's, including Executive Vice President until 1993.

  MR. BERGAMASCHI has served as the President of FIR since 1960. Prior to that, Mr. Bergamaschi held several management positions within FIR.

  MR. MCGUIRE has served as the General Manager of Electrical Design since 1990 and was promoted to President after the Electrical Design Acquisition. Prior to that, Mr. McGuire was President of a controls company from 1985 to 1989. Mr. McGuire has 31 years of experience in the motion controls business.

  MR. RAHIMIAN has served as President of Motion Control since its inception in 1983. Prior to that, Mr. Rahimian was employed by Elevator Industries as an engineering specialist.

  MR. BOUCHER has served as a Vice President and a director of the Company since its inception. Since 1983, Mr. Boucher has been a partner of The Jordan Company, a private merchant banking firm. Mr. Boucher is also a director of JII and American Safety Razor Company as well as other privately held companies.

  MR. JORDAN has served as a director of the Company since its inception. Mr. Jordan is a managing partner of The Jordan Company, a private merchant banking firm which he founded in 1982. Mr. Jordan is also a director of JII, AmeriKing, Inc., American Safety Razor Company, Carmike Cinemas, Inc., Welcome Home, Inc. and Apparel Ventures, Inc. as well as other privately held companies.

  MR. ZALAZNICK has served as a director of the Company since June 1996. Since 1982, Mr. Zalaznick has been a managing partner of The Jordan Company. Mr. Zalaznick is also a director of JII, AmeriKing, Inc., Carmike Cinemas, Inc., American Safety Razor Company, Marisa Christina, Inc., and Apparel Ventures, Inc. as well as other privately held companies.

BOARD OF DIRECTORS

  Liability Limitation. The Certificate of Incorporation provides that a director of the Company shall not be personally liable to it or its stockholders for monetary damages to the fullest extent permitted by Delaware Corporation Law. In accordance with Delaware Corporation Law, the Certificate of Incorporation does not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director for voting or assenting to an unlawful distribution, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. Delaware Corporation Law does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of the Delaware Corporation Law will automatically be incorporated by reference into the Certificate of Incorporation and the Bylaws, without any vote on the part of its stockholders, unless otherwise required.

  Indemnification Agreements. The Company and each of its directors and certain executive officers have entered into indemnification agreements. The indemnification agreements provide that the Company will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company, or serving at the request of the Company in any other capacity for or on behalf of the Company; provided that (i) such director acted in good faith and in a manner not opposed to the best interest of the Company, (ii) with respect to any criminal proceedings had no reasonable cause to believe his or her conduct was unlawful, (iii) such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless the court views in light of the circumstances the director is nevertheless entitled to indemnification, and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of the Company, directors are also indemnified to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

  Director Compensation. Directors of the Company receive $10,000 per year for serving as a director of the Company. In addition, the Company reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

  The Board of Directors does not maintain a Compensation Committee. During fiscal 1996, however, Messrs. Boucher, Jordan and Quinn participated in deliberations of the Board of Directors concerning executive officer compensation. During 1996, certain of the foregoing executive officers of the Company served and currently serve as directors, executive officers and members of a compensation committee of another entity, one of whose executive officers served and currently serves as a director of the Company. See "Certain Transactions."

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth a summary of certain information regarding compensation paid or accrued by the Company for services rendered to the Company for the fiscal year ended December 31, 1996 to those persons who were, at December 31, 1996: (i) the Company's chief executive officer and (ii) the Company's four most highly compensated executive officers other than the chief executive officer whose total salary and bonus exceeded $100,000 during such period. The following table does not include payments made by JII to Mr. Frank
A. Collins, the prior President of Imperial. See "Certain Transactions--JII Payments."

                                                     ANNUAL COMPENSATION
                                              ---------------------------------
                                                                 OTHER ANNUAL
         NAME AND PRINCIPAL POSITION          YEAR SALARY BONUS COMPENSATION(1)
         ---------------------------          ---- ------ ----- ---------------
Thomas H. Quinn(2)
 Chairman of the Board and Chief Executive
 Officer..................................... 1996  $ 0    $ 0       $--
Ron A. Sansom(2)
 President and Chief Operating Officer....... 1996    0      0        --

--------
(1) For the periods indicated, no executive officer named in the table received any Other Annual Compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of Annual Salary and Bonus reported for him in the two preceding columns.
(2)Does not reflect compensation paid to Messrs. Quinn and Sansom by JII.

  The Company does not maintain a stock option or stock purchase plan and has not awarded any of its employees individual stock option grants.

                             PRINCIPAL STOCKHOLDERS

  All of the outstanding common stock of the Company is, and will be, owned by the Parent. The table below sets forth as of the date hereof certain information regarding beneficial ownership of the common stock of Parent held by (i) each of its directors and executive officers who own shares of common stock of Parent, (ii) all directors and executive officers of Parent as a group and (iii) each person known by Parent to own beneficially more than 5% of its common stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of common stock of Parent indicated as beneficially owned by them, except as otherwise noted. See "The Company--General."

                                                          AMOUNT OF BENEFICIAL
                                                              OWNERSHIP(1)
                                                         ----------------------
                                                          NUMBER OF  PERCENTAGE
                                                           SHARES      OWNED
                                                         ----------- ----------
      EXECUTIVE OFFICERS AND DIRECTORS:
      Ron A. Sansom.....................................    300.0000     1.5%
      John W. Jordan II(2)(3)(4)(5).....................  7,136.8809    36.2
      David W. Zalaznick(2)(4)(6).......................  3,531.2473    17.9
      Jonathan F. Boucher(2)............................  1,116.5587     5.7
      Thomas H. Quinn(2)................................  1,799.7294     9.1
      All directors and executive officers as a group
       (12 persons)..................................... 13,884.4163    70.5
      OTHER PRINCIPAL STOCKHOLDERS:
      Jordan Industries, Inc(7).........................      0.0000     0.0%
      JI Partners(8)....................................  1,500.0000     7.6

--------
(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of the date hereof, there were 19,700 shares of common stock of Parent issued and outstanding.
(2) Does not include shares of common stock of Parent owned by JI Partners as to which the named individuals disclaim beneficial ownership.
(3) Includes 0.1650 shares held personally and 7,136.7159 shares held by the John W. Jordan II Revocable Trust. Does not include 51.025 shares held by Daly Jordan O'Brien, the sister of Mr. Jordan, 51.025 shares held by Elizabeth O'Brien Jordan, the mother of Mr. Jordan or 51.025 shares held by George C. Jordan, Jr., the brother of Mr. Jordan.
(4) Does not include 16.4973 shares held by the Jordan/Zalaznick Capital Company or 577.4053 shares held by MCIT PLC, a publicly traded U.K. investment trust advised by an affiliate of The Jordan Company (which is controlled by Messrs. Jordan and Zalaznick).
(5) Does not include 535.8871 shares held by The Jordan Family Trust, of which John W. Jordan II, George C. Jordan, Jr. and G. Robert Fisher are the Trustees.
(6) Does not include 13.5558 shares held by Bruce H. Zalaznick, the brother of Mr. Zalaznick.
(7) JII owns all of the issued and outstanding junior preferred stock of Parent. The junior preferred stock entitles JII to 80% of the voting power as of the date hereof. The principal address of JII is ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, IL 60015.
(8) JI Partners is an investment partnership whose partners include certain officers and employees of JII and its affiliates. The principal address of JI Partners is ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, IL 60015.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Registration Rights Agreement, which requires the Company to use its best efforts to effect the Exchange Offer. See "--Registration Rights; Liquidated Damages."

  The Company is making the Exchange Offer in reliance upon the position of the staff of the Commission set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations by the staff of the Commission, the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. By tendering, each Holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is the Holder, (i) will acquire the New Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes and (ii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) can not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements.

  Holders of Old Series C Notes not tendered will not have any further registration rights and the Old Series C Notes not exchanged will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the markets for the Old Notes could be adversely affected.

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  In connection with the issuance of the Old Series C Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers of the Old Series C Notes.

  Holders of the New Notes (other than as set forth below) are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, Holders of Old Series C Notes are entitled to certain registration rights. Under the Registration Rights Agreement, the Company has agreed, for the benefit of the Holders of the Old Series C Notes, that it will, at its cost, (i) on or before February 15, 1998 file the Registration Statement with the Commission and (ii) on or before April 16, 1998, use its best efforts to cause such Registration Statement to be declared effective under the Securities Act. The Registration Statement of which this Prospectus is a part constitutes the Registration Statement. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities (as defined) notifies the Company within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement is not appropriate or available for such resales by such holder or (C) it is a broker-dealer and acquired the Senior Notes directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales or the Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Self Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Series C Note, until (i) the date of which such Transfer Restricted Security has been exchanged in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Transfer Restricted Security for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sales a copy of the Prospectus contained in the Registration Statement, (iii) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such security is distributed pursuant to Rule 144 under the Act.

  The Registration Rights Agreement also provides that, (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission, New Notes in exchange for all Transfer Restricted Securities tendered prior thereto in the Exchange Offer and
(ii) if obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement with the Commission on or prior to 60 days after days after such filing obligation arises and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 120 days after such obligation arises. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the third anniversary of the Closing Date or such shorter period that will terminate when all the Senior Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities in an amount equal to $.05 per week for each $1,000 principal amount of Senior Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.40 per week for each $1,000 principal amount of Senior Notes, as applicable. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Transfer Restricted Securities will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City Time, on February , 1998; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

  As of the date of this Prospectus, $270,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about           , 1998, to all Holders
of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  The terms of the New Notes and the Old Series C Notes are identical in all material respects, except for the total outstanding principal amount thereof, certain transfer restrictions and registration rights relating to the Old Series C Notes and rights to receive Liquidated Damages. See "--Registration Rights; Liquidated Damages." The Old Series C Notes were, and the New Notes will be, issued under the Indenture and all such Senior Notes are entitled to the benefits of the Indenture.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any amendment, nonacceptance or termination to the Holders of the Old Notes as promptly as practicable. Any amendment to the Exchange Offer will not limit the right of Holders to withdraw tendered Old Notes prior to the Expiration Date. See "--Withdrawal Rights."

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to State Street Bank and Trust Company (the "Exchange Agent") at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal; or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date; or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any lability for failure to give such notification. The Exchange Agent intends to use reasonable efforts to give notification of such defects and irregularities.

  If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder and such person has no arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, or acquired the Old Notes as a result of market making or other trading activities, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit and it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note in an aggregate principal amount equal to that of the surrendered Old Note. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest from November 16, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility; (ii) a properly completed and duly executed Letter of Transmittal; and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Notes are submitted for a greater amount than the Holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) designated by the tendering Holder as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the

Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form of the corresponding exhibit to the Registration Statement of which this Prospectus constitutes a part (by telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

  For a withdrawal to be effective, a written notice of the withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn including the amount of such Old Notes, and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such Book-Entry Transfer Facility specified by the Holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

    (a) there shall be threatened, instituted or pending any action or proceeding, before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have an adverse effect on the value of the Old Notes or the New Notes.

Holders of Old Notes will have registration rights and the right to Liquidated Damages as described under
"--Registration Rights; Liquidation Damages" if the Company fails to consummate the Exchange Offer.

  To the Company's knowledge as of the date of this Prospectus, none of the above events has occurred.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. In the event the Company asserts or waives a condition to the Exchange Offer which constitutes a material change to the terms of the Exchange Offer, the Company will disclose such change in a manner reasonably calculated to inform prospective investors of such change, and will extend the period of the Exchange Offer by five business days.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal and Notices of Guaranteed Delivery should be directed to the Exchange Agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        Deliver to: State Street Bank and Trust Company, Exchange Agent:

    By Registered or Certified Mail:         By Overnight Courier or Hand:
           State Street Bank                       State Street Bank
           and Trust Company                       and Trust Company
              P.O. Box 778                     Two International Place or
         Boston, MA 02102-0078                      Boston, MA 02110
          Attn: Kellie Mullen                     Attn: Kellie Mullen

                    By Facsimile for Eligible Institutions:
                                 (617) 664-5395

                             For confirmation call:
                                 (617) 664-5587

  DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

  The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, registration, and legal fees, will be paid by the Company and are estimated to be approximately $250,000.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

APPRAISAL RIGHTS

  HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will not be able to take advantage of the increased liquidity afforded by the New Notes which would have a total aggregate principal amount of $270,000,000 as opposed to $170,000,000 for the Old Series B Notes and $100,000,000 for the Old Series C Notes. In addition, Holders of Old Series C Notes who do not exchange their Old Series C Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Series C Notes as set forth in the legend thereon as a consequence of the issuance of the Old Series C Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Series C Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Series C Notes under the Securities Act. Based upon no-action letters issued by the staff of the Commission to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold or otherwise transferred by a Holder thereof (other than any (i) Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act); (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act; or
(iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
Act) of such New Notes. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes, and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, or acquired the Old Notes as a result of market making or other trading, activities, such Holder (i) could not rely on the relevant determinations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed to register or qualify the sale of the New Notes in such jurisdiction only in limited circumstances and subject to certain conditions.

ACCOUNTING TREATMENT

  The exchange of the New Notes for the Old Notes will have no impact on the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. Expenses of the Exchange Offer and expenses related to the Old Notes will be amortized, pro rata, over the term of the New Notes.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

  The Old Series C Notes were and the New Notes will be issued pursuant to an indenture (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"), in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of original issuance of the Old Series C Notes. The Senior Notes are subject to all such terms, and holders of the Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below.

  As of the date of the Indenture, all of the Company's subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate each of its existing subsidiaries, subsidiaries formed by the Company or subsidiaries acquired by the Company after the original issuance of the Old Series C Notes as Non-Restricted Subsidiaries. Non-Restricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

  The Senior Notes will be limited to $270,000,000 in aggregate principal amount, provided that $170,000,000 of Senior Notes reserved for issuance under the Indenture will be available only in connection with the exchange of Old Series B Notes for New Notes pursuant to the Exchange Offer. Each Senior Note will mature on November 15, 2006. The Old Notes did bear and the New Notes will bear interest at the rate of 10 3/4% per annum. Interest on the Senior Notes is payable semi-annually in cash in arrears on May 15 and November 15 in each year, commencing May 15, 1998, to holders of record of Senior Notes at the close of business on the May 1 or November 1 immediately preceding such interest payment date. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 16, 1997. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

  Principal of, premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar in New York, New York. Holders of Senior Notes must surrender their Senior Notes to the Paying Agent to collect principal payments, and the Company may pay principal, premium, if any, interest and Liquidated Damages, if any, by check and may mail checks to a holder's registered address; provided that all payments with respect to Global Notes and Certificated Notes, the holders of whom have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Transfer and Exchange." The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to holders of Senior Notes, and the Company or any of its subsidiaries may act as Paying Agent or Registrar.

  The Old Notes were and the New Notes will be senior unsecured obligations of the Company, will rank senior in right of payment to all Subordinated Indebtedness of the Company, and will rank pari passu in right of payment with all Senior Indebtedness of the Company. The Senior Notes effectively rank junior to all indebtedness of the Company and to any indebtedness of the Company's subsidiaries, including borrowings under the Amended Credit Agreement. On a pro forma basis as of September 30, 1997, after giving effect to the Old Offering and the application of the net proceeds therefrom, the aggregate principal amount of secured Indebtedness of the Company and indebtedness of the Company's subsidiaries to which the Senior Notes effectively rank junior is approximately $9.1 million. The Indenture permits the Company and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, subject to certain limitations. In addition, under the terms of the Indenture, the Company's Subsidiaries may incur certain Indebtedness pursuant to agreements that may restrict the ability of such Subsidiaries to make dividends or other intercompany transfers to the Company necessary to service the Company's obligations, including its obligations under the Senior Notes. Such permitted additional Indebtedness which would effectively be senior to the Senior Notes may include up to $115.0 million incurred under the Amended Credit Agreement and other Indebtedness permitted by the Indenture, including $25.0 million of additional Indebtedness. Any failure by the Company to satisfy its obligations with respect to the Senior Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and the Amended Credit Agreement and could cause a default under agreements governing other indebtedness of the Company and its Subsidiaries. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries," "--Certain Covenants" and "Description of Certain Indebtedness."

REDEMPTION OF SENIOR NOTES

  Optional Redemption. The Senior Notes may not be redeemed at the option of the Company prior to November 15, 2001 other than out of the net proceeds of one or more Equity Offerings, as and to the extent described below. During the 12-month period beginning on November 15 of the years indicated below, the Senior Notes will be redeemable, at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Senior Notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and Liquidated Damages, if any, to the redemption date:

             YEAR                           PERCENTAGE
             ----                           ----------
             2001..........................  105.375%
             2002..........................  103.583%
             2003..........................  101.792%
             2004 and thereafter...........  100.000%

  Notwithstanding the foregoing, prior to November 15, 1999, the Company may (but shall not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Senior Notes at a redemption price of 109.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Senior Notes originally issued remain outstanding immediately after the occurrence of any such redemption; and provided, further, that any such redemption shall occur within 60 days of the date of the closing of any such Equity Offering. The restrictions on optional redemptions contained in the Indenture do not limit the Company's right to separately make open market, privately negotiated or other purchases of Senior Notes from time to time.

  Mandatory Redemption. Except as set forth below under "--Mandatory Offers to Purchase Senior Notes," the Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Senior Notes.

MANDATORY OFFERS TO PURCHASE SENIOR NOTES

  Change of Control. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each holder of Senior Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Notes pursuant to an Offer (as defined herein) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The Company shall furnish to the Trustee, at least two Business Days before notice of an Offer is mailed to all holders of Senior Notes pursuant to the procedures described below under "--Procedures for Offers," notice that the Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company.

  The Company expects that prepayment of the Senior Notes pursuant to a Change of Control would, and the exercise by holders of Senior Notes of the right to require the Company to purchase Senior Notes may, constitute a default under the Amended Credit Agreement or other indebtedness of the Company. The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control Trigger Date, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Amended Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Amended Credit Agreement and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer or
(ii) obtain the requisite consents under the Amended Credit Agreement and all such other Senior Indebtedness to permit the repurchase of the Senior Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Senior Notes pursuant to the provisions described below. The Company's failure to comply with this covenant shall constitute an Event of Default described in clause (c) and not in clause (b) under "--Events of Default" below. In the event a Change of Control occurs, the Company will likely be required to refinance the Indebtedness outstanding under the Amended Credit Agreement and the Senior Notes. If there is a Change of Control, any Indebtedness under the Amended Credit Agreement could be accelerated. There is no limitation in the Indenture which prohibits the Company from using the proceeds from the Old Offering to finance mandatory purchases of Senior Notes upon a Change of Control. Moreover, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Senior Notes given the Company's high leverage. The financing of the purchases of Senior Notes could additionally result in a default under the Amended Credit Agreement or other indebtedness of the Company. The occurrence of a Change of Control may also have an adverse impact on the ability of the Company to obtain additional financing in the future. The ability of holders of Senior Notes to require that the Company purchase Senior Notes upon a Change of Control may deter persons from effecting a takeover of the Company which would constitute a Change of Control if it believes such takeover will cause the occurrence of a Change of Control and it has insufficient funds available to make mandatory purchases of Senior Notes. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit (i) the holders of Senior Notes to require that the Company purchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring or (ii) the Board of Directors or the Trustee to waive the covenant relating to the holders' right to redeem upon a "Change of Control." See "Risk Factors--Leverage and Coverage" and "--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries."

  Asset Sales. The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $2,500,000 unless at least 75% of the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the Indenture) to one or more of the following purposes in such combination as the Company shall elect: (a) an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of the Company and its Restricted Subsidiaries at the time of the Asset Sale; provided that such investment occurs on or prior to the 365th day following the date of such Asset Sale (the "Asset Sale Disposition Date"), (b) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking, (c) the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness of the Company or Indebtedness of the Company's Restricted Subsidiaries on or prior to the 365th day following the Asset Sale Disposition Date or (d) an Offer expiring on or prior to the Purchase Date (as defined herein). The Indenture also provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, cash equivalents or marketable securities; provided that, solely for purposes of calculating such 75% of the consideration, the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the first sentence of this paragraph shall constitute "Excess Proceeds."

  When the aggregate amount of Excess Proceeds exceeds $10,000,000 (such date being an "Asset Sale Trigger Date"), the Company shall make an Offer to all holders of Senior Notes to purchase the maximum principal amount of the Senior Notes then outstanding that may be purchased out of Excess Proceeds that remain upon completion of the Excess Proceeds offer required under the Series A/B Indenture, at an offer price in cash in an amount equal to 100% of principal amount thereof plus any accrued and unpaid interest and Liquidated Damages, if any, to the Purchase Date in accordance with the procedures set forth in the Indenture. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

  To the extent that any Excess Proceeds remain after completion of an Offer, the Company may use such remaining amount for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  While the Amended Credit Agreement permits dividends from the Company's subsidiaries to the Company for the purpose of paying interest on the Senior Notes, dividends for other purposes, such as repurchases of Senior Notes by the Company upon an Asset Sale, are not permitted under the terms thereof. Accordingly, the Company would need to seek the consent of its lenders under the Amended Credit Agreement in order to repurchase Senior Notes with any Net Proceeds. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries."

  Procedures for Offers. Within 30 days following any Change of Control Trigger Date or Asset Sale Trigger Date, subject to the provisions of the Indenture, the Company shall mail a notice to each holder of Senior Notes at such holder's registered address a notice stating: (a) that an offer ("Offer") is being made pursuant to a Change of Control or an Asset Sale Trigger Date, as the case may be, the length of time the Offer shall remain open and the maximum principal amount of Senior Notes that will be accepted for payment pursuant to such Offer, (b) the purchase price, the amount of accrued and unpaid interest and Liquidated Damages, if any, as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 40 days from the date such notice is mailed (the "Purchase Date")), and (c) such other information required by the Indenture and applicable law and regulations.

  On the Purchase Date for any Offer, the Company will, to the extent required by the Indenture and such Offer, (1) in the case of an Offer resulting from a Change of Control, accept for payment all Senior Notes or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount of Senior Notes or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds from such Asset Sale Trigger Date, (2) deposit with the Paying Agent the aggregate purchase price of all Senior Notes or portions thereof accepted for payment and any accrued and unpaid interest and Liquidated Damages, if any, on such Senior Notes as of the Purchase Date, and
(3) deliver or cause to be delivered to the Trustee all Senior Notes tendered pursuant to the Offer. The Paying Agent shall promptly mail to each holder of Senior Notes or portions thereof accepted for payment an amount equal to the purchase price for such Senior Notes plus any accrued and unpaid interest and Liquidated Damages, if any, thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder of Senior Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Senior Notes and any Note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. The Company will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

  The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an Offer required to be made by the Company to repurchase the Senior Notes as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  Selection and Notice. In the event of a redemption or purchase of less than all of the Senior Notes, the Senior Notes to be redeemed or purchased will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Senior Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's Senior Notes are to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or purchase date, interest and Liquidated Damages, if any, shall cease to accrue on the Senior Notes or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of Senior Notes to be redeemed or purchased at such holder's registered address.

CERTAIN COVENANTS

  The Indenture contains, among other things, the following covenants:

  Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company or a Restricted Subsidiary and dividends or distributions payable by a Restricted Subsidiary to another Restricted Subsidiary or to the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interest purchased from the Company or any Restricted Subsidiary for fair market value (as determined by the Board of Directors in good faith)); (iii) voluntarily prepay any Subordinated Indebtedness of the Company, whether any such Subordinated Indebtedness is outstanding on, or issued after, the date of original issuance of the Senior Notes except as specifically permitted by the covenants of the Indenture as described herein; or (iv) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements, prepayments and Restricted Investments, being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

    (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

    (b) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma Basis, the Company shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of original issuance of the Senior Notes, without duplication, exceeds the sum of: (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not included in Consolidated Net Income, any gain from a sale or disposition of a Restricted Investment) of the Company (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the date of original issuance of the Senior Notes and ended as of the Company's most recently ended fiscal quarter at the time of such Restricted Payment; plus
  (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by the Company from the issue or sale of Capital Stock or other Equity Interests of the Company subsequent to the date of original issuance of the Senior Notes (other than (x) Capital Stock or other Equity Interests issued or sold to a Restricted Subsidiary and (y) the issuance or sale of Disqualified Stock); plus (3) $5,000,000; plus (4) the amount by which the principal amount of and any accrued interest on either (A) Senior Indebtedness of the Company or (B) any Indebtedness of any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange other than by a Restricted Subsidiary subsequent to the date of original issuance of the Senior Notes of any Indebtedness of the Company or any Restricted Subsidiary (not held by the Company or any Restricted Subsidiary) for Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company or any Restricted Subsidiaries (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by the Company or any Restricted Subsidiary (to persons other than the Company or any other Restricted Subsidiary) upon such conversion or exchange); plus (5) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the deemed Restricted Payment resulting therefrom and determined in accordance with the second sentence of the "Designation of Restricted and Non-Restricted Subsidiaries" covenant; provided, however, that for purposes of this clause (5), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (ii) of the next sentence.

    Notwithstanding the foregoing, the Indenture does not prohibit as Restricted Payments:

      (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of such Indenture (including, but not limited to, the "Limitation on Restricted Payments" covenant);

      (ii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $20,000,000 after the date of original issuance of the Senior Notes (it being understood that if any Restricted Investment after the date of original issuance of the Senior Notes pursuant to this clause (ii) is sold, transferred or otherwise conveyed to any person other than the Company or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to the Company and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (ii), so that up to $20,000,000 of Restricted Investments may be outstanding under this clause (ii) at any given time; provided that without otherwise limiting this clause (ii), any Restricted Investment in a Subsidiary made pursuant to this clause (ii) is made for fair market value (as determined by the Board of Directors in good faith).

      (iii) the repurchase, redemption, retirement or acquisition of the Company's stock from the executives, management, employees or consultants of the Company or its Subsidiaries pursuant to the terms of any subscription, stockholder or other agreement or plan, up to an aggregate amount not to exceed $5,000,000;

      (iv) any loans, advances, distributions or payments from the Company to its Restricted Subsidiaries, or any loans, advances, distributions or payments by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations;

      (v) investments in marketable securities and other negotiable instruments through the William Penn Funds (including the William Penn Interest Income Fund);

      (vi) the purchase, redemption, retirement or other acquisition of (a) any Senior Indebtedness of the Company or any Indebtedness of a Restricted Subsidiary required by its terms to be purchased, redeemed, retired or acquired with the net proceeds from asset sales (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) or upon a change of control (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) and (b) the Senior Notes pursuant to the "Change of Control" or "Asset Sales" provisions of the Indenture;

      (vii) to the extent constituting Restricted Payments, payments under the Tax Sharing Agreement, New Subsidiary Consulting Agreement, Transition Agreement and the JI Properties Services Agreement;

      (viii) to the extent constituting Restricted Payments, payments under the New Subsidiary Advisory Agreement, provided that such payments will not be made and shall be accrued so long as any Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, and the Company's obligations to pay such fees under the New Subsidiary Advisory Agreement shall be subordinated expressly to the Company's Obligations in respect of the Senior Notes and indemnities, expenses and other amounts under the New Subsidiary Advisory Agreement;

      (ix) the redemption, repurchase, retirement or the acquisition of any Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary (other than any Disqualified Stock); provided that any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

      (x) the defeasance, redemption or repurchase of pari passu or Subordinated Indebtedness with the net cash proceeds from an issuance of permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock or other Equity Interests of the Company or of a Restricted Subsidiary (other than Disqualified Stock); provided that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clauses
    (c)(1) and (c)(2) of the preceding paragraph;

      (xi) payments of fees, expenses and indemnities in respect of the Company's and its Subsidiaries' directors and such payments to Parent (and its parent companies) in respect of their directors provided that the aggregate amount of such fees payable to all such directors does not exceed $250,000 in any fiscal year;

      (xii) payments in respect of the Junior Seller Notes;

      (xiii) payments in connection with the Old Offering;

      (xiv) payments in respect of the Contingent Earnout Agreement;

      (xv) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of the Company or any Restricted Subsidiary, provided, that if such sale, transfer or disposition constitutes an Asset Sale, the Company complies with the "Asset Sale" provisions of the Indenture;

      (xvi) any Restricted Investment constituting securities or instruments of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person; and

      (xvii) any Restricted Investment constituting an equity investment in a Receivables Subsidiary.

  Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the Senior Notes) unless the Company's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.0 to 1 if such date is on or prior to November 15, 1998, and 2.25 to 1 thereafter, in each case, determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four quarter period had been issued at the beginning of such four-quarter period.

  The foregoing limitations do not apply to the issuance of:

    (i) Indebtedness of the Company and/or its Restricted Subsidiaries as measured on such date of issuance in an aggregate principal amount outstanding on any such date of issuance not exceeding the greater of (a) $115.0 million aggregate principal amount under the Amended Credit Agreement, and (b) an aggregate principal amount up to the sum of: (A) 85% of the book value of the Receivables of the Company and its Restricted Subsidiaries on a consolidated basis, and (B) 65% of the book value of the inventories of the Company and its Restricted Subsidiaries on a consolidated basis; provided that the aggregate principal amount of Indebtedness outstanding under this clause (i) together with the aggregate principal amount of Indebtedness outstanding under clause (iv) below shall not exceed $120.0 million in aggregate principal amount at any one time outstanding;

    (ii) Indebtedness of the Company and its Restricted Subsidiaries in respect of any Receivables Financing;

    (iii) Indebtedness of the Company and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions relating to: (A) their properties, assets and rights as of the date of original issuance of the Senior Notes up to $5,000,000 in aggregate principal amount, or (B) their properties, assets and rights acquired after the date of original issuance of the Senior Notes, provided that the aggregate principal amount of such Indebtedness under this clause (iii)(B) does not exceed 100% of the cost of such properties, assets and rights;

    (iv) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount up to $25,000,000 (all or any portion of which may be issued as additional Indebtedness under the Amended Credit Agreement); provided that the aggregate principal amount of Indebtedness outstanding under this clause (iv) together with the aggregate principal amount of Indebtedness outstanding under clause (i) above shall not exceed $120.0 million in aggregate principal amount at any one time outstanding; and

    (v) Other Permitted Indebtedness.

  Notwithstanding the foregoing, no Restricted Subsidiary shall under any circumstances issue a guarantee of any Indebtedness of the Company except for guarantees issued by Restricted Subsidiaries pursuant to the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant; provided, however, that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

  Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on its properties or assets, the Company and any of its Restricted Subsidiaries may create any Lien upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the Senior Notes are equally and ratably secured.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any Restricted Subsidiary, or pay any Indebtedness owed to, the Company or any Restricted Subsidiary, (b) make loans or advances to the Company, or (c) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reason of:

    (i) applicable law,

    (ii) Indebtedness permitted (A) under the first sentence of the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant, (B) under clauses (i), (ii) and (iv) of the second paragraph of the

  "Limitation on Incurrence of Indebtedness" covenant and clauses (i), (v),
  (vi), (vii), (ix), (x), (xi), (xv) and (xvi) of the definition of Other Permitted Indebtedness, or (C) by agreements and transactions permitted under the "Limitation on Restricted Payments" covenant,

    (iii) customary provisions restricting subletting or assignment of any lease or license of the Company or any Restricted Subsidiary,

    (iv) customary provisions of any franchise, distribution or similar agreement,

    (v) any instrument governing Indebtedness or any other encumbrance or restriction of a person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired,

    (vi) Indebtedness or other agreements existing on the date of original issuance of the Senior Notes,

    (vii) any Refinancing Indebtedness permitted under the "Limitation on Incurrence of Indebtedness" covenant and clauses (i), (v), (vi), (vii),
  (ix), (x) (xi), (xv) and (xvi) of the definition of Other Permitted Indebtedness; provided that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of Senior Notes than the encumbrances and restrictions in the refinanced Indebtedness,

    (viii) any restrictions, with respect to a Restricted Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Restricted Subsidiary,

    (ix) the terms of any Indebtedness of the Company incurred in connection with the "Limitation on Incurrence of Indebtedness" covenant; provided that the terms of such Indebtedness constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than is otherwise permitted by this covenant, and

    (x) the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired.

  Nothing contained in this covenant shall prevent the Company from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that are subject to Permitted Liens.

  Limitation on Transactions With Affiliates. The Indenture provides, except under certain circumstances, that neither the Company nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into any or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

  The Indenture further provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $5,000,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of the Company in good faith) unless the Company delivers to the Trustee:

    (i) a resolution of the Board of Directors of the Company stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the Indenture, and

    (ii) (A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or
  (C) with respect to any Affiliate Transaction not otherwise described in
  (A) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

  Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:

    (i) transactions between the Company and any Restricted Subsidiary or between Restricted Subsidiaries;

    (ii) payments under the New Subsidiary Advisory Agreement, the New Subsidiary Consulting Agreement, the Transition Agreement, the JI Properties Services Agreement and the Tax Sharing Agreement;

    (iii) payments under the Contingent Earnout Agreement;

    (iv) any other payments or transactions permitted pursuant to the "Limitation on Restricted Payments" covenant;

    (v) reasonable compensation paid to officers, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company's Board of Directors or executives;

    (vi) transactions in connection with a Receivables Financing; or

    (vii) payments and transactions in connection with the Old Offering.

  Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company other than the Senior Notes (the "Other Company Indebtedness") unless (A) such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Senior Notes then outstanding by such Restricted Subsidiary to the same extent as the guarantee of payment (the "Other Company Indebtedness Guarantee") of the Other Company Indebtedness (including waiver of subrogation, if any) and (B) if the Other Company Indebtedness guaranteed by such Restricted Subsidiary is (1) Senior Indebtedness, the guarantee for the Senior Notes shall be pari passu in right of payment with the Other Company Indebtedness Guarantee and (2) Subordinated Indebtedness, the guarantee for the Senior Notes shall be senior in right of payment to the Other Company Indebtedness Guarantee; provided that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

  Each guarantee of the Senior Notes created by a Restricted Subsidiary pursuant to the provisions described in the foregoing paragraph shall be in form and substance satisfactory to the Trustee and shall provide, among other things, that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer permitted by the Indenture of (a) all of the Company's Capital Stock in such Restricted Subsidiary or (b) the sale of all or substantially all of the assets of the Restricted Subsidiary and upon the application of the Net Proceeds from such sale in accordance with the requirements of the "Asset Sales" provisions described herein or (ii) the release or discharge of the Other Company Indebtedness Guarantee that resulted in the creation of such guarantee of the Senior Notes, except a discharge or release by or as a result of direct payment under such Other Company Indebtedness Guarantee.

  Designation of Restricted and Non-Restricted Subsidiaries. The Indenture provides that, subject to the exceptions described below, from and after the date of original issuance of the Senior Notes, the Company may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that (i) either (A) the Subsidiary to be so designated has total assets of $1,000,000 or less or (B) immediately before and after giving effect to such designation on a Pro Forma Basis; (1) the Company could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis; and (2) no Default or Event of Default shall have occurred and be continuing, and (ii) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates" covenant. Any Investment made by the Company or any Restricted Subsidiary which is redesignated from a Restricted Subsidiary to a Non-Restricted Subsidiary shall thereafter be considered as having been a Restricted Payment (to the extent not previously included as a Restricted Payment) made on the day such Subsidiary is designated a Non-Restricted Subsidiary in the amount of the greater of (i) the fair market value (as determined by the Board of Directors of the Company in good faith) of the Equity Interests of such Subsidiary held by the Company and its Restricted Subsidiaries on such date, and (ii) the amount of the Investments determined in accordance with GAAP made by the Company and any of its Restricted Subsidiaries in such Subsidiary.

  A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. The Company may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions on a Pro Forma Basis, (a) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "Limitation on Incurrence of Indebtedness" and (b) no Default or Event of Default shall have occurred and be continuing.

  The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of the Board of Directors of the Company stating that the Board of Directors has made such designation in accordance with the Indenture, and the Company is required to deliver to the Trustee such resolution together with an Officers' Certificate certifying that the designation complies with the Indenture. Such designation will be effective as of the date specified in the applicable resolution, which may not be before the date the applicable Officers' Certificate is delivered to the Trustee.

MERGER OR CONSOLIDATION

  The Indenture provides that the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Indenture and the Senior Notes; (c) immediately after such Disposition, no Default or Event of Default shall exist; and (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall (i) have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the Disposition, (ii) be permitted immediately after the Disposition by the terms of the Indenture to issue at least $1.00 of additional Indebtedness determined on a Pro Form a Basis, and (iii) have a Cash Flow Coverage Ratio, for the four fiscal quarters immediately preceding the applicable Disposition, and determined on a Pro Forma Basis, equal to or greater than the actual Cash Flow Coverage Ratio of the Company for such four quarter period. The limitations in the Indenture on the Company's ability to make a Disposition described in this paragraph do not restrict the Company's ability to sell less than all or substantially all of its assets, such sales being governed by the "Asset Sales" provisions of the Indenture as described herein.

  Prior to the consummation of any proposed Disposition, the Company shall deliver to the Trustee an officers' certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the Indenture.

PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF SENIOR NOTES

  So long as the Senior Notes are outstanding, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall submit for filing with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) if the Company were subject to such reporting requirements. The Company will also provide to all holders of Senior Notes and file with the Trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Exchange Act. In addition, the Company has agreed that, for so long as any Senior Notes remain outstanding, it will furnish to the holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that an Event of Default is: (a) a default for 30 days in payment of interest on, or Liquidated Damages, if any, with respect to, the Senior Notes; (b) a default in payment when due of principal or premium, if any, with respect to the Senior Notes; (c) the failure of the Company to comply with any of its other agreements or covenants in, or provisions of, such Indenture or the Senior Notes outstanding under such Indenture and the Default continues for the period, if applicable, and after the notice specified in the next paragraph; (d) a default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness at or after the final maturity thereof (after giving effect to any extensions thereof) and such default continues for 30 days beyond any applicable grace period, or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon at final maturity, or, because of the acceleration of the maturity thereof, aggregates in excess of $10,000,000; (e) a failure by the Company or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $10,000,000 which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry and the Default or an Event of Default continues for the period and after the notice specified in the next paragraph; and (f) certain events of bankruptcy or insolvency involving the Company or any Significant Subsidiary. In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have to pay pursuant to a redemption of Senior Notes as described under "--Redemption of Senior Notes--Optional Redemption," an equivalent premium shall also become and be immediately, due and payable to the extent permitted by law.

  A Default or Event of Default under clause (c) (other than an Event of Default arising under the "Merger or Consolidation" covenant which shall be an Event of Default with the notice but without the passage of time specified in this paragraph) or clause (e) is not an Event of Default under the Indenture until the Trustee or the holders of at least 25% in principal amount of the Senior Notes then outstanding notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (f) of the preceding paragraph will result in the Senior Notes automatically becoming due and payable without further action or notice.

  Upon the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all Senior Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Amended Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Amended Credit Agreement or five business days after receipt by the Company and the Representative under the Amended Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing. The holders of a majority in principal amount of the Senior Notes then outstanding under the Indenture, by notice to the Trustee, may rescind any declaration of acceleration of such Senior Notes and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such Senior Notes that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the Senior Notes then outstanding under the Indenture may direct the Trustee in its exercise of any trust or power. Holders of the Senior Notes may not enforce the Indenture, except as provided therein. The Trustee may withhold from holders of Senior Notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the Trustee determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the Senior Notes then outstanding may on behalf of all holders of such Senior Notes waive any existing Default or Event of Default under the Indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, or interest on, such Senior Notes, which may only be waived with the consent of each holder of the Senior Notes affected.

  Upon any payment or distribution of assets of the Company and its subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (f) above involving certain events of bankruptcy or insolvency of the Company or a Significant Subsidiary, there may not be sufficient assets remaining to satisfy the claims of any holders of Senior Notes given the effective structural subordination of the Senior Notes to the obligations of the Company under the Amended Credit Agreement.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon an officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS AND SUBSIDIARIES

  No officer, employee, director, stockholder or Subsidiary of the Company shall have any liability for any Obligations of the Company under the Senior Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation, except, in the case of a Subsidiary, for an express guarantee or an express creation of any Lien by such Subsidiary of the Company's Obligations under the Senior Notes issued in accordance with the Indenture. Each holder of the Senior Notes by accepting a Senior Note waives and releases all such liability, and such waiver and release is part of the consideration for issuance of the Senior Notes. The foregoing waiver may not be effective to waive liabilities under the Federal securities laws and the Securities and Exchange Commission is of the view that such a waiver is against public policy.

SATISFACTION AND DISCHARGE OF THE INDENTURE

  The Company at any time may terminate all its obligations under the Senior Notes and the Indenture ("legal defeasance option"), except for certain obligations (including those with respect to the defeasance trust (as defined herein) and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Senior Notes). The Company at any time may terminate (1) its obligations under the "Change of Control" and "Asset Sales" provisions described herein and the covenants described under "Certain Covenants" and certain other covenants in the Indenture, (2) the operation of clauses (c), (d), (e), and (f) contained in the first paragraph of the "Events of Default and Remedies" provisions described herein and (3) the limitations contained in clauses (c) and (d) under the "Merger or Consolidation" provisions described herein (collectively, a "covenant defeasance option").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Senior Notes may not

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

be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Notes shall not be accelerated because of an Event of Default specified in clauses
(c), (d), (e) or (f) in the first paragraph under the "Events of Default and Remedies" provisions described herein or because of the Company's failure to comply with clauses (c) and (d) under the "Merger or Consolidation" provisions described herein.

  To exercise either defeasance option with respect to the Senior Notes outstanding, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations (as defined in the Indenture) for the payment of principal of, premium, if any, and unpaid interest on, and Liquidated Damages, if any, with respect to the Senior Notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and the delivery to the Trustee an opinion of counsel to the effect that holders of such Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance has not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

TRANSFER AND EXCHANGE

  Holders of Senior Notes may transfer or exchange their Senior Notes in accordance with the Indenture, but the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture, in connection with any such transfer or exchange. Neither the Company nor the Registrar is required to issue, register the transfer of, or exchange (i) any Senior Note selected for redemption or tendered pursuant to an Offer, or (ii) any Senior Note during the period between (a) the date the Trustee receives notice of a redemption from the Company and the date the Senior Notes to be redeemed are selected by the Trustee or (b) a record date and the next succeeding interest payment date. The registered holder of a Senior Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Senior Notes then outstanding under such Indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the Senior Notes then outstanding under the Indenture. Without the consent of any holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption by a successor corporation of the Company's obligations to the holders of Senior Notes in the case of a Disposition, to comply with the Trust Indenture Act, or to make any change that does not materially adversely affect the legal rights of any holder of Senior Notes.

  Without the consent of each holder of Senior Notes affected, the Company may not (i) reduce the principal amount of Senior Notes whose holders must consent to an amendment to the Indenture or a waiver under the Indenture; (ii) reduce the rate of or change the interest payment time of the Senior Notes, or alter the redemption provisions with respect thereto (other than the provisions relating to the covenants described above under the caption "--Mandatory Offers to Purchase Senior Notes--Change of Control" and "--Asset Sales") or the price at which the Company is required to offer to purchase the Senior Notes; (iii) reduce the principal of or change the fixed maturity of the Senior Notes; (iv) make the Senior Notes payable in money other than stated in the Senior Notes;
(v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Senior Notes, or rights of holders of the Senior Notes to receive payment of principal or interest; or (vi) waive any default in the payment of principal of, premium, if any, or unpaid interest on, and Liquidated Damages, if any, with respect to the Senior Notes.

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

CONCERNING THE TRUSTEE

  The Trustee for the Senior Notes will be State Street Bank and Trust Company.

  The Indenture contains certain limitations on the rights of the Trustee, if it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

  The holders of a majority in principal amount of the Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under its Indenture at the request of any of the holders of the Senior Notes, unless such holders shall have offered to the Trustee security and indemnity satisfactory to it.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the New Notes to be exchanged as set forth herein will initially be issued in the form of one or more Global New Notes (collectively, the "Global New Note"). The Global New Note will be deposited on the Expiration Date with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global New Note Holder").

  New Notes that are issued as described below under "--Certificated New Notes" will be issued in the form of registered definitive certificates (the "Certificated New Notes"). Such Certificated New Notes may, unless the Global New Note has previously been exchanged for Certificated New Notes, be exchanged for an interest in the Global New Note representing the principal amount of New Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  So long as the Global New Note Holder is the registered owner of any New Notes, the Global New Note Holder will be considered the sole holder under the Indenture of any New Notes evidenced by the Global New Note. Beneficial owners of New Notes evidenced by the Global New Note will be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the New Notes.

  Payments in respect of the principal of, premium, if any, and interest on New Notes registered in the name of the Global New Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global New Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names New Notes, including the

Global New Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED NEW NOTES

  Subject to certain conditions, any person having a beneficial interest in the Global New Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated New Notes. Upon any such issuance, the Trustee is required to register such Certificated New Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated New Notes under the Indenture, then, upon surrender by the Global New Note Holder of its Global New Note, New Notes in such form will be issued to each person that the Global New Note Holder and the Depositary identify as being the beneficial owner of the related New Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global New Note Holder or the Depositary in identifying the beneficial owners of New Notes and the Company and the Trustee may conclusively rely on, and will protected in relying on, instructions from the Global New Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the New Notes represented by the Global New Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global New Note Holder. With respect to Certificated New Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, New Notes represented by the Global New Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated New Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

  "Affiliate" means any of the following: (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above, (iii) any trust in which any such persons described in clause (i) or (ii) above has a beneficial interest, and (iv) any corporation or other organization of which any such persons described above collectively own 50% or more of the equity of such entity.

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

  "Amended Credit Agreement" means the credit agreement, dated November 7, 1996, as amended as of the date hereof, among M&G Industries, Inc., certain of its subsidiaries and the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as agent, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder, and all Obligations with respect thereto, in each case, to the extent permitted by the "Limitation on Incurrence of Indebtedness" covenant, or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Asset Sale" means the sale, lease, conveyance or other disposition by the Company or a Restricted Subsidiary of assets or property whether owned on the date of original issuance of the Senior Notes or thereafter acquired, in a single transaction or in a series of related transactions, that are outside of the ordinary course of business of the Company or such Restricted Subsidiary; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with (i) the sale or disposition of any Restricted Investment, (ii) any Equity Offering by (a) the Company or (b) any Restricted Subsidiary if the proceeds therefrom are used to make mandatory prepayments of Indebtedness under the Amended Credit Agreement or Indebtedness of the Restricted Subsidiaries or redeem Senior Notes as described above in "Optional Redemption," (iii) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business, (iv) Receivables Financings, (v) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (vi) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property, (vii) a transfer of assets by the Company or a Restricted Subsidiary to any of the Company, a Restricted Subsidiary or a Non-Restricted Subsidiary, (viii) the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary pursuant to the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, (ix) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company as permitted under "Merger or Consolidation," (x) the sale or disposition of obsolete equipment or other obsolete assets, or (xi) Restricted Payments permitted by the "Limitations on Restricted Payments" covenant.

  "Board of Directors" means the Company's board of directors or any authorized committee of such board of directors.

  "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any preferred stock.

  "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus (a) the portion of Net Income attributable to the minority interests in its Subsidiaries, to the extent not included in calculating Consolidated Net Income, plus (b) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus (c) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus (d) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), plus (e) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees, including those in connection with the Old Offering, in each case, to the extent deducted in computing Consolidated Net Income), plus (f) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus (g) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus (h) all dividend payments on preferred stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income, plus (i) any extraordinary or non-recurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109 to the extent deducted in computing Consolidated Net Income,

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

plus (j) to the extent not covered in clause (e) above, fees paid or payable in respect of the New TJC Management Consulting Agreement to the extent deducted in computing Consolidated Net Income, plus (k) the net loss of any person, other than those of a Restricted Subsidiary, to the extent deducted in computing Consolidated Net Income, plus (l) net losses in respect of any discontinued operations as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

  "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of: (i) Cash Flow, divided by (ii) the sum of Consolidated Interest Expense and the amount of all dividend payments on any series of preferred stock of such person (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock)), in each case, without duplication; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

  "Change of Control" means the occurrence of each of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Jordan Stockholders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; and (ii) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for
(1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Jordan Stockholders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; and (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries to another person may be uncertain. Furthermore, an acquisition of the Company by the Jordan Stockholders including pursuant to a spin-off to the Jordan Stockholders by JII, directly or indirectly of its investment in the Company, would not constitute a Change of Control.

  "Commission" means the Securities and Exchange Commission.

  "Consolidated Interest Expense" means, for any given period and person, the aggregate of the interest expense in respect of all Indebtedness of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further that any premiums, fees and expenses (including the amortization thereof) payable in connection with the Old Offering and the application of the net proceeds therefrom or any other refinancing of Indebtedness will be excluded.

  "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (ii) Consolidated Net Income of any person will not include, without duplication, any deduction for: (A) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended or supplemented from time to time, (B) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), (C) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (D) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity, and (E) any Restructuring Charges; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

  "Consolidated Net Worth" with respect to any person means, as of any date, the consolidated equity of the common stockholders of such person (excluding the cumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with GAAP, but without any reduction in respect of the payment of dividends on any series of such person's preferred stock if such dividends are paid in additional shares of Capital Stock (other than Disqualified Stock); provided, however, that Consolidated Net Worth shall also include, without duplication: (a) the amortization of all write-ups of inventory, (b) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements), (c) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (d) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended and supplemented from time to time, (e) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (f) any Restructuring Charges, and
(g) any extraordinary or non-recurring charge arising out of the implementation of SFAS 106 or SFAS 109; provided, however, that Consolidated Net Worth shall be calculated on a Pro Forma Basis.

  "Contingent Earnout Agreement" means the Contingent Earnout Agreement, among the Company and certain of its Restricted Subsidiaries and JII and certain of its Restricted Subsidiaries, as in effect on November 7, 1996.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible--or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the Senior Notes.

  "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests, and (ii) any other Indebtedness or Obligation) provided, however, that Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

  "Equity Offering" means a public or private offering by the Company and/or its Subsidiaries for cash of Capital Stock or other Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than (i) an offering of Disqualified Stock or (ii) Incentive Arrangements or obligations or payments thereunder.

  "GAAP" means generally accepted accounting principles, consistently applied, as of the date of original issuance of the Senior Notes. All financial and accounting determinations and calculations under the Indenture will be made in accordance with GAAP.

  "Hedging Obligations" means, with respect to any person, the Obligations of such persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts, currency swap agreements or similar agreements, and (iii) other agreements or arrangements designed to protect such person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

  "Incentive Arrangements" means any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of persons or businesses by the Company or the Restricted Subsidiaries or the retention of executives, officers or employees by the Company or the Restricted Subsidiaries.

  "Indebtedness" means, with respect to any person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition; provided, however, that "Indebtedness" will not include any Incentive Arrangements or obligations or payments thereunder.

  "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy or similar case or proceeding, or any reorganization, receivership, liquidation; dissolution or winding up of the Company, whether voluntary or involuntary, or (ii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company.

  "Investment" means any capital contribution to, or other debt or equity investment in, any Person.

  "Issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

  "JI Properties Services Agreement" means the properties services agreement, dated as of July 25, 1997, between the Company and each of its Subsidiaries and JI Properties, Inc., a subsidiary of JII, as in effect on December 17, 1997.

  "Jordan Stockholders" means JII, The Jordan Company and Jordan/Zalaznick Capital Corporation and their respective affiliates, principals, partners and employees, family members of any of the foregoing and trusts for the benefit of any of the foregoing, including, without limitation, MCIT PLC and Leucadia National Corporation and their respective Subsidiaries.

  "Junior Seller Notes" mean the subordinated promissory note, dated September 22, 1995, issued by Merkle-Korff Industries, Inc., in the principal amount of $5.0 million, and maturing on December 31, 2003 and the subordinated promissory note, dated October 27, 1997, issued by Electrical Design, in the principal amount of $4.0 million, and maturing on December 31, 2002, each as in effect on December 17, 1997.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

  "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of: (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the Senior Notes) and legal, accounting, management and advisory and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof, (iii) any portion of cash proceeds that the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date, (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof, and (v) any deduction or appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or such Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

  "New Subsidiary Advisory Agreement" means the advisory agreement, dated as of July 25, 1997, between the Company and each of its Subsidiaries and JII, as in effect on December 17, 1997.

  "New Subsidiary Consulting Agreement" means the management consulting agreement, dated as of July 25, 1997, between the Company and each of its Subsidiaries and JII, as in effect on December 17, 1997.

  "New TJC Management Consulting Agreement" means the management consulting agreement, dated as of July 25, 1997, between JII and TJC Management Corp., as in effect on December 17, 1997.

  "Non-Restricted Subsidiary" means any Subsidiary of the Company other than a Restricted Subsidiary.

  "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

  "Other Permitted Indebtedness" means:

    (i) Indebtedness of the Company and its Restricted Subsidiaries existing as of the date of issuance of the Senior Notes;

    (ii) Indebtedness of the Company and its Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;

    (iii) Refinancing Indebtedness, provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; provided, however, that this limitation in this clause (B) does not apply to Refinancing Indebtedness of Senior Indebtedness, and (C) in the case of Refinancing Indebtedness of Subordinated Indebtedness, such Refinancing Indebtedness shall be subordinated to the Senior Notes at least to the same extent as the Subordinated Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

    (iv) intercompany Indebtedness of and among the Company and its Restricted Subsidiaries (excluding guarantees by Restricted Subsidiaries of Indebtedness of the Company not issued in compliance with "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant);

    (v) Indebtedness of the Company and its Restricted Subsidiaries incurred in connection with making permitted Restricted Payments under clauses
  (iii), (iv) but only to the extent that such Indebtedness is provided by the Company or a Restricted Subsidiary, or (xi) of the second sentence of the "Limitation on Restricted Payments" covenant;

    (vi) Indebtedness of any Non-Restricted Subsidiary created after the date of original issuance of the Senior Notes, provided that such Indebtedness is nonrecourse to the Company and its Restricted Subsidiaries and the Company and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

    (vii) Indebtedness of the Company and its Restricted Subsidiaries under Hedging Obligations;

    (viii) Indebtedness of the Company and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

    (ix) Indebtedness of any person at the time it is acquired as a Restricted Subsidiary, provided that such Indebtedness was not issued by such person in connection with or in anticipation of such acquisition;

    (x) guarantees by Restricted Subsidiaries of Indebtedness of any Restricted Subsidiary if such Indebtedness so guaranteed is permitted under the Indenture;

    (xi) guarantees by a Restricted Subsidiary of Indebtedness of the Company if the Indebtedness so guaranteed is permitted under the Indenture and the Senior Notes are guaranteed by such Restricted Subsidiary to the extent required by the "Limitation on Guaranties of Company Indebtedness by Restricted Subsidiaries" covenant;

    (xii) guarantees by the Company of Indebtedness of any Restricted Subsidiary if the Indebtedness so guaranteed is permitted under the Indenture;

    (xiii) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business;

    (xiv) Indebtedness of the Company and its Restricted Subsidiaries in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets;

    (xv) Indebtedness of the Restricted Subsidiaries in respect of the Junior Seller Notes; and

    (xvi) Indebtedness of the Company and its Restricted Subsidiaries in respect of the Contingent Earnout Agreement.

  "Parent" means Motors and Gears Holdings, Inc., a Delaware corporation and corporate parent of the Company.

  "Permitted Liens" means: (a) with respect to the Company and its Restricted Subsidiaries,

    (1) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (2) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (3) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (4) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

    (5) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;

    (6) Liens (including extensions, renewals and replacements thereof) upon property acquired (the "Acquired Property") after the date of original issuance of the Senior Notes, provided that: (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or issued to finance, refinance or refund, the cost (including the cost of construction) of the Acquired Property, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of the Acquired Property, (C) such Lien does not extend to or cover any property other than the Acquired Property and any improvements on such Acquired Property, and
  (D) the issuance of the Indebtedness to purchase the Acquired Property is permitted by the "Limitation on Incurrence of Indebtedness" covenant;

    (7) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

    (8) judgment and attachment Liens not giving rise to an Event of Default;

    (9) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

    (10) Liens securing Indebtedness under Hedging Obligations;

    (11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

    (12) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

    (13) any interest or title of a lessor in property subject to any capital lease obligation or operating lease;

    (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

    (15) Liens existing on the date of original issuance of the Senior Notes and any extensions, refinancings, renewals, replacements, substitutions or refundings thereof;

    (16) any Lien granted to the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Senior Indebtedness permitted by the terms of the Indenture; and

    (17) additional Liens at any one time outstanding in respect of properties or assets where aggregate fair market value does not exceed $10,000,000 (the fair market value to be determined on the date such Lien is granted on such properties or assets);

  (b) with respect to the Restricted Subsidiaries,

    (1) Liens securing Restricted Subsidiaries' reimbursement Obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

    (2) Liens securing Indebtedness issued by Restricted Subsidiaries if such Indebtedness is (A) under the Credit Agreement or Amended Credit Agreement, or (B) permitted by the first sentence of the "Limitation on Incurrence of Indebtedness" covenant, clauses (i), (ii), (iii) or (iv) of the second sentence of the "Limitation on Incurrence of Indebtedness" covenant, or clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens), (vi), (vii), (ix) or (x) of the definition of Other Permitted Indebtedness;

    (3) Liens securing intercompany Indebtedness issued by any Restricted Subsidiary to the Company or another Restricted Subsidiary; and

    (4) Liens securing guarantees by Restricted Subsidiaries of Indebtedness issued by the Company if such guarantees permitted by clause (xi) (but only in respect of the property, rights and assets of the Restricted
  Subsidiaries issuing such guarantees) of the definition of Other Permitted Indebtedness;

  (c) with respect to the Company,

    (1) Liens securing Indebtedness issued by the Company if such Indebtedness is (A) under the Credit Agreement or the Amended Credit Agreement, or (B) if such Indebtedness is permitted by the "Limitation on Incurrence of Indebtedness" covenant (including, but not limited to, Indebtedness issued by the Company under the Credit Agreement or the Amended Credit Agreement pursuant to clause (i) and/or clause (iv) of the second sentence of the "Limitation on Incurrence of Indebtedness" covenant);

    (2) Liens securing Indebtedness of the Company if such Indebtedness is permitted by clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens) or (vii) of the definition of Other Permitted Indebtedness;

    (3) Liens securing guarantees by the Company of Indebtedness issued by Restricted Subsidiaries if such Indebtedness is permitted by the "Limitation on Incurrence of Indebtedness" covenant (including, but not limited to, Indebtedness issued by Restricted Subsidiaries under the Credit Agreement or the Amended Credit Agreement pursuant to clause (i) and/or clause (iv) of the second sentence of the "Limitation on Incurrence of Indebtedness" covenant) and if such guarantees are permitted by clause
  (xii) (but only in respect of Indebtedness issued by the Restricted Subsidiaries under the Credit Agreement or the Amended Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant) of the definition of Other Permitted Indebtedness; and

    (4) Liens securing the Company's reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof provided, however, that, notwithstanding any of the foregoing, the Permitted Liens referred to in clause (c) of this definition shall not include any Lien on Capital Stock of Restricted Subsidiaries held directly by the Company (as distinguished from Liens on Capital Stock of Restricted Subsidiaries held by other Restricted Subsidiaries) other than Liens securing (A) Indebtedness of the Company issued under the Credit Agreement or the Amended Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant and any permitted Refinancing Indebtedness of such Indebtedness, and (B) guarantees by the Company of Indebtedness issued by Restricted Subsidiaries under the Credit Agreement or the Amended Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant and any permitted Refinancing Indebtedness of such Indebtedness.

  "Pro Forma Basis" means, for purposes of determining Consolidated Net Income in connection with the Cash Flow Coverage Ratio (including in connection with the "Limitation on Restricted Payments" covenant, the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, the "Merger or Consolidation" covenant, the incurrence of Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant and Consolidated Net Worth for purposes of the "Merger or Consolidation" covenant, giving pro forma effect to (x) any acquisition or sale of a person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP. Furthermore, in calculating the Cash Flow Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date;
(2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Receivables" means, with respect to any person, all of the following property and interests in property of such person, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts, (ii) accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or leased or the rendition of services rendered no matter how evidenced, whether or not earned by performance), (iii) all unpaid seller's or lessor's rights (including, without limitation, recession, replevin, reclamation and stoppage in transit, relating to any of the foregoing or arising therefrom), (iv) all rights to any goods or merchandise represented by any of the foregoing (including, without limitation, returned or repossessed goods), (v) all reserves and credit balances with respect to any such accounts receivable or account debtors, (vi) all letters of credit, security or guarantees of any of the foregoing, (vii) all insurance policies or reports relating to any of the foregoing, (viii) all collection or deposit accounts relating to any of the foregoing, (ix) all proceeds of any of the foregoing, and (x) all books and records relating to any of the foregoing.

  "Receivables Financing" means (i) the sale, factoring or other disposition of Receivables that arise in the ordinary course of business, or (ii) the sale, factoring or other disposition of Receivables that arise in the ordinary course of business to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such Receivables.

  "Receivables Subsidiary" means any Subsidiary of the Company or any other corporation trust or entity that is exclusively engaged in Receivables Financings and activities reasonably related thereto.

  "Redeemable Preferred Stock" means preferred stock that by its terms or otherwise is required to be redeemed or is redeemable at the option of the holder thereof on, or prior to, the maturity date of the Senior Notes.

  "Refinancing Indebtedness" means (i) Indebtedness of the Company and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Indebtedness permitted under this Indenture or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund such Indebtedness, (ii) any refinancings of Indebtedness issued under the Amended Credit Agreement, and
(iii) any additional Indebtedness issued to pay premiums and fees in connection with clauses (i) and (ii).

  "Representative" means the agent or other representative in respect of the Amended Credit Agreement, with the Representative originally being Bankers Trust Company.

  "Restricted Investment" means any Investment in any person, provided that Restricted Investments will not include: (i) Investments in marketable securities and other negotiable instruments permitted by the Indenture; (ii) any Incentive Arrangements; (iii) Investments in the Company; or (iv) Investments in any Restricted Subsidiary (provided that any Investment in a Restricted Subsidiary was made for fair market value (as determined by the Board of Directors in good faith)). The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

  "Restricted Subsidiary" means: (i) any Subsidiary of the Company existing on November 7, 1996, and (ii) any other Subsidiary of the Company formed, acquired or existing after November 7, 1996 that is designated as a "Restricted Subsidiary" by the Company pursuant to a resolution approved a majority of the Board of Directors, provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of the Company that has been redesignated by the Company pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in accordance with the "Designation of Restricted and Non-Restricted Subsidiaries" covenant unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary in accordance with clause (ii) of this definition.

  "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with the Company or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.

  "Senior Indebtedness" means: (i) all Obligations (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the date of original issuance of the Senior Notes or thereafter created, incurred or assumed, of the following types: (A) all Indebtedness of the Company (including without limitation the Old Series C Notes and the Old Series B Notes) for money borrowed, and (B) all Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (ii) all capitalized lease obligations of the Company; (iii) all Obligations of the Company: (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) all constituting Hedging Obligations, or (C) issued as the deferred purchase price of property and all conditional sale Obligations of the Company and all Obligations of the Company under any title retention agreement; (iv) all guarantees of the Company with respect to Obligations of other persons of the type referred to in clauses (ii) and (iii) and with respect to the payment of dividends of other persons; and (v) all Obligations of the Company consisting of modifications, renewals, extensions, replacements and refundings of any Obligations described in clauses (i), (ii),
(iii) or (iv) unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Obligations are subordinated or junior in right of payment to the Senior Notes; provided, however, that Senior Indebtedness shall not be deemed to include: (1) any Obligation of the Company to any Subsidiary, (2) any liability for federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness, guarantee or Obligation of the Company that is contractually subordinated or junior in any respect to any other Indebtedness, guarantee or Obligation of the Company, or (5) any Indebtedness to the extent the same is incurred in violation of the Indenture. Senior Indebtedness shall include all Obligations in respect of the Senior Notes and the Indenture.

  To the extent any payment on the Senior Notes, whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise, is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Notes or part thereof originally intended to be satisfied by such payment shall be deemed to be reinstated and outstanding as if such payment had not occurred.

  "SFAS 106" means Statement of Financial Accounting Standards No. 106.

  "SFAS 109" means Statement of Financial Accounting Standards No. 109.

  "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

  "Subordinated Indebtedness" means all Obligations of the type referred to in clauses (i) through (v) of the definition of Senior Indebtedness, if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to Senior Indebtedness.

  "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such person or through one or more Subsidiaries).

  "Transition Agreement" means the transition agreement, dated as of July 25, 1997, between the Parent and JII, as in effect on December 17, 1997.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other requirement payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following is a summary of important terms of certain indebtedness of the Company and its Subsidiaries:

JUNIOR SELLER NOTES

  In connection with the acquisition of Merkle-Korff, Merkle-Korff issued to the Merkle-Korff seller a $5.0 million, 9% junior seller note (the "MK Junior Seller Note") due December 31, 2003. The MK Junior Seller Note is a general unsecured obligation of Merkle-Korff, which was subordinated to borrowings under the Existing Credit Agreement and will be subordinated to borrowings under the Amended Credit Agreement. Interest under the MK Junior Seller Note is payable annually in arrears and Merkle-Korff is required to pay installments of principal on the MK Junior Seller Note as follows: (i) $1.0 million on December 31, 2000, (ii) $1.25 million on December 31, 2001, (iii) $1.25 million on December 31, 2002, and (iv) the entire then outstanding principal amount on December 31, 2003. Subject to the terms and conditions of the Amended Credit Agreement, Merkle-Korff may prepay the principal amount of the MK Junior Seller Note in whole or in part at any time without payment of any premium or penalty.

  In connection with the acquisition of Electrical Design, Electrical Design issued to the Electrical Design Seller a $4.0 million, 9.0% seller note (the "ED Junior Seller Note" and collectively with the MK Junior Seller Note, the "Junior Seller Notes") due December 31, 2002. Interest is payable upon Electrical Design achieving certain financial performance goals. The ED Junior Seller Note is subordinated to all Senior Debt (as defined in the ED Junior Seller Note).

CREDIT AGREEMENT

  Concurrently with the consummation of the Series A/B Note Offering, M&G Industries entered into a new revolving credit agreement with BTCo., as agent, and other lenders thereunder, which replaced and refinanced the Company's prior credit facility and provided for borrowings of up to $75.0 million for a five year term (the "Existing Credit Agreement"). The Existing Credit Agreement is a revolving credit facility and borrowings thereunder are not subject to a borrowing base or similar limitation. M&G Industries pays interest under the Existing Credit Agreement based upon LIBOR plus 2.50% or base rate plus 1.5%, subject to reduction based on the Company's leverage ratio. Unutilized commitments under the revolving credit facility bear an availability fee of 1/2 of 1% per annum, subject to reduction based on the Company's leverage ratio. M&G Industries' obligations under the Existing Credit Agreement are guaranteed by M&G Industries' subsidiaries, and secured by pledges of the stock of M&G Industries' subsidiaries and liens in respect of certain assets of M&G Industries and its subsidiaries.

  Following the Exchange Offer, the Company intends to enter into an amended and restated credit agreement (the "Amended Credit Agreement") which will provide for borrowings of up to $115.0 million.

  The Existing Credit Agreement contains and the Amended Credit Agreement will contain customary covenants, including covenants relating to levels of interest coverage and limits on the ability of M&G Industries and certain of its subsidiaries to incur indebtedness, create liens, make restricted payments, engage in affiliate transactions, engage in mergers and consolidations and make asset sales. The Existing Credit Agreement contains and the Amended Credit Agreement also will contain customary events of default. As of the consummation of the Old Offering, M&G Industries will not have any outstanding borrowings under the Existing Credit Agreement.

                              CERTAIN TRANSACTIONS

  The Company Formation and Proceeds From the Series A/B Note Offering. The Company was formed in September 1995 in order to acquire and operate companies in the motion control industry (the "Company Formation"). In September 1995, the Company acquired Merkle-Korff for $107.4 million, including the $90.0 million MK Installment Note, a $5.6 million promissory note paid in 1995, the $5.0 million MK Junior Seller Note and related fees and expenses. The Company borrowed approximately $72.5 million under the Company's then existing credit facility to finance the cash portion of the purchase price for Merkle-Korff and to pay related fees and expenses. In connection with the acquisition of Merkle-Korff, the Company also entered into the MK Installment Note LC Facility, pursuant to which Merkle-Korff deposited $90.0 million in a cash collateral account which, in turn, secured a letter of credit in the face amount of $90.0 million which was delivered to the Merkle-Korff seller in support of payment of the MK Installment Note and other obligations. In March 1996, the Company, through Merkle-Korff, effected the Barber-Colman Acquisition for $21.7 million. The Company borrowed approximately $21.7 million under the then existing credit facility to finance the cash purchase price for the Barber-Colman Acquisition and to pay related fees and expenses.

  Prior to the consummation of the Series A/B Note Offering, Imperial, Scott and Gear were subsidiaries of JII. Imperial, Scott and Gear were sold to the Company for $75.0 million in cash, which included the repayment of approximately $6.0 million of liabilities of Imperial and its subsidiaries owed to JII, and the Contingent Earnout, if any, to be earned pursuant to the Contingent Earnout Agreement. The acquisition agreement entered into in connection with such sale contained customary terms and provisions used in transactions of that type and limited the aggregate amount of any claims for indemnification by the Company for breaches by the sellers thereunder to $15.0 million. On November 7, 1996, the Company originally issued and sold $170,000,000 of notes in a transaction not registered under the Securities Act (the "Series A/B Note Offering") which were then exchanged for the Old Series B Notes pursuant to a prospectus dated April 3, 1997. The cash portion of the purchase price for the Imperial Acquisitions was funded from the net proceeds of the Series A/B Note Offering. The Contingent Earnout Agreement, an obligation of each of the Company, M&G Industries, Imperial, Scott and Gear is payable to an affiliate of JII and will not be limited or otherwise restricted by the Indenture or the Amended Credit Agreement.

  Services Agreements. Until July 24, 1997, the Parent and its subsidiaries (including the Company) had been charged an annual management and advisory fee by JII equal to 1.0% of its net sales payable quarterly. Management and advisory fees charged to the Company were $0.7 million, $2.7 million and $0.8 million, respectively, for the period from September 23, 1995 to December 31, 1995, for the year ended December 31, 1996 and for the period from January 1, 1997 to July 24, 1997. Imperial, Scott and Gear were charged similar fees by JII. Such fees were $2.0 million, $2.2 million and $1.5 million, respectively, for the years ended December 31, 1993, 1994 and for the period from January 1995 to September 22, 1995. The Company was also obligated to pay to The Jordan Company (i) an investment banking and sponsorship fee of up to 2.0% of the purchase price of certain acquisitions or sales involving the Company or any of its subsidiaries, (ii) a financial consulting fee of up to 1.0% of any debt, equity or other financing arranged by the Company with the assistance of The Jordan Company and (iii) reimbursement for out-of-pocket costs; provided, that such fees may be paid, in whole or in part, to JII, upon the mutual agreement of the board of directors of JII and The Jordan Company. In connection with the acquisitions of Merkle-Korff and Barber-Colman Motors and related financings, The Jordan Company was paid investment banking fees of $2.1 million and $0.4 million, respectively. In connection with the Imperial Acquisitions and the Series A/B Note Offering and the Existing Credit Agreement, the Company paid The Jordan Company $2.25 million pursuant to such agreements. These arrangements were terminated as of July 25, 1997 and replaced with five new types of agreements and arrangements which are described below.

  First, the Parent and each of its subsidiaries (including the Company) entered into the New Subsidiary Advisory Agreement with JII, pursuant to which the Parent and its subsidiaries pay to JII (i) investment banking and sponsorship fees of up to 2.0% of the purchase price of acquisitions, joint ventures, minority investments or sales involving the Parent and its subsidiaries or their respective businesses or properties; (ii) financial advisory fees of up to 1.0% of any debt, equity or other financings or refinancing involving the Company or such subsidiary, in each case, arranged with the assistance of The Jordan Company or its affiliates; and (iii) reimbursement for The Jordan Company's or JII's out-of-pocket costs in connection with providing such services. The New Subsidiary Advisory Agreement contains customary indemnities in favor of JII, The Jordan Company and TJC Management Corp. (an affiliate of JII). Pursuant to the New TJC Management Consulting Agreement between JII and TJC Management Corp., JII pays to TJC Management Corp. (i) annual consulting fees, payable quarterly, equal to $3.0 million; (ii) one-half of the investment banking, sponsorship and financing fees paid to JII pursuant to the New Subsidiary Advisory Agreement; and (ii) reimbursement of TJC Management Corp.'s and The Jordan Company's out-of-pocket costs incurred in connection with providing such services. Each of the New Subsidiary Advisory Agreement and the New TJC Management Consulting Agreement expires in December 2007, but is automatically renewed for successive one-year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. Pursuant to the New Subsidiary Advisory Agreement, the Company paid fees of $0 to JII for the period from July 25, 1997 through September 30, 1997. In connection with the consummation of the Old Offering, the acquisition of Motion Control and the Amended Credit Agreement, the Company expects to pay fees of approximately $2.5 million to JII pursuant to the New Subsidiary Advisory Agreement. Messrs. Jordan, Boucher and Zalaznick, directors of the Company, are partners of The Jordan Company.

  Second, the Parent and each of its subsidiaries (including the Company) entered into the New Subsidiary Consulting Agreement, pursuant to which they pay to JII annual consulting fees of 1.0% of the Parent's net sales for such services, payable quarterly, and reimburse JII for its out-of-pocket costs related to its services. The New Subsidiary Consulting Agreement expires in December 2007, but is automatically renewed for successive one-year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. Pursuant to the New Subsidiary Consulting Agreement, JII (but not JII's affiliates) are obligated to present all acquisition, business and investment opportunities that relate to manufacturing, assembly, distribution or marketing of products and services in the motors, gears and motion control industries to the Company, and JII will not be permitted to pursue such opportunities or present them to third parties unless the Company determines not to pursue such opportunities or consents thereto. Pursuant to the New Subsidiary Consulting Agreement, the Company paid approximately $0.3 million for the period from July 25, 1997 to September 30, 1997.

  Third, the Parent and each of its subsidiaries (including the Company) entered into the JI Properties Services Agreement with JI Properties, Inc. ("JI Proprieties"), a subsidiary of JII, pursuant to which JI Properties provides certain real estate and other assets, transportation and related services to the Company. Pursuant to the JI Properties Services Agreement, the Parent is charged for its allocable portion of such services based upon its usage of such services and its relative revenues, as compared to JII and its other subsidiaries. Pursuant to the JI Properties Services Agreement, the Company paid approximately $0.1 million for the period from July 25, 1997 to September 30, 1997. The JI Properties Services Agreement expires in December 2007, but is automatically renewed for successive one year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date.

  Fourth, JII determined to refine the allocation of its overhead, general and administrative charges and expenses among JII and its subsidiaries, including the Company, in order to more closely match these overhead charges with the revenues and usage of corporate overhead by JII and its subsidiaries. On pro forma basis, after giving effect to the corporate expenses reallocation by JII, and prior to any charges or payments under the New Subsidiary Consulting Agreement, Transition Agreement, JI Properties Services Agreement, New Subsidiary Advisory Agreement, Tax Sharing Agreement and directors' fees, the Company's allocable portion of corporate expenses would have been approximately $0.2 million for the period from July 25, 1997 to September 30, 1997.

  Fifth, the Parent and JII entered into the Transition Agreement, pursuant to which JII will provide office space and certain administrative and accounting services to the Parent to facilitate the transition of the Parent as a stand-alone company. The Parent will reimburse JII for services provided pursuant to the Transition Agreement on an allocated cost basis. The Transition Agreement will expire on December 31, 1997, but is automatically renewed for success one year periods (unless either party provides prior written notice of non-renewal) and may be terminated by the Parent on 90 days' written notice. Pursuant to the Transition Agreement, the Parent paid $0 to JII for the period from July 25, 1997 through September 30, 1997.

  Tax Sharing Agreement. The Company and each of its subsidiaries are party to a Tax Sharing Agreement among JII and each of its consolidated subsidiaries for Federal income tax purposes. Pursuant to the Tax Sharing Agreement, each of the consolidated subsidiaries of JII pays to JII, on an annual basis, an amount determined by reference to the separate return tax liability of the subsidiary as defined in Treasury Regulation (S) 1.1552-1(a)(2)(ii). For the years ended December 31, 1994 and 1995, the income tax payments by Imperial, Scott and Gear to JII under the Tax Sharing Agreement were $2.0 million and $1.3 million. For the year ended December 31, 1996, the income tax payments by the Company to JII under the Tax Sharing Agreement were $2.4 million. These income tax payments reflected a Federal and state income tax rate of approximately 40% of each subsidiary's pre-tax income.

  Merkle-Korff Leases. Merkle-Korff leases its plants, warehouse and offices under a net lease (the "Merkle-Korff Leases") from companies controlled by John Simms, Sr., Chairman and Chief Executive Officer of Merkle-Korff and Barber-Colman Motors. Rent expenses, including real estate taxes attributable to the Merkle-Korff Leases, amounted to $0.7 million for the year ended December 31, 1996. The Company has agreed to pay the following future minimum rental payments under the Merkle-Korff Leases: (i) $0.8 million for the year ended December 31, 1997; (ii) $0.8 million for the year ended December 31, 1998;
(iii) $0.8 million for the year ended December 31, 1999; and (iv) $0.6 million for the year ended December 31, 2000. The Company has the right of first refusal to buy these facilities from Mr. Simms. See Note 3 to the Company's Consolidated Financial Statements. The Company believes that the terms of the Merkle-Korff Leases are comparable to the terms that it would obtain from a non-affiliated party.

  Employment Agreements. Effective September 22, 1995, Merkle-Korff entered into an employment agreement with John D. Simms, Sr. (the "Simms Employment Agreement"). Pursuant to the terms of the Simms Employment Agreement, Mr. Simms agreed to serve as Chairman and Chief Executive Officer of Merkle-Korff for a three-year period ending on September 22, 1998. Mr. Simms also agreed not to compete against Merkle-Korff throughout the term of his employment agreement and for three years thereafter or until September 22, 2000, whichever is later, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Merkle-Korff agreed to compensate Mr. Simms with (i) a base salary of $100,000 per annum, (ii) the use of an automobile, including reimbursement for automobile-related costs and
(iii) participation in Merkle-Korff's benefit programs. In the event Mr. Simms no longer provides services to Merkle-Korff due to his dismissal without cause (as defined in the Simms Employment Agreement), then Mr. Simms is entitled to receive his base compensation from the date of his termination through the remaining term of his employment agreement.

  Effective September 22, 1995, Merkle-Korff entered into an employment agreement with John W. Brown (the "Brown Employment Agreement"). Pursuant to the terms of the Brown Employment Agreement, Mr. Brown agreed to serve as President of Merkle-Korff for a three-year period ending on September 22, 1998. Mr. Brown also agreed not to compete against Merkle-Korff throughout the term of his employment agreement and for three years thereafter or until September 22, 2000, whichever is later, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Merkle-Korff agreed to compensate Mr. Brown with (i) a base salary of $200,000 per annum, (ii) the use of an automobile, including reimbursement for automobile-related costs, (iii) payment of monthly and other incidental country club fees, (iv) payment of annual life insurance premiums on his life and (v) participation in benefit programs for JII's executives. In addition, Mr. Brown is eligible to receive an annual bonus of up to $200,000, as calculated by a formula reflecting annual increases in Merkle-Korff's profitability. In the event Mr. Brown no longer provides services to Merkle-Korff due to his dismissal without cause (as defined in the Brown Employment Agreement), then Mr. Brown is entitled to receive his base compensation from the date of his termination through the remaining term of his employment agreement and a pro rata portion of the annual bonus which he would have been entitled to had he not been dismissed.

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

  JII Payments. Effective October 1, 1996, JII voluntarily agreed to pay to Mr. Frank A. Collins $3.9 million (the "JII Payment") in view of his contributions to JII, including identifying and analyzing acquisition candidates for JII and providing strategic advice to the Board of Directors of JII. JII agreed to pay Mr. Collins the JII Payment as follows: (i) one-third (or $1.3 million) was paid to Mr. Collins in October 1996 and (ii) the remaining two-thirds (or $2.6 million) will be paid to Mr. Collins in six equal, semi-annual installments payable on each October 1 and April 1, commencing on April 1, 1997.

  Directors and Officers Indemnification. The Company has entered into indemnification agreements with each member of the Company's Board of Directors and certain executive officers whereby the Company agreed, subject to certain exceptions, to indemnify and hold harmless each director and certain executive officers from liabilities incurred as a result of such person's status as a director or executive officer of the Company. See "Management--Board of Directors."

  Future Transactions. The Company has adopted a policy to provide that all transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account as a result of market-making activities or other trading activities in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection
with any such resale. In addition, until           , 1998 (90 days), all
dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will receive no proceeds in connection with the Exchange Offer. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions form any such broker-dealers or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  The following discussion is a summary of the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Senior Notes acquired on original issue for cash, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("Service") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the Senior Notes. The discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, foreign corporations, nonresident alien individuals and persons holding the Senior Notes as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Senior Notes held as "capital assets" within the meaning of Section 1221 of the Code.

  The Company has not sought and will not seek any rulings from the Service with respect to any position of the Company discussed below. There can be no assurance that the Service will not take a different position from the Company concerning aspects of the tax consequences of the acquisition, ownership or disposition of the Senior Notes or that any such position would not be sustained.

  PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

CONSEQUENCES OF EXCHANGE OFFER TO EXCHANGING AND NONEXCHANGING HOLDERS

  The exchange of an Old Note for a New Note pursuant to the Exchange Offer will not be taxable to the exchanging Holders for Federal income tax purposes. As a result (i) an exchanging Holder will not recognize any gain or loss on the on the exchange, (ii) the holding period for the New Note will include the holding period for the Old Note and (iii) the basis of the New Note will be the same as the basis of the Old Note.

  The Exchange Offer will result in no Federal income tax consequences to a nonexchanging Holder.

INTEREST INCOME AND GAIN ON DISPOSITION

  Interest payable on the Senior Notes will be includible in the income of a holder in accordance with such holder's regular method of accounting. The treatment of interest described in the preceding sentence with respect to the Senior Notes is based in part upon the Company's determination that, as of the date of issuance of the Senior Notes, the possibility that Liquidated Damages would be paid to holders of the Senior Notes pursuant to a Registration Default was remote. The Service may take a different position, which could affect the timing and character of interest income reported by holders of the Senior Notes.

  If a Senior Note is redeemed, sold or otherwise disposed of, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition of such Senior Note (to the extent such amount does not represent accrued but unpaid interest) and such holder's tax basis in the Senior Note. Such gain or loss generally will be capital gain or loss, provided that the holder has held the Senior Note as a capital asset. In general, the maximum tax rate for non-corporate taxpayers on long-term capital gains is 20% for most capital assets (including the Senior Notes) held for more than 18 months. Capital gain on such assets for non-corporate holders having a holding period of more than one year but not more than 18 months will be subject to a maximum tax rate of 28%.

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

AMORTIZABLE BOND PREMIUM

  The Old Series C Notes were issued for an amount in excess of their principal amounts. A holder that purchased an Old Series C Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the Old Series C Note will be reduced by the amount of amortizable bond premium allocable (based on the Old Series C Note's yield to maturity) to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and is irrevocable without the consent of the Service.

BACKUP WITHHOLDING

  A holder may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to "reportable payments" on the Senior Notes. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Service that he or she has failed to report properly payments of interest and dividends and the Service has notified the Company that the holder is subject to backup withholding, or
(iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding. Holders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

INFORMATION REPORTING

  The Company is required to furnish certain information to the Service and will furnish annually to record holders of the Senior Notes information with respect to interest paid on the Senior Notes during the calendar year.


                                 LEGAL MATTERS

  The validity of the Senior Notes will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt also represents JII and its affiliates from time to time in connection with its various acquisitions and divestitures.

                                    EXPERTS

  The consolidated financial statements of Motors and Gears, Inc. as of December 31, 1995 and 1996 and for the period from September 23, 1995 to December 31, 1995 and the year ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Merkle-Korff Industries, Inc., Mercury Industries, Inc. and Elmco Industries, Inc. as of December 31, 1994, and for the years ended December 31, 1993, 1994 and the period from January 1, 1995 to September 22, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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

  The financial statements of Barber-Colman Motors Division as of March 31, 1995 and December 31, 1995, and for the year ended March 31, 1995 and the nine month period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of The Imperial Electric Company and Subsidiaries as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of The FIR Group as of July 31, 1995, 1996 and March 31, 1997, and for each of the two years in the period ended July 31, 1996 and the eight month period ended March 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of E. D. and C. Company, Inc. as of December 31, 1996, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Janz & Knight, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Motion Control Engineering, Inc. as of December 31, 1996 and September 30, 1997 and for the year and nine months in the period ended September 30, 1997, appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the periodic and other informational requirements of the Exchange Act. Periodic reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 at prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

CONDENSED UNAUDITED PRO FORMA FINANCIAL STATEMENTS
  Condensed Unaudited Pro Forma Financial Statements......................  P-1
  Condensed Unaudited Pro Forma Statements of Operations and Other Data
   for the year ended December 31, 1996...................................  P-2
  Condensed Unaudited Pro Forma Statements of Operations and Other Data
   for the nine months ended September 30, 1997...........................  P-3
  Condensed Unaudited Pro Forma Balance Sheet as of September 30, 1997....  P-5
MOTORS AND GEARS, INC.
  Report of Independent Auditors..........................................  F-1
  Consolidated Balance Sheets as of December 31, 1995 and 1996............  F-2
  Consolidated Statements of Income for the period from September 23, 1995 to
   December 31, 1995, and the year ended December 31, 1996 ...............  F-3
  Consolidated Statements of Changes in Shareholder's Equity (Net Capital
   Deficiency) for the period from September 23, 1995 to December 31,
   1995, and the year ended December 31, 1996.............................  F-4
  Consolidated Statements of Cash Flows for the period from September 23,
   1995
   to December 31, 1995, and the year ended December 31, 1996.............  F-5
  Notes to Consolidated Financial Statements..............................  F-6
  Condensed Consolidated Balance Sheet as of September 30, 1997
   (unaudited)............................................................ F-14
  Condensed Consolidated Statements of Income for the nine months ended
   September 30, 1996 and 1997 (unaudited)................................ F-15
  Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1996 and 1997 (unaudited).......................... F-16
  Notes to Condensed Consolidated Financial Statements (unaudited)........ F-17
MERKLE-KORFF INDUSTRIES, INC.,
MERCURY INDUSTRIES, INC. AND
ELMCO INDUSTRIES, INC.
  Report of Independent Auditors.......................................... F-19
  Combined Balance Sheet as of December 31, 1994.......................... F-20
  Combined Statements of Income and Retained Earnings for each of the years ended December 31, 1993 and 1994, and the period from January 1,
   1995 to September 22, 1995............................................. F-21
  Combined Statements of Cash Flows for each of the years ended December
   31,
   1993 and 1994, and the period from January 1, 1995 to September 22,
   1995................................................................... F-22
  Notes to Combined Financial Statements.................................. F-23
BARBER-COLMAN MOTORS DIVISION
  Report of Independent Auditors.......................................... F-27
  Balance Sheets as of March 31, 1995 and December 31, 1995............... F-28
  Statements of Divisional Operations for the year ended March 31, 1995, and the
   nine months ended December 31, 1995.................................... F-29
  Statements of Cash Flows for the year ended March 31, 1995, and the nine months
   ended December 31, 1995................................................ F-30
  Notes to Financial Statements........................................... F-31
THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
  Report of Independent Auditors.......................................... F-36
  Consolidated Balance Sheets as of December 31, 1994 and 1995............ F-37
  Consolidated Statements of Income for each of the years ended December
   31, 1993,
   1994, and 1995......................................................... F-38

  Consolidated Statements of Shareholder's Equity for each of the years ended
   December 31, 1993, 1994 and 1995....................................... F-39
  Consolidated Statements of Cash Flows for each of the years ended
   December 31, 1993,
   1994 and 1995.......................................................... F-40
  Notes to Consolidated Financial Statements.............................. F-41
FIR GROUP
(FIR Elettromeccanica S.p.A., CIME S.p.A. and Selin Sistemi S.p.A.)
  Report of Independent Auditors.......................................... F-47
  Consolidated Balance Sheets as of July 31, 1995 and 1996................ F-48
  Consolidated Income Statements for the years ended July 31, 1995 and
   1996................................................................... F-49
  Consolidated Statement of Changes in Shareholders' Equity for the years ended
   July 31, 1995 and 1996................................................. F-50
  Consolidated Statements of Cash Flows for the years ended July 31, 1995 and 1996............................................................... F-51
  Notes to Consolidated Financial Statements.............................. F-52
  Report of Independent Auditors.......................................... F-58
  Consolidated Balance Sheet as of March 31, 1997......................... F-59
  Consolidated Income Statement for the eight months ended March 31, 1997. F-60
  Consolidated Statement of Changes in Shareholders' Equity for the eight months ended
   March 31, 1997......................................................... F-61
  Consolidated Statement of Cash Flows for the eight months ended March
   31, 1997............................................................... F-62
  Notes to Consolidated Financial Statements.............................. F-63
E. D. AND C. COMPANY, INC.
  Report of Independent Auditors.......................................... F-68
  Balance Sheet as of December 31, 1996................................... F-69
  Statement of Income and Retained Earnings for the year ended December
   31, 1996............................................................... F-70
  Statement of Cash Flows for the year ended December 31, 1996............ F-71
  Notes to Financial Statements........................................... F-72
  Balance Sheet as of September 30, 1997 (unaudited)...................... F-75
  Statement of Income and Retained Earnings for the nine months ended
   September 30, 1997 (unaudited)......................................... F-76
  Statement of Cash Flows for the nine months ended September 30, 1997
   (unaudited)............................................................ F-77
  Notes to Financial Statements (unaudited)............................... F-78
MOTION CONTROL ENGINEERING, INC.
  Report of Independent Auditors.......................................... F-79
  Balance Sheets as of December 31, 1996 and September 30, 1997........... F-80
  Statements of Income for the year ended December 31, 1996 and the nine months ended September 30, 1997........................................ F-81
  Statements of Shareholders' Equity for the year ended December 31, 1996 and the nine months ended September 30, 1997........................... F-82
  Statements of Cash Flows for the year ended December 31, 1996 and the nine months ended September 30, 1997................................... F-83
  Notes to Financial Statements for the year ended December 31, 1996 and the nine months ended September 30, 1997............................... F-84

                              UNAUDITED PRO FORMA

                 CONDENSED FINANCIAL STATEMENTS AND OTHER DATA

  The following unaudited pro forma income statement for the fiscal year ended December 31, 1996, the nine months ended September 30, 1997 and the pro forma condensed balance sheet as of September 30, 1997 reflect pro forma adjustments for (a) the Barber-Colman Acquisition, the purchase accounting and other acquisition adjustments relating thereto, and the Series A/B Note Offering (b) the Electrical Design Acquisition, the FIR Acquisition and the Motion Control Acquisition (the "1997 Acquisitions") and the purchase accounting and other acquisition adjustments relating thereto and (c) the Old Offering and the purchase of the Company's common stock by the Parent, in each case, as if they occurred at the beginning of the relevant period or as of the relevant date. Unaudited pro forma adjustments are based upon historical information, preliminary estimates and certain assumptions management deems appropriate. The unaudited pro forma financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of the Company. The pro forma condensed financial statements should be read in conjunction with the other financial statements and notes thereto appearing elsewhere herein. See also "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                          ---------------------------------------------------------------------------
                                      BARBER          1997 ACQUISITIONS        PROFORMA
                          COMPANY   COLMAN THRU ----------------------------- ADJUSTMENTS
                          HISTORI-   MARCH 8,           ELECTRICAL   MOTION      & OLD         PRO
                           CAL(1)     1996(2)   FIR(3)  DESIGN(3)  CONTROL(3)  OFFERING       FORMA
                          --------  ----------- ------- ---------- ---------- -----------    --------
Net sales...............  $117,571    $4,806    $38,476  $14,566    $34,957    $    --       $210,376
Cost of sales excluding
 depreciation...........    75,751     3,559     25,905   10,550     20,541         --        136,306
                          --------    ------    -------  -------    -------    --------      --------
Gross profit excluding
 depreciation...........    41,820     1,247     12,571    4,016     14,416         --         74,070
Selling, general and
 administrative expenses
 excluding depreciation
 .......................     8,796       871      3,688    1,236     12,154      (1,871)(4)    24,874
Depreciation and
 amortization...........     7,078       203        949       56        308       2,515 (5)    11,109
Management fees.........     2,717       --         --       --         --         (612)(6)     2,105
                          --------    ------    -------  -------    -------    --------      --------
Operating income........    23,229       173      7,934    2,724      1,954         (32)       35,982
Interest expense (net of
 interest income).......    10,987        66      2,301       42        275      17,220 (7)    30,891
Other (income) expense..       (68)        2         19      --         (81)         65           (63)
                          --------    ------    -------  -------    -------    --------      --------
Income (loss) before
 income taxes and
 minority interest......    12,310       105      5,614    2,682      1,760     (17,317)        5,154
Provision (benefit) for
 income taxes...........     5,291       --       3,123      107        --       (6,460)(8)     2,061
                          --------    ------    -------  -------    -------    --------      --------
Income (loss) from
 continuing operations..  $  7,019    $  105    $ 2,491  $ 2,575    $ 1,760    $(10,857)     $  3,093
                          ========    ======    =======  =======    =======    ========      ========
OTHER DATA:
Capital expenditures....  $  1,304    $  118    $   906  $    64    $   453                  $  2,845
Cash interest expense
 (9)....................     9,555                                                             29,835
Ratio of earnings to
 fixed charges (10).....       2.1x                                                               1.2x

     UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS AND OTHER DATA
                            (DOLLARS IN THOUSANDS)

                                      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                          -------------------------------------------------------------------------
                                              1997 ACQUISITIONS         PRO FORMA
                                        ------------------------------ ADJUSTMENTS
                                                 ELECTRICAL   MOTION      & OLD
                             COMPANY    FIR(3)   DESIGN(3)  CONTROL(3)  OFFERING      PRO FORMA
                          HISTORICAL(1) -------  ---------- ---------- -----------   -----------
Net sales...............    $106,379    $20,591   $10,135    $29,308     $   --      $166,413
Cost of sales excluding
 depreciation...........      68,349     14,176     6,630     16,595         --       105,750
                            --------    -------   -------    -------     -------     --------
Gross profit excluding
 depreciation...........      38,030      6,415     3,505     12,713         --        60,663
Selling, general and
 administrative expenses
 excluding depreciation
 .......................       8,638      2,179       794      6,824       1,639 (4)   20,074
Depreciation and
 amortization...........       6,259        626        24        260       1,674 (5)    8,843
Other (income) and
 expenses...............          91         16       --         --          --           107
Management fees ........       1,064        --        --         --          599 (6)    1,663
                            --------    -------   -------    -------     -------     --------
Operating income........      21,978      3,594     2,687      5,629      (3,912)      29,976
Interest expense (net of
 interest income).......      15,596      1,165       --         208       5,896 (7)   22,865
Other (income) expense..         --         (70)      (24)       (55)        --          (149)
                            --------    -------   -------    -------     -------     --------
Income (loss) before
 income taxes and
 minority interest......       6,382      2,499     2,711      5,476      (9,808)       7,260
Provision (benefit) for
 income taxes ..........       2,805      1,381       114        --       (1,397)(8)    2,903
                            --------    -------   -------    -------     -------     --------
Income (loss) from
 continuing operations..    $  3,577    $ 1,118   $ 2,597    $ 5,476     $(8,411)    $  4,357
                            ========    =======   =======    =======     =======     ========
OTHER DATA:
Capital expenditures....    $    739    $   124   $    24    $   363     $   --      $  1,250
Cash interest expense
 (9)....................      15,164                                                   22,391
Ratio of earnings to
 fixed charges (10).....         1.4x                                                    1.3x

--------
(1) Historical results of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 include the results of Barber-Colman Motors from the date of its acquisition on March 8, 1996. The historical results of operations for the nine months ended September 30, 1997 include the results of FIR from the date of its acquisition on June 12, 1997 through July 31, 1997. The results of FIR are included for periods ending two months prior to the Company's year end and interim periods to ensure timely preparation of the Consolidated Financial Statements.
(2) Reflects the historical results of operations of Barber-Colman Motors from January 1, 1996 to March 8, 1996, the date of its acquisition by the Company.
(3) Reflects the historical results of operations of the acquired subsidiaries from January 1 of the relevant period to the earlier of (i) the date of acquisition, or (ii) the end of the relevant period.
(4) Adjustments to selling, general, and administrative expenses include: (i) the elimination of $369 relating to the completed headcount reductions and administrative savings in connection with the Barber-Colman Acquisition by the Company for the year ended December 31, 1996, (ii) the elimination of $3,979 for the year ended December 31, 1996 for reductions in executive compensation expense related to the 1997 Acquisitions (defined as the acquisitions of FIR, Electrical Design, and Motion Control), and the addition of $710 for increases in executive compensation expense related to the 1997 Acquisitions for the nine months ended September 30, 1997, and
    (iii) the addition of $2,477 and $929 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, for shared general, administrative, and overhead expenses of Jordan Industries and estimated costs of the Motors & Gears Corporate Group.
(5) Includes incremental goodwill amortization and depreciation as a result of the 1997 Acquisitions and the acquisition of Barber-Colman Motors as if the acquisitions occurred at the beginning of the relevant periods.
(6) Adjustments to management fees reflect the elimination and termination of the historical advisory and management fees paid to Jordan Industries under the JI Properties Services Agreement and the recording of management fees pursuant to the New Subsidiary Advisory Agreement and JI Properties Service Agreement (see "Certain Transactions--Services Agreements").
(7) Interest expense is adjusted to reflect the transactions of the Old Offering and the Series A/B Note Offering as if the transactions occurred at the beginning of the relevant periods.

(8) Pro forma net income reflects income taxes at a rate of 40%.
(9) Pro forma cash interest expense excludes amortization of deferred financing costs, amortization of premium on the Old Series C Notes and is net of interest income.
(10) For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest (which the Company and Predecessor have not incurred in the respective periods), amortization of deferred financing costs, and rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

                  CONDENSED UNAUDITED PRO FORMA BALANCE SHEET

                                          AT SEPTEMBER 30, 1997
                          ------------------------------------------------------------
                                         ACQUISITIONS
                                     ---------------------
                           COMPANY     MOTION   ELECTRICAL  PRO FORMA
                          HISTORICAL CONTROL(1) DESIGN(1)  ADJUSTMENTS       PRO FORMA
                          ---------- ---------- ---------- -----------       ---------
                                              (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash
  equivalents...........   $  5,104   $     1     $2,127    $ 19,396(2)(3)   $ 26,628
 Accounts receivables--
  net...................     29,988     9,675      2,526         --            42,189
 Inventories............     25,442     5,143      1,105         --            31,690
 Prepaid expenses and
  other current assets..      4,301        65          2         --             4,368
                           --------   -------     ------    --------         --------
   Total current assets.     64,835    14,884      5,760      19,396          104,875
Property and equipment,
 net....................     14,081     1,383        142         --            15,606
Intangibles, net........    139,537       --         --       54,433 (2)      193,970
Other assets............      9,842       --         --        5,000 (3)       14,842
                           --------   -------     ------    --------         --------
   Total assets.........   $228,295   $16,267     $5,902    $ 78,829         $329,293
                           ========   =======     ======    ========         ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY
 (NET CAPITAL
 DEFICIENCY)
Current liabilities.....   $ 27,532   $ 6,015     $1,284    $   (801)(2)(3)  $ 34,030
Current portion of long-
 term debt..............         20       --         840        (840)(2)           20
Long-term obligations
 Credit Agreement.......     34,000       --         --      (34,000)(3)          --
 Senior Notes...........    170,000       --         --      104,500 (3)      274,500
 Sellers' Notes.........      5,000       --         --        4,000 (2)        9,000
 Other debt.............         75       209        --         (209)(2)           75
                           --------   -------     ------    --------         --------
   Total long-term
    obligations.........    209,075       209        --       74,291          283,575
Other non-current
 liabilities and
 deferred income taxes..      5,129       --         --          --             5,129
Stockholder's equity
 (net capital
 deficiency)............    (13,461)   10,043      3,778       6,179 (2)(4)     6,539
                           --------   -------     ------    --------         --------
   Total liabilities and
    stockholder's
    equity..............   $228,295   $16,267     $5,902    $ 78,829         $329,293
                           ========   =======     ======    ========         ========

--------
(1) Reflects the historical consolidated balance sheet of the respective acquisitions as of September 30, 1997.
(2) Gives effect to the Electrical Design Acquisition and the Motion Control Acquisition, as if these transactions had occurred on September 30, 1997.
(3) Gives effect to (i) the proceeds from the issuance of the Old Series C Notes at a price of 104.5%, plus accrued interest from November 16, 1997 of $896, (ii) the purchase of the Company's common stock by the Parent, the repayment of amounts owing under the Existing Credit Agreement, and the addition of $5,000 of estimated fees and expenses associated with the Old Offering, as if such transactions occurred on September 30, 1997.
(4) Gives effect to the proceeds from the purchase of the Company's common stock by the Parent.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Motors and Gears, Inc.

  We have audited the consolidated balance sheets of Motors and Gears, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholder's equity, and cash flows for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the management of Motors and Gears, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Motors and Gears, Inc. as of December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
March 21, 1997
Except for Note 11, as to which the date is December 18, 1997

                             MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER  31,
                                                          -----------------
                                                            1995     1996
                                                          -------- --------
                                                           (IN THOUSANDS,
                                                          EXCEPT SHARE AND
                                                              PER SHARE
                                                              AMOUNTS)
                         ASSETS
Current assets:
  Cash and cash equivalents.............................. $  2,781 $ 10,011
  Accounts receivable, less allowance for doubtful ac-
   counts of $29 and $59 at December 31, 1995 and 1996,
   respectively..........................................   13,213   13,056
  Inventories............................................   13,404   16,554
  Prepaid expenses and other.............................      402      886
  Deferred income taxes..................................      686    1,159
                                                          -------- --------
    Total current assets.................................   30,486   41,666
Property, plant and equipment--net.......................    7,166   11,431
Goodwill--net............................................  103,562  109,103
Covenants not to compete--net............................      473    1,206
Deferred financing costs--net............................    3,639   10,181
Other non-current assets.................................       61       81
                                                          -------- --------
    Total assets......................................... $145,387 $173,668
                                                          ======== ========
       LIABILITIES AND SHAREHOLDER'S EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable....................................... $  7,617 $  5,408
  Accrued interest payable...............................      718    3,204
  Accrued expenses and other.............................    1,629    3,744
  Due to Jordan..........................................    5,139    1,706
  Current portion of capital lease obligations...........      136       18
  Revolving credit facility..............................      500      --
                                                          -------- --------
    Total current liabilities............................   15,739   14,080
Senior Notes payable.....................................   69,375  170,000
Subordinated note payable................................    5,000    5,000
Note payable to Jordan...................................    7,827      --
Capital lease obligations, less current portion..........      709       49
Deferred income taxes....................................      759      282
Other non-current liabilities............................       53       44
Shareholder's equity (net capital deficiency):
  Common stock, $.01 par value, 100,000 shares
   authorized, issued and outstanding....................        1        1
  Additional paid-in capital.............................   30,005   30,005
  Retained earnings (accumulated deficit)................   15,919  (45,793)
                                                          -------- --------
    Total shareholder's equity (net capital deficiency)..   45,925  (15,787)
                                                          -------- --------
    Total liabilities and shareholder's equity (net       $145,387 $173,668
     capital deficiency)................................. ======== ========

                            See accompanying notes.

                             MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

                       CONSOLIDATED STATEMENTS OF INCOME

                                             PERIOD FROM
                                          SEPTEMBER 23, 1995     YEAR ENDED
                                         TO DECEMBER 31, 1995 DECEMBER 31, 1996
                                         -------------------- -----------------
                                                     (IN THOUSANDS)
Net sales...............................       $24,684            $117,571
Cost of sales, excluding depreciation...        16,429              75,751
Selling, general, and administrative
 expenses, excluding depreciation.......         1,564               8,796
Depreciation............................           415               2,960
Amortization of goodwill and other in-
 tangibles..............................           840               4,118
Management fees to Jordan...............           683               2,717
                                               -------            --------
Operating income........................         4,753              23,229
Other income (expense):
  Interest expense:
    Jordan..............................          (301)               (732)
    Other...............................        (2,111)            (10,402)
  Miscellaneous, net....................           (33)                215
                                               -------            --------
Income before income taxes and extraor-
 dinary item............................         2,308              12,310
Provision for income taxes..............           948               5,290
                                               -------            --------
Income before extraordinary item........         1,360               7,020
Extraordinary loss, net of income tax
 benefit of $1,620......................           --                2,186
                                               -------            --------
Net income..............................       $ 1,360            $  4,834
                                               =======            ========


                            See accompanying notes.

                             MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (NET CAPITAL
                                  DEFICIENCY)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                       TOTAL
                            COMMON STOCK                RETAINED   SHAREHOLDER'S
                          ---------------- ADDITIONAL   EARNINGS    EQUITY (NET
                          NUMBER OF         PAID-IN   (ACCUMULATED    CAPITAL
                           SHARES   AMOUNT  CAPITAL     DEFICIT)    DEFICIENCY)
                          --------- ------ ---------- ------------ -------------
Balance at September 22,
 1995...................       100   $--    $   --      $    --      $    --
Equity of Imperial at
 date of combination....       --     --        100       14,559       14,659
Issuance of common
 stock..................    99,900      1    29,905          --        29,906
Net income..............       --     --        --         1,360        1,360
                           -------   ----   -------     --------     --------
Balance at December 31,
 1995...................   100,000      1    30,005       15,919       45,925
Acquisition of Imperial.       --     --        --       (66,546)     (66,546)
Net income..............       --     --        --         4,834        4,834
                           -------   ----   -------     --------     --------
Balance at December 31,
 1996...................   100,000   $  1   $30,005     $(45,793)    $(15,787)
                           =======   ====   =======     ========     ========



                            See accompanying notes.

                             MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     PERIOD FROM
                                                    SEPTEMBER 23,
                                                       1995 TO     YEAR ENDED
                                                    DECEMBER 31,  DECEMBER 31,
                                                        1995          1996
                                                    ------------- ------------
                                                          (IN THOUSANDS)
Cash flows from operating activities:
Net income.........................................   $   1,360     $  4,834
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization....................       1,255        7,078
  Amortization of deferred financing costs.........         152          799
  Provision for bad debts..........................          14          --
  Deferred income taxes............................          (3)       1,496
  Extraordinary loss...............................         --         3,806
  Changes in assets and liabilities (net of acqui-
   sitions):
    Accounts receivable............................          66        3,190
    Inventories....................................         871          128
    Prepaid expenses and other.....................          24          187
    Accounts payable...............................         363       (3,500)
    Accrued expenses and other.....................       1,671        3,564
    Other non-current assets and liabilities.......         (19)         (12)
                                                      ---------     --------
Net cash provided by operating activities..........       5,754       21,570
Cash flows from investing activities:
Purchases of property, plant and equipment.........        (269)      (1,304)
Acquisition of subsidiaries........................    (107,406)     (90,692)
Cash acquired in purchase of subsidiaries..........         696          --
                                                      ---------     --------
Net cash used in investing activities..............    (106,979)     (91,996)
Cash flows from financing activities:
Proceeds from debt issuances--Senior Notes.........      70,000      190,000
Payment of financing costs.........................         --       (10,354)
Payments on Senior Notes...........................        (625)     (89,375)
Proceeds from revolving credit facility............       2,500        1,700
Payments on revolving credit facility..............      (2,000)      (2,200)
Proceeds from debt issuance--Subordinated Note.....       5,000          --
Proceeds from common stock issuance................      29,906          --
Payments on note payable to Jordan.................      (1,635)      (7,827)
Payments on capital lease obligations..............         (88)        (855)
Increase (decrease) in due to Jordan...............         948       (3,433)
                                                      ---------     --------
Net cash provided by financing activities..........     104,006       77,656
                                                      ---------     --------
Increase in cash and cash equivalents..............       2,781        7,230
Cash and cash equivalents at beginning of period...         --         2,781
                                                      ---------     --------
Cash and cash equivalents at end of period.........   $   2,781     $ 10,011
                                                      =========     ========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest:
    Jordan.........................................   $     589     $  1,066
    Other..........................................          23        7,117
  Income taxes.....................................          94          781
Non cash investing activities:
  Capital leases...................................         --            77

                            See accompanying notes.

                            MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1996
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. FORMATION OF THE COMPANY AND ACQUISITIONS

  Motors and Gears, Inc. (Company), a wholly-owned subsidiary of Motors and Gears Holdings, Inc. (Parent), a majority-owned subsidiary of Jordan Industries, Inc. (Jordan), was formed on September 8, 1995, to combine a group of companies engaged in the manufacture and sale of reversible, permanent split-capacitor, shaded-pole, and DC subfractional horsepower motors and gear motors primarily to customers located throughout the United States.

  On September 22, 1995, the Company acquired all of the outstanding shares of Merkle-Korff Industries, Inc. (Merkle-Korff), Mercury Industries, Inc. (Mercury) and Elmco Industries, Inc. (Elmco), for $107,406. The purchase price, including costs incurred directly related to the transaction, was allocated to working capital of $8,201; property and equipment of $3,652; covenants not to compete of $500; deferred financing fees of $3,791; and resulted in an excess purchase price over net identifiable assets of $91,262. Mercury and Elmco were subsequently merged into Merkle-Korff.

  On March 8, 1996, the Company acquired the net assets of Barber-Colman Motors Division (Division), a division of Barber-Colman Company, which was wholly-owned by Siebe, plc. The Division consisted of Colman OEM and Colman Motor Products, wholly-owned subsidiaries of Barber-Colman Company, and the motors division of Barber-Colman Company. The Division is a vertically integrated manufacturer of subfractional horsepower AC and DC motors and gear motors, with applications in such products as vending machines, copiers, printers, ATM machines, currency changers, X-ray machines, peristaltic pumps, HVAC actuators, and other products.

  The purchase price of $21,700, including costs incurred directly related to the transaction, has been allocated to working capital of $4,899; property, plant, and equipment of $5,843; covenants not to compete of $1,000, deferred financing fees of $793, and resulted in an excess purchase price over net identifiable assets of $9,165. The acquisition was financed with $21,700 of new and existing credit facilities. The Division was subsequently merged into Merkle-Korff. Pro forma results of operations as if the acquisition had occurred on January 1, 1996 are not materially different than the amounts reported.

  Concurrent with the consummation of a debt offering on November 7, 1996 (see
Note 7), the Company acquired Imperial Electric Company (Imperial), a wholly-owned subsidiary of Jordan, and Imperial's wholly-owned subsidiaries, Scott Motors Company (Scott) and Gear Research, Inc. (Gear) (Imperial, Scott and Gear are hereafter collectively referred to as Imperial), for $75,000 of cash payments from the offering proceeds, which included the repayment of $6,008 in Imperial liabilities owed to Jordan, and a contingent payment payable pursuant to a contingent earnout arrangement. Under the terms of the contingent earnout arrangement, 50% of Imperial, Scott and Gear's cumulative earnings before interest, taxes, depreciation and amortization, as defined, exceeding $50,000 during the five fiscal years ended December 31, 1996 through December 31, 2000 will be paid to an affiliate of Jordan. Payments, if any, under the contingent earnout arrangement will be determined and made on April 30, 2001.

  Imperial designs, manufactures, and distributes speciality electric motors, generators, and gears for industrial and commercial use. Scott manufactures specialty electric motors. Gear manufactures gears and precision gear assemblies. Imperial, Scott and Gear's customers are located mainly in the United States.

  The Company and Imperial came under the common control of Jordan on September 22, 1995, the date the Company acquired a controlling interest in Merkle-Korff, Mercury and Elmco, and the Company commenced operations. The consolidated financial statements give retroactive effect to the acquisition of Imperial, which has

                            MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

been accounted for in a manner similar to the pooling-of-interests method. Accordingly, the results of operations of the Company include the historical results of operations of Imperial since September 22, 1995. As a result of the Imperial acquisition, the Company recorded a $66,546 charge to retained earnings in 1996. This amount represents the $75,000 of cash payments to Jordan, less $6,008 in Imperial liabilities owed to Jordan and $2,446 of deferred income taxes recorded in connection with the acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Motors and Gears Industries, Inc., Merkle-Korff, and Imperial. All significant intercompany transactions and accounts have been eliminated.

 Cash and Cash Equivalents

  Cash equivalents consist of highly liquid investments with an initial maturity of three months or less at the time of purchase.

 Inventories

  Inventories are stated at the lower of cost or market. Inventories are primarily valued at either average or first-in, first-out (FIFO) cost.

 Property, Plant, and Equipment

  Property, plant, and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using either straight-line or accelerated methods over the estimated useful lives of the assets. Leasehold improvements and assets under capital leases are amortized using the straight-line method over the shorter of the lease term or their estimated productive lives. Amortization of leasehold improvements and assets under capital leases is included in depreciation expense.

  The useful lives of plant and equipment for the purpose of computing book depreciation are as follows:

        Buildings                5 to 31 years
        Machinery and equipment   3 to 7 years
        Dies and tooling               3 years
        Furniture and fixtures   5 to 10 years
        Vehicles                       5 years
        Leasehold improvements   Life of lease

 Intangible Assets

  Goodwill is being amortized using the straight-line method over 30 years at Merkle-Korff and over 40 years at Imperial. Goodwill at December 31, 1995 and 1996 is net of accumulated amortization of $5,028 and $8,880, respectively. The covenants not to compete are being amortized using the straight-line method over the respective terms of the agreements. The covenants not to compete at December 31, 1995 and 1996 are net of accumulated amortization of $27 and $294, respectively. Deferred financing costs are amortized using the straight-line method over the shorter of the terms of the related loans or the period such loans are expected to be outstanding. Deferred financing costs at December 31, 1995 and 1996 are net of accumulated amortization of $152 and $173, respectively. Amortization of deferred financing costs is included in interest expense.

                            MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Income Taxes

  Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse. The operating results of the Company are included in the consolidated federal income tax return of Jordan. In addition, the Company is party to a tax-sharing agreement with Jordan. However, the Company's income tax provision has been calculated as if the Company would have filed a separate federal income tax return.

 Fair Value of Financial Instruments

  The Company's financial instruments include cash equivalents, the Senior Notes, the Subordinated Note, the revolving credit facility, and the note payable to Jordan. The fair values of the Company's financial instruments were not materially different from their carrying values at December 31, 1996.

 Concentration of Credit Risk

  Cash and trade receivables may subject the Company to credit risk. The Company holds cash at highly rated financial institutions which are federally insured up to prescribed limits. Cash balances may exceed these limits at any given time. The Company closely monitors the credit quality of its customers. Credit losses have been insignificant on a historical basis.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Adoption of SFAS 121

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires, among other things, that the Company consider whether indicators of impairment of long-lived assets held for use are present. If such indicators are present, the Company determines whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount and, if so, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value.

  The Company adopted the provisions of SFAS 121 during the period from September 23, 1995 to December 31, 1995. The effect of the adoption was not material.

 Reclassifications

  Certain amounts in the 1995 financial statements have been reclassified to conform to the 1996 presentation.

3. RELATED PARTY TRANSACTIONS

  The Company leases certain plants, warehouses, and offices under net leases from affiliated entities. Rent expenses, including real estate taxes attributable to these leases, amounted to $261 and $736 for the period from September 23, 1995 to December 31, 1995, and for the year ended December 31, 1996, respectively.

                            MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Future minimum rental payments required under these leases are as follows:

        1997............................................................... $750
        1998...............................................................  766
        1999...............................................................  781
        2000...............................................................  606

  The Company receives consulting services from Jordan in exchange for fees payable in accordance with terms stipulated in a management consulting agreement between the two entities. Management fee expenses recorded by the Company for such services amounted to $683 and $2,717 for the period from September 23, 1995 to December 31, 1995, and for the year ended December 31, 1996, respectively.

  The Company, through its Parent, and TJC Management Corporation (TJC), an affiliated entity, have entered into a management consulting agreement whereby TJC is paid an investment banking fee of up to 2%, based on the aggregate consideration paid or received, for its assistance in acquisitions or sales undertaken by the Company, and a financial consulting fee not to exceed 1% of the aggregate debt or equity financing that is arranged by TJC, plus the reimbursement of out-of-pocket expenses. The Company paid $2,055 to TJC during the period from September 23, 1995 to December 31, 1995 related to the acquisition of Merkle-Korff, Mercury, and Elmco. The Company paid $394 to TJC in 1996 related to the acquisition of Barber--Colman Motors Division.

  An individual who is a shareholder, Director, General Counsel and Secretary of the Parent is also a partner in a law firm used by the Company. The firm was paid $0 and $201 in fees and expenses during the period from September 23, 1995 to December 31, 1995 and the year ended December 31, 1996, respectively. The rates charged to the Company were at arms-length.

  Due to Jordan consists of:

                                                                  DECEMBER 31
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
     Interest on note payable.................................. $   334 $   --
     Management fee............................................     672     243
     Federal income taxes......................................   3,280     968
     Other.....................................................     853     495
                                                                ------- -------
                                                                $ 5,139 $ 1,706
                                                                ======= =======

4. INVENTORIES

  Inventories consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
     Raw materials............................................. $ 9,766 $ 9,351
     Work in process...........................................   1,565   4,668
     Finished goods............................................   2,073   2,535
                                                                ------- -------
                                                                $13,404 $16,554
                                                                ======= =======

                             MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


5. PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment consists of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               ------  --------
     Land and improvements.................................... $  265  $    265
     Building and improvements................................  2,889     3,206
     Machinery and equipment.................................. 12,562    15,690
     Dies and tooling.........................................    481     3,881
     Furniture and fixtures...................................    553       846
     Vehicles.................................................     78       108
                                                               ------  --------
                                                               16,828    23,996
     Less: Accumulated depreciation and amortization.......... (9,662)  (12,565)
                                                               ------  --------
                                                               $7,166  $ 11,431
                                                               ======  ========

6. INCOME TAXES

  The provision for income taxes consists of the following:

                                                   PERIOD FROM
                                                SEPTEMBER 23, 1995  YEAR ENDED
                                                        TO         DECEMBER 31,
                                                DECEMBER 31, 1995      1996
                                                ------------------ ------------
     Current:
      Federal..................................        $827           $1,594
      State....................................         124              572
                                                       ----           ------
        Total current..........................         951            2,166
     Deferred:
      Federal..................................          (3)           1,228
      State....................................         --               276
                                                       ----           ------
        Total deferred.........................          (3)           1,504
                                                       ----           ------
     Provision for income taxes................        $948           $3,670
                                                       ====           ======

  The provision for income taxes differs from the amount of income tax provision computed by applying the federal income tax rate to income before income taxes.
A reconciliation of the differences is as follows:

                                                   PERIOD FROM
                                                SEPTEMBER 23, 1995  YEAR ENDED
                                                        TO         DECEMBER 31,
                                                DECEMBER 31, 1995      1996
                                                ------------------ ------------
     Computed statutory tax provision..........        $785           $2,891
       Increase resulting from:
         State and local taxes, net of federal
          benefit..............................          82              560
         Nondeductible amortization............          37              145
         Other.................................          44               74
                                                       ----           ------
     Provision for income taxes................        $948           $3,670
                                                       ====           ======

                            MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Deferred tax liabilities and assets are comprised of the following:

                                                                   DECEMBER 31
                                                                   ------------
                                                                   1995   1996
                                                                   ----  ------
     Deferred tax liabilities:
       Goodwill................................................... $--   $1,866
       Property, plant and equipment..............................  759     --
                                                                   ----  ------
     Total deferred tax liabilities...............................  759   1,866
     Deferred tax assets:
       Property, plant and equipment .............................  --    1,509
       Covenants not to compete...................................  --       75
       Vacation accrual...........................................   63     136
       Franchise tax..............................................  128     128
       Employee benefits..........................................   53     230
       Uniform capitalization.....................................  243     243
       Allowance for doubtful accounts............................  --       17
       Inventory obsolescence reserve.............................  --      159
       Other......................................................  199     246
                                                                   ----  ------
     Total deferred tax assets....................................  686   2,743
                                                                   ----  ------
     Net deferred tax (liabilities) assets........................ $(73)    877
                                                                   ====  ======

7. INDEBTEDNESS

  On November 7, 1996, the Company issued $170,000 aggregate principal amount of 10 3/4% Senior Notes (Senior Notes). Interest on the Senior Notes is payable in arrears on May 15 and November 15 of each year, commencing May 15, 1997. The Senior Notes are unsecured obligations of the Company and mature on November 15, 2006. The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after November 15, 2001. In addition, notwithstanding the foregoing, the Company may redeem up to 35% of the original aggregate principal amount prior to November 15, 1999 under certain circumstances.

  The Indenture relating to the Senior Notes contains certain covenants which, among other things, restricts the ability of the Company to incur additional indebtedness, to declare or pay dividends, to repurchase stock or make other restricted payments, create liens, engage in transactions with affiliates, or complete certain mergers or consolidations.

  Concurrent with the consummation of the above offering, the Company used a portion of the net proceeds to repay all of its outstanding indebtedness under the existing Credit Agreement, canceled the existing Credit Agreement, and entered into a new Credit Agreement (New Credit Agreement) with a bank. Accordingly, the unamortized balance of deferred financing costs related to the previous credit agreement of $3,806 was written-off as an extraordinary charge. The New Credit Agreement is in the form of a revolving credit facility and provides for borrowings of up to $75,000 over a five year term. Borrowings bear interest at a floating rate of LIBOR plus 2.5% or base rate plus 1.5%, subject to reduction based on the Company's leverage ratio, as defined. Unused commitments under the revolving credit facility are subject to an availability fee of 1/2 of 1% per annum, as defined. Borrowings are secured by the stock and substantially all of the assets of the Company. There were no borrowings outstanding under the revolving credit facility at December 31, 1996.

  The New Credit Agreement contains covenants which, among other things, provide for a minimum level of interest coverage, as defined, and limit the Company's ability to incur additional indebtedness, create liens, make restricted payments, engage in affiliate transactions or mergers and consolidations, and make asset sales.

                            MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The subordinated note payable is due to the former shareholder of Merkle-Korff in installments beginning December 31, 2000 through December 31, 2003 and bears interest at 9% per annum. The note is unsecured.

8. LEASES

  The Company leases certain land, buildings, and equipment under capital and noncancellable operating lease agreements expiring in various years through 2003. Under the terms of one of these operating leases, monthly rental payments may be adjusted every 36 months. Minimum future lease payments, by year and in aggregate, under capital and noncancellable operating leases, are as follows at December 31, 1996:

                                                               OPERATING CAPITAL
                                                                LEASES   LEASES
                                                               --------- -------
     1997.....................................................  $1,796     $22
     1998.....................................................   1,326      22
     1999.....................................................   1,236      22
     2000.....................................................     956      11
     2001.....................................................     304       1
     Thereafter...............................................     512     --
                                                                ------     ---
       Total minimum lease payments...........................  $6,130      78
                                                                ======
     Amount representing interest.............................             (11)
                                                                           ---
     Present value of net minimum lease payments..............             $67
                                                                           ===

  Total rent expense was $333 and $1,680 for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996, respectively.

9. COMMON STOCK

  Concurrent with its formation on September 8, 1995, the Company issued 100 shares of its stock for one hundred dollars. On September 22, 1995, the Company sold an additional 99,900 shares of its common stock for $29,906. The proceeds were used to finance a portion of the acquisition of all of the outstanding shares of Merkle-Korff, Mercury, and Elmco, as described in Note 1.

10. BENEFIT PLANS

  Merkle-Korff maintains a 401(k) profit sharing plan covering substantially all of their employees who have satisfied minimum years of service and age requirements. Merkle-Korff's contribution to the plan was approximately $55 and $181 for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996, respectively.

  Employees of Imperial who are not covered by collective bargaining agreements and have satisfied minimum years of service and age requirements are eligible to participate in a 401(k) savings plan sponsored by Jordan. Imperial, Scott and Gear also maintain other defined-contribution plans covering substantially all of their respective employees. Employer contributions to these plans were approximately $75 and $268 for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996, respectively.

                            MOTORS AND GEARS, INC.
               (A SUBSIDIARY OF MOTORS AND GEARS HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


11. SUBSEQUENT EVENTS

  On June 12, 1997, Motors & Gears Industries, Inc. ("MGI"), through its newly-formed wholly-owned subsidiary, FIR Group Holdings, Inc. and its wholly-owned subsidiaries, Motors and Gears Amsterdam, B.V. and FIR Group Holdings Italia, SrL. purchased all of the common stock of the FIR Group Companies, consisting of CIME S.p.A., SELIN S.p.A., and FIR S.p.A. The FIR Group Companies are manufacturers of electric motors and pumps for niche applications such as pumps for commercial dishwashers, motors for industrial sewing machines, and motors for industrial fans and ventilators.

  The purchase price of $50.5 million, including costs directly related to the transaction, was preliminarily allocated to working capital of $17.5 million, property, plant, and equipment of $4.9 million, other long term liabilities of $3.9 million, and resulted in an excess of purchase price over net identifiable assets of $32.0 million. The cash was provided from borrowings under MGI's existing Credit Agreement.

  On October 27, 1997, MGI acquired all of the outstanding stock of ED&C Company ("ED&C"). MGI acquired ED&C through its newly formed wholly owned subsidiary, Electrical Design and Control Company. ED&C is a full-service electric engineering company which designs, engineers, and manufactures electrical control systems and panels for material handling systems and other like applications. ED&C provides comprehensive design, build, and support services to produce electronic control panels which regulate the speed and movement of conveyor systems used in a variety of automotive plants and other industrial applications.

  In connection with the acquisition of ED&C MGI paid $15.0 million to the sellers in cash and the remainder was financed through a $4.0 million unsecured note which bears an interest rate of 9% with one principal amortization payment of $4.0 million in 2002. The cash was provided from borrowings under MGI's existing Credit Agreement.

  On December 18, 1997, MGI acquired all of the outstanding stock of Motion Control Engineering, Inc. ("Motion Control"). MGI acquired Motion Control through its newly formed wholly-owned subsidiary, Motion Holdings, Inc. Motion Control is the leading independent supplier of electronic motion and logic control products to the elevator industry. Motion Control designs, engineers and assembles custom microprocessor-based control systems primarily used in modernizing and upgrading existing cable traction and hydraulic elevators (90% of sales) as well as new building construction (10% of sales).

  In connection with the acquisition, MGI paid $51.6 million to the sellers in cash. The cash was provided through proceeds from the 10 3/4% Series C Senior Notes due 2006 issued on December 17, 1997.
  On December 17, 1997, the Company issued $100.0 million aggregate principal amount of 10 3/4% Series C Senior Notes. Interest on the Series C Senior Notes is payable in arrears on May 15 and November 15 of each year commencing May 15, 1998. The Series C Senior Notes are unsecured obligations of the Company and mature on November 15, 2006. In connection with the issuance of the Series C Senior Notes, the Company also received $20,000 of proceeds from the issuance of shares of common stock to its Parent.

                             MOTORS AND GEARS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                 SEPTEMBER 30,
                                                                      1997
                                                                 --------------
                                                                 (IN THOUSANDS)
                             ASSETS
Current assets:
  Cash and cash equivalents.....................................    $  5,104
  Accounts receivable, net......................................      29,988
  Inventories...................................................      25,442
  Prepaid expenses and other current assets.....................       3,142
  Deferred income taxes.........................................       1,159
                                                                    --------
    Total current assets........................................      64,835
Property, plant, and equipment, net.............................      14,081
Goodwill, net...................................................     138,556
Covenants not to compete, net...................................         981
Deferred financing costs, net...................................       9,643
Other assets....................................................         199
                                                                    --------
    Total assets................................................    $228,295
                                                                    ========
 LIABILITIES AND SHAREHOLDER'S EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable..............................................    $ 15,195
  Accrued interest payable......................................       6,965
  Accrued expenses and other....................................       2,602
  Due to affiliated company.....................................       2,770
  Current portion of capital lease obligations..................          20
                                                                    --------
    Total current liabilities...................................      27,552
Long-term debt..................................................     204,000
Subordinated note payable.......................................       5,000
Capital lease obligations, less current portion.................          75
Deferred income taxes...........................................       2,503
Other non-current liabilities...................................       2,626
Shareholder's equity (net capital deficiency):
  Common stock..................................................           1
  Additional paid-in capital....................................      30,005
  Accumulated deficit...........................................     (43,467)
                                                                    --------
    Shareholder's equity (net capital deficiency)...............     (13,461)
                                                                    --------
    Total liabilities and net capital deficiency................    $228,295
                                                                    ========

     See accompanying notes to condensed consolidated financial statements.

                             MOTORS AND GEARS, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1996     1997
                                                             -------- ---------
                                                               (IN THOUSANDS)
Net sales................................................... $ 90,153 $ 106,379
Cost of sales, excluding depreciation.......................   58,007    68,349
Selling, general, and administrative expenses...............    6,404     8,226
Depreciation................................................    2,168     3,003
Amortization of goodwill and other intangibles..............    2,920     3,256
Management fees and other...................................    2,289     1,567
                                                             -------- ---------
    Operating income........................................ $ 18,365 $  21,978
Other (income) and expenses:
  Interest expense..........................................    7,413    15,950
  Interest income...........................................      --       (354)
                                                             -------- ---------
    Total other expenses.................................... $  7,413 $  15,596
                                                             -------- ---------
Income before income taxes..................................   10,952     6,382
Provision for income taxes..................................    4,082     2,805
                                                             -------- ---------
Net income.................................................. $  6,870 $   3,577
                                                             ======== =========


     See accompanying notes to condensed consolidated financial statements.

                             MOTORS AND GEARS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
                                                             (IN THOUSANDS)
Cash flows from operating activities:
 Net income................................................ $  6,870  $  3,577
  Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization...........................    5,978     7,046
   Provision for deferred income taxes.....................      516       803
 Changes in operating assets and liabilities
  Net of effects from acquisitions:
   Decrease (Increase) in current assets...................    1,169    (2,527)
   Increase in current liabilities.........................    1,295     3,401
   Increase in non-current liabilities.....................      --         53
   Increase in non-current assets..........................      --       (327)
   (Decrease) Increase in payables to affiliated company...   (6,235)    1,064
                                                            --------  --------
Net cash provided by operating activities..................    9,593    13,090
Cash flows from investing activities:
 Capital expenditures, net.................................     (874)     (739)
 Acquisitions of subsidiaries..............................  (21,700)  (50,950)
 Cash acquired in purchase of subsidiaries.................      --        890
                                                            --------  --------
Net cash used in investing activities......................  (23,574)  (50,799)
Cash flows from financing activities:
 Proceeds from debt issuance...............................   20,000       --
 Net borrowings from revolving credit facilities...........    1,700    34,000
 Repayment of long-term debt...............................   (6,945)      (17)
 Other.....................................................       81        70
                                                            --------  --------
Net cash provided by financing activities..................   14,836    34,053
                                                            --------  --------
Effect of exchange rate changes on cash....................      --     (1,251)
Net increase (decrease) in cash and cash equivalents.......    1,855    (4,907)
Cash and cash equivalents at beginning of period...........    2,781    10,011
                                                            --------  --------
Cash and cash equivalents at end of period................. $  4,636  $  5,104
                                                            ========  ========
Cash paid during the period for:
 Interest.................................................. $  7,183  $ 11,695
 Income taxes.............................................. $    839  $    319
                                                            ========  ========
Non-cash paid investing activities:
 Capital leases............................................ $     67  $     46
                                                            ========  ========

     See accompanying notes to condensed consolidated financial statements.

                            MOTORS AND GEARS, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

A. ORGANIZATION

  The unaudited condensed consolidated financial statements, which reflect all adjustments that management believes necessary to present fairly the results of interim operations, should be read in conjunction with the Notes to the Consolidated Financial Statements (including the Summary of Significant Accounting Policies) included in the Company's audited consolidated financial statements for the year ended December 31, 1996, which are included elsewhere herein. The Company conducts its operations exclusively through its subsidiaries. Results of operations for the interim periods are not necessarily indicative of annual results of operations.

B. INVENTORIES

  Inventories are summarized as follows:

                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
     Raw materials and work in process............................    $22,533
     Finished Goods...............................................      2,909
                                                                      -------
                                                                      $25,442
                                                                      =======

C. ACQUISITION OF SUBSIDIARIES

  On March 8, 1996, Merkle-Korff acquired the net assets of Barber-Colman Motors ("Colman Motors Products", formerly "Barber-Colman"), a division of Barber-Colman Company, which was wholly-owned by Siebe, plc. This division consisted of Colman OBM and Colman Motor Products, wholly owned subsidiaries of Barber-Colman Company, and the motors division of Barber-Colman Company, collectively, Colman Motor Products ("CMP"). It is a vertically integrated manufacturer of sub fractional horsepower AC/DC motors and gear motors with applications in such products as vending machines, copiers, printers, ATM machines, currency changers, X-ray machines, peristaltic pumps, HVAC actuators, and other products.

  The purchase price of $21,700, which included costs incurred directly related to the transaction, was allocated to working capital of $5,111, property, plant and equipment of $6,541, non-compete agreements of $1,000, and resulted in an excess purchase price over net identifiable assets of $9,048. The acquisition was financed with $21,700 of new and existing credit facilities.

  On June 12, 1997, Motors & Gears Industries, Inc. ("The Company"), through its newly-formed wholly-owned subsidiary, FIR Group Holdings, Inc. and its wholly-owned subsidiaries, Motors and Gears Amsterdam, B.V. and FIR Group Holdings Italia, SrL, purchased all of the common stock of the FIR Group Companies, consisting of CIME S.p.A., SELIN S.p.A., and FIR S.p.A. The FIR Group Companies are manufacturers of electric motors and pumps for niche applications such as pumps for commercial dishwashers, motors for industrial sewing machines, and motors for industrial fans and ventilators.

  The purchase price of $50.5 million, including costs directly related to the transaction, was preliminarily allocated to working capital of $17.5 million, property, plant, and equipment of $4.9 million, other long term liabilities of $3.9 million, and resulted in an excess of purchase price over net identifiable assets of $32.0 million. The cash was provided from borrowings under the Company's existing Credit Agreement.

  On October 27, 1997, Motor & Gears Industries, Inc. ("Company") acquired all of the outstanding stock of ED&C Company ("ED&C"). The Company acquired ED&C through its newly formed wholly owned

                            MOTORS AND GEARS, INC.

subsidiary, Electrical Design and Control Company. ED&C is a full-service electric engineering company which designs, engineers, and manufactures electrical control systems and panels for material handling systems and other like applications. ED&C provides comprehensive design, build, and support services to produce electronic control panels which regulate the speed and movement of conveyor systems used in a variety of automotive plants and other industrial applications.

  In connection with the acquisition of ED&C the Company paid $15.0 million to the sellers in cash and the remainder was financed through a $4.0 million unsecured note which bears an interest rate of 9% with one principal amortization payment of $4.0 million in 2002. The cash was provided from borrowings under the Company's existing credit agreement.

D. SIGNIFICANT ACCOUNTING POLICIES--CONSOLIDATION PRINCIPLES

  The consolidated financial statements include the accounts of Motors & Gears, Inc. and its subsidiaries. Material intercompany transactions and balances are eliminated in consolidations. Operations of subsidiaries outside the United States are included for periods ending two months prior to the Company's year end and interim periods to ensure timely preparation of the consolidated financial statements.

                        REPORT OF INDEPENDENT AUDITORS

The Boards of Directors
Merkle-Korff Industries, Inc.,
 Mercury Industries, Inc. and  Elmco Industries, Inc.

  We have audited the accompanying combined balance sheet of Merkle-Korff Industries, Inc., Mercury Industries, Inc., and Elmco Industries, Inc. as of December 31, 1994, and the related combined statements of income and retained earnings and cash flows for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to September 22, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement representation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects the combined financial position of Merkle-Korff Industries, Inc., Mercury Industries, Inc. and Elmco Industries, Inc. as of December 31, 1994, and the combined results of their operations and their cash flows for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to September 22, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Chicago, Illinois
February 23, 1996

                         MERKLE-KORFF INDUSTRIES, INC.,
                          MERCURY INDUSTRIES, INC. AND
                             ELMCO INDUSTRIES, INC.

                             COMBINED BALANCE SHEET

                                                                    DECEMBER 31,
                                                                        1994
                                                                    ------------
                              ASSETS
Current assets:
  Cash............................................................. $    69,574
  Short-term investments...........................................   5,539,994
  Accounts receivable..............................................   5,877,107
  Inventories......................................................   4,529,148
  Prepaid expenses and other.......................................     139,034
  Note receivable..................................................      11,415
                                                                    -----------
    Total current assets...........................................  16,166,272
Property and equipment--Net........................................     482,766
Other assets:
  Note receivable..................................................      57,083
  Due from related parties.........................................   1,231,426
  Other noncurrent assets..........................................   1,014,845
                                                                    -----------
    Total assets................................................... $18,952,392
                                                                    ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Outstanding checks in excess of bank balance..................... $    56,857
  Accounts payable.................................................   3,086,278
  Accrued expenses and other.......................................   1,476,899
                                                                    -----------
    Total current liabilities......................................   4,620,034
Stockholders' equity:
  Common stock.....................................................   2,248,325
  Retained earnings................................................  12,084,033
                                                                    -----------
    Total stockholders' equity.....................................  14,332,358
                                                                    -----------
    Total liabilities and stockholders' equity..................... $18,952,392
                                                                    ===========

                            See accompanying notes.

 MERKLE-KORFF INDUSTRIES, INC., MERCURY INDUSTRIES, INC. AND ELMCO INDUSTRIES,
                                      INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                        YEAR ENDED    YEAR ENDED      1995 TO
                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 22,
                                           1993          1994          1995
                                       ------------  ------------  -------------
Net sales............................. $43,766,171   $ 49,340,321  $ 39,294,103
Cost of sales.........................  27,706,529     31,564,365    24,188,376
                                       -----------   ------------  ------------
Gross profit..........................  16,059,642     17,775,956    15,105,727
Selling, general, and administrative
 expenses.............................   7,512,421      5,466,521     3,489,567
                                       -----------   ------------  ------------
Operating income......................   8,547,221     12,309,435    11,616,160
Other income (expense):
  Interest income.....................     172,186        231,089       273,970
  Other...............................    (454,117)      (448,639)       (2,293)
                                       -----------   ------------  ------------
Income before income taxes............   8,265,290     12,091,885    11,887,837
State income taxes....................     143,255        170,529       283,778
                                       -----------   ------------  ------------
Net income............................   8,122,035     11,921,356    11,604,059
Retained earnings--beginning of
 period...............................   9,808,279     10,267,075    12,084,033
Dividends paid........................  (7,663,239)   (10,104,398)  (16,718,535)
                                       -----------   ------------  ------------
Retained earnings--end of period...... $10,267,075   $ 12,084,033  $  6,969,557
                                       ===========   ============  ============
Pro forma income data (unaudited):
  Pro forma income taxes, including
   amounts recorded................... $ 3,306,116   $  4,836,754  $  4,755,135
  Pro forma net income................   4,959,174      7,255,131     7,132,702


                            See accompanying notes.

                         MERKLE-KORFF INDUSTRIES, INC.,
                          MERCURY INDUSTRIES, INC. AND
                             ELMCO INDUSTRIES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                   PERIOD FROM
                                                                   JANUARY 1,
                                       YEAR ENDED    YEAR ENDED      1995 TO
                                      DECEMBER 31,  DECEMBER 31,  SEPTEMBER 22,
                                          1993          1994          1995
                                      ------------  ------------  -------------
Cash flows from operating activities
Net income:.........................  $ 8,122,035   $ 11,921,356  $ 11,604,059
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Depreciation and amortization.....      334,584        323,657       101,411
  Provision for bad debts...........       72,455            --            --
  Changes in operating assets and
   liabilities:
    Accounts receivable.............     (720,101)      (954,472)     (772,042)
    Inventories.....................      (62,634)      (511,136)     (717,088)
    Prepaid expenses and other......       46,353        (82,360)     (269,254)
    Deposits........................     (135,065)      (187,123)          --
    Outstanding checks in excess of
     bank balance...................     (321,847)      (309,780)      (56,857)
    Accounts payable................     (461,094)     1,017,562     1,481,436
    Accrued expenses and other......      115,173          6,671      (853,705)
                                      -----------   ------------  ------------
Net cash provided by operating
 activities.........................    6,989,859     11,224,375    10,517,960
Cash flows from investing activities
  (Purchases) sales of property and
   equipment........................     (267,279)      (190,223)       46,527
  Decrease (increase) in short-term
   investments......................    1,009,923       (789,266)    5,539,994
  Decrease (increase) in note
   receivable.......................       43,388        (23,819)       11,415
  (Increase) in accrued interest
   receivable.......................          --             --         (2,495)
                                      -----------   ------------  ------------
Net cash provided by (used in)
 investing activities...............      786,032     (1,003,308)    5,595,441
Cash flows from financing activities
  (Increase) decrease in due from
   related parties..................     (122,673)      (113,542)    1,231,426
  Dividends paid....................   (7,663,239)   (10,104,398)  (16,718,535)
                                      -----------   ------------  ------------
Net cash (used in) financing
 activities.........................   (7,785,912)   (10,217,940)  (15,487,109)
                                      -----------   ------------  ------------
(Decrease) increase in cash.........      (10,021)         3,127       626,292
Cash at beginning of period.........       76,468         66,447        69,574
                                      -----------   ------------  ------------
Cash at end of period...............  $    66,447   $     69,574  $    695,866
                                      ===========   ============  ============
Supplemental disclosures of cash
 flow information
  Cash paid during the period for:
    Income taxes....................  $   143,000   $    171,000  $     59,673
                                      ===========   ============  ============

                            See accompanying notes.

                        MERKLE-KORFF INDUSTRIES, INC.,
                         MERCURY INDUSTRIES, INC., AND
                            ELMCO INDUSTRIES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              SEPTEMBER 22, 1995

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Merkle-Korff Industries, Inc. (Merkle-Korff), Mercury Industries, Inc. (Mercury), and Elmco Industries, Inc. (Elmco), collectively referred to as the "Companies," are owned by an individual and trusts, the beneficiaries of which are related to the individual. Merkle-Korff manufactures and sells reversible, permanent split-capacitor, shaded-pole, and DC sub-fractional horsepower motors and gearmotors primarily to customers located throughout the United States. Mercury and Elmco manufacture various electro-mechanical products and components exclusively for Merkle-Korff.

 Short-Term Investments

  Short-term investments consist of U.S. Treasury bills and are carried at cost, which approximates market.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined by the first in, first out (FIFO) method.

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation determined using either straight-line or accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the life of the leasehold improvement.

 Research and Development Costs

  Research and development costs related to both present and future products are charged to expense when incurred.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Income Taxes

  The Companies elected to be taxed as S corporations under applicable provisions of the Internal Revenue Code and, therefore, are generally not liable for federal and certain state income taxes, as the income of the Companies is included in the taxable income of its stockholders.

 Financial Instruments

  Cash and trade receivables may subject the Companies to credit risk. The Companies hold cash at highly rated financial institutions which are federally insured up to prescribed limits. Cash balances may exceed the federally insured limits at any given time.

  For the years ended December 31, 1993 and 1994, and for the period from January 1, 1995 to September 22, 1995, the three largest customers accounted for 36%, 35% and 37% of sales, respectively. At December 31,

                        MERKLE-KORFF INDUSTRIES, INC.,
                         MERCURY INDUSTRIES, INC. AND
                            ELMCO INDUSTRIES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1994, the three largest customers accounted for 29% of trade accounts receivable. The Companies closely monitor the credit quality of their customers and credit losses have been insignificant on a historical basis.

2. RESTATED PARTY TRANSACTIONS

  Merkle-Korff leases its plants, warehouse, and offices under net leases from affiliated entities. Rent expenses, including real estate taxes attributable to these leases, amounted to $361,967, $361,962 and $274,731 for the years ended December 31, 1993 and 1994, and for the period from January 1, 1995 to September 22, 1995, respectively. Future annual minimum rental payments required under this lease amount to $303,480 for 1996.

  Mercury leases its plant under a net lease from a corporation which is an affiliated entity. Rent expenses, including real estate taxes attributable to this lease, amounted to $196,638, $194,419 and $146,431 for the years ended December 31, 1993 and 1994, and for the period from January 1, 1995 to September 22, 1995, respectively. Future minimum rental payments required under this lease amount to $174,600 for 1996.

  Elmco leases its plant under a net lease from a corporation which is an affiliated entity. Rent expenses, including real estate taxes attributable to this lease, amounted to $314,702, $334,938 and $162,421 for the years ended December 31, 1993 and 1994, and for the period from January 1, 1995 to September 22, 1995, respectively. Future minimum rental payments required under this lease amount to $254,040 for 1996.

  The amount shown as due from related parties at December 31, 1994 principally includes amounts due from related trusts and individuals under certain insurance agreements entered into for the benefit of certain officers of the Companies. The Companies are entitled to be reimbursed by the trusts for the lesser of all premiums paid relating to these policies or their cash surrender values upon either payment of the face value of the policies or termination of the policies for any reason. As of December 31, 1994, these amounts were secured by the cash surrender value of the related life insurance policies.

  The Companies contributed $450,000 to a foundation controlled by a related party during each of the years ended December 31, 1993 and 1994.

  Transactions and accounts existing between the Companies have been eliminated in the combined financial statements.

3. INVENTORIES

  Inventories consist of the following:

                                                                    DECEMBER 31,
                                                                        1994
                                                                    ------------
   Raw materials...................................................  $2,796,630
   Work in process.................................................     764,058
   Finished goods..................................................     968,460
                                                                     ----------
                                                                     $4,529,148
                                                                     ==========

                        MERKLE-KORFF INDUSTRIES, INC.,
                         MERCURY INDUSTRIES, INC. AND
                            ELMCO INDUSTRIES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                                       1994
                                                                   ------------
   Machinery and equipment........................................ $ 4,088,405
   Dies and tooling...............................................   1,687,477
   Furniture and fixtures.........................................     834,661
   Vehicles.......................................................     205,304
   Leasehold improvements.........................................     740,135
                                                                   -----------
                                                                     7,555,982
   Less: Accumulated depreciation and amortization................  (7,073,216)
                                                                   -----------
                                                                   $   482,766
                                                                   ===========

5. NOTE RECEIVABLE

  Note receivable consists of the following:

                                                                   DECEMBER 31,
                                                                       1994
                                                                   ------------
   9.75% note receivable due in monthly installments of $1,466
    including interest through November 1999...................... $    68,498
   Less: Current portion..........................................     (11,415)
                                                                   -----------
                                                                   $    57,083
                                                                   ===========

6. COMMON STOCK

  Common stock consists of the following:

                                                                   DECEMBER 31,
                                                                       1994
                                                                   ------------
   Merkle-Korff Industries, Inc.
     Common stock; no par value; 1,000,000 shares authorized;
      803,250 shares
      issued and outstanding...................................... $ 2,222,235
   Mercury Industries, Inc.
     Common stock; no par value; 2,500 shares authorized; 1,000
      shares issued and outstanding...............................      25,000
   Elmco Industries, Inc.
     Common stock; $10 par value; 100,000 shares authorized; 100
      shares issued and outstanding...............................       1,000
                                                                   -----------
                                                                   $ 2,248,325
                                                                   ===========

7. PROFIT-SHARING PLANS

  The Companies maintain profit-sharing plans with a 401(k) provision. The plans cover all eligible employees with specified years of service and attainment of minimum age requirements. The Companies' voluntary contributions to the plans were $99,047 and $98,765 for the years ended December 31, 1993 and 1994, respectively. The Companies did not make any voluntary contributions to the plans during the period from January 1, 1995 to September 22, 1995.

                        MERKLE-KORFF INDUSTRIES, INC.,
                         MERCURY INDUSTRIES, INC. AND
                            ELMCO INDUSTRIES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

8. SUBSEQUENT EVENT

  On September 22, 1995, Motors and Gears, Inc., formerly MK Group, Inc., a wholly-owned subsidiary of M&G Holdings, Inc., a majority-owned subsidiary of Jordan Industries, Inc., acquired all of the outstanding common stock of the Companies for approximately $107,406,000.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Barber-Colman Company

  We have audited the accompanying balance sheets of Barber-Colman Company-- Barber-Colman Motors Division (the Division) as of March 31, 1995 and December 31, 1995, and the related statements of divisional operations and cash flows for the year ended March 31, 1995 and the nine month period ended December 31, 1995. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  Barber-Colman Company--Barber-Colman Motors Division is a part of Barber-Colman Company, a wholly owned subsidiary of Siebe, plc., and has no separate legal status or existence. Transactions with Barber-Colman Company and other affiliates are described in Note 1.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barber-Colman Company-- Barber-Colman Motors Division at March 31, 1995 and December 31, 1995, and the results of its operations and its cash flows for the year ended March 31, 1995 and the nine months ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the financial statements, the Division changed its method of accounting for advertising costs on April 1, 1995 to conform with Statement of Position 93-7, "Reporting on Advertising Costs."
                                          Ernst & Young LLP

Chicago, Illinois
January 19, 1996

                         BARBER-COLMAN MOTORS DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                                 BALANCE SHEETS

                                                         MARCH 31,  DECEMBER 31,
                                                           1995         1995
                                                        ----------- ------------
                        ASSETS
Current assets:
  Cash................................................  $     6,000 $     6,000
  Accounts receivable from third parties, less allow-
   ance of $33,000....................................    3,129,000   1,586,000
  Accounts receivable from related entities...........      507,000     428,000
  Inventories.........................................    2,908,000   2,726,000
  Prepaid expenses and other current assets...........      837,000     599,000
  Deferred income taxes...............................       78,000     128,000
                                                        ----------- -----------
    Total current assets..............................    7,465,000   5,473,000
Property, equipment, and leasehold improvements--Net..    7,265,000   6,989,000
Goodwill, less accumulated amortization of $626,000 at
 March 31, 1995; $687,000 at December 31, 1995........    2,652,000   2,591,000
                                                        ----------- -----------
    Total assets......................................  $17,382,000 $15,053,000
                                                        =========== ===========
           LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable to third parties...................  $ 2,501,000 $   591,000
  Accounts payable to related entities................      362,000     119,000
  Accrued expenses and other current liabilities......      650,000     551,000
                                                        ----------- -----------
    Total current liabilities.........................    3,513,000   1,261,000
Deferred income taxes.................................    2,042,000   1,971,000
Commitments (Note 8)
Division equity.......................................   11,827,000  11,821,000
                                                        ----------- -----------
    Total liabilities and division equity.............  $17,382,000 $15,053,000
                                                        =========== ===========


                            See accompanying notes.

                         BARBER-COLMAN MOTORS DIVISION
(A DIVISION OF BARBER-COLMAN COMPANY, A WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                      STATEMENTS OF DIVISIONAL OPERATIONS

                                                          YEAR     NINE MONTHS
                                                          ENDED       ENDED
                                                        MARCH 31,  DECEMBER 31,
                                                          1995         1995
                                                       ----------- ------------
Net sales:
  Third parties....................................... $21,362,000 $14,890,000
  Related entities....................................   2,090,000   1,452,000
                                                       ----------- -----------
                                                        23,452,000  16,342,000
Cost of sales:
  Third parties.......................................  15,296,000  11,105,000
  Related entities....................................   1,497,000   1,083,000
                                                       ----------- -----------
                                                        16,793,000  12,188,000
                                                       ----------- -----------
  Gross profit........................................   6,659,000   4,154,000
Selling, general, and administrative expenses:
  Allocated by parent.................................     981,000     886,000
  Other...............................................   3,953,000   2,935,000
                                                       ----------- -----------
                                                         4,934,000   3,821,000
                                                       ----------- -----------
Operating income......................................   1,725,000     333,000
Other expense.........................................      11,000      18,000
Allocated interest expense............................     425,000     321,000
                                                       ----------- -----------
Income (loss) before income taxes and cumulative
 effect of change in accounting for advertising
 costs................................................   1,289,000      (6,000)
Provision for income taxes............................     671,000     130,000
                                                       ----------- -----------
Income (loss) before cumulative effect of change in
 accounting for advertising costs.....................     618,000    (136,000)
Cumulative effect of change in accounting for
 advertising costs (Note 1)...........................         --      122,000
                                                       ----------- -----------
Divisional income (loss) ............................. $   618,000 $  (258,000)
                                                       =========== ===========

                            See accompanying notes.

                         BARBER-COLMAN MOTORS DIVISION
(A DIVISION OF BARBER-COLMAN COMPANY, A WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                            STATEMENTS OF CASH FLOWS

                                                         YEAR     NINE MONTHS
                                                        ENDED        ENDED
                                                      MARCH 31,   DECEMBER 31,
                                                         1995         1995
                                                      ----------  ------------
Cash flows from operating activities
Divisional income (loss) ............................ $  618,000  $  (258,000)
Adjustments to reconcile divisional income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization......................    831,000      641,000
  Deferred income taxes..............................   (590,000)     (39,000)
  Cumulative effect of change in accounting for
   advertising costs.................................        --       122,000
  Changes in operating assets and liabilities:
    Accounts receivable..............................   (507,000)   1,622,000
    Inventories......................................   (567,000)     182,000
    Prepaid expenses and other current assets........     35,000       34,000
    Accounts payable.................................    340,000   (2,153,000)
    Accrued expenses and other current liabilities...    (60,000)     (99,000)
                                                      ----------  -----------
Net cash provided by operating activities............    100,000       52,000
Cash flows from investing activities
  Purchases of property, equipment, and leasehold im-
   provements........................................   (699,000)    (458,000)
  Proceeds from disposals of property, equipment, and  1,433,000      154,000
   leasehold improvements............................ ----------  -----------
Net cash provided by (used for) investing activi-
 ties................................................    734,000     (304,000)
Cash flows from financing activities
  (Distributions to) contributions by Parent.........   (834,000)     252,000
                                                      ----------  -----------
Net cash (used for) provided by financing activi-       (834,000)     252,000
 ties................................................ ----------  -----------
Net change in cash...................................        --           --
Cash at beginning of period..........................      6,000        6,000
                                                      ----------  -----------
Cash at end of period................................ $    6,000  $     6,000
                                                      ==========  ===========

                            See accompanying notes.

                         BARBER-COLMAN MOTORS DIVISION
   (A DIVISION OF BARBER-COLMAN COMPANY, A WHOLLY OWNED SUBSIDIARY OF SIEBE,
                                     PLC.)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  Barber-Colman Motors Division (the Division) is a division of Barber-Colman Company, which is a wholly owned subsidiary of Siebe, plc. (collectively, the Parent). The Division consists of Colman OEM and Colman Motor Products, wholly owned subsidiaries of Barber-Colman Company, and the motors division of Barber-Colman Company. The Division is a vertically integrated manufacturer of subfractional horsepower AC and DC motors and gear motors and sells its products to customers located in North America.

 Basis of Presentation

  These financial statements present the assets, liabilities, and results of operations of the Division. Costs related to functions performed by the Parent and certain other costs which are attributable to the Division are allocated to the Division by the Parent. Costs related to these functions performed by the Parent include legal, property and casualty insurance, human resources, financial reporting, general accounting, and other administrative services. In addition, interest expense is allocated by the Parent. Refer to Note 9 for a summary of allocated costs.

  The Division is part of a consolidated group and as such has significant transactions with related entities. The terms of these transactions were determined between related parties and may, therefore, differ from terms which would have occurred between wholly unrelated parties and may also differ from the costs which would have been incurred had the Division operated as a completely autonomous entity.

  The assets, liabilities, income, and expenses shown on the Division's financial statements are only part of those of a larger entity and are not subject to the constraints of law and custom applicable to legal entities. Consequently, they may be available to satisfy claims unrelated to and not reflected in the financial statements of the nonlegal entity.

 Cash Management

  The Division transfers its cash to the Parent and the Parent advances funds to the Division to finance its operations, the expansion of its business, and its working capital requirements. The net activity in the regard is reflected as a part of Division equity.

 Inventories

  Inventories are valued at the lower of cost or market. The Division costs certain inventories using the last in, first out (LIFO) method and other inventories using the first in, first out (FIFO) method.

 Property, Equipment, and Leasehold Improvements

  Property and equipment are stated at cost, less accumulated depreciation. Provisions for depreciation of property and equipment are determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated at cost, less accumulated amortization. Amortization is determined using the straight-line method over the life of the leasehold improvement.

 Goodwill

  Goodwill is being amortized over 40 years using the straight-line method. All of the goodwill was allocated by the Parent to the Division after the acquisition of Barber-Colman Company in 1987.

                         BARBER-COLMAN MOTOR DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Financial Instruments

  Trade receivables may subject the Division to credit risk. Credit risk associated with trade receivables is limited by the large number of customers in the Division's customer base. The Division monitors the credit quality of its customers and maintains allowances for potential credit losses which, historically, have been within the range of the Division's expectations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Advertising Costs

  On April 1, 1995, the Division adopted Statement of Position 93-7, "Reporting on Advertising Costs" (SOP 93-7). The adoption of SOP 93-7 changes the Division's method of accounting for advertising costs. Previously, the Division deferred advertising costs and amortized them over the related period of advertising. Advertising costs are now expensed as incurred. The cumulative effect of this change in accounting was to increase the divisional loss for the nine months ended December 31, 1995 by $122,000, net of an $82,000 income tax benefit.

2. INVENTORIES

  Inventories consist of the following:

                                                        MARCH 31,   DECEMBER 31,
                                                           1995         1995
                                                        ----------  ------------
   Raw materials....................................... $  152,000   $   62,000
   Work in process.....................................  3,341,000    3,220,000
   Finished goods......................................    135,000      199,000
   Inventory obsolescence reserve......................   (451,000)    (451,000)
                                                        ----------   ----------
                                                         3,177,000    3,030,000
   LIFO reserve........................................   (269,000)    (304,000)
                                                        ----------   ----------
                                                        $2,908,000   $2,726,000
                                                        ==========   ==========

  Inventories with a current cost of approximately $1,842,000 and $1,944,000, respectively, have been costed using the LIFO method.

                         BARBER-COLMAN MOTORS DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


3. PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

  Property, equipment, and leasehold improvements consist of the following:


                                                       MARCH 31,   DECEMBER 31,
                                                         1995          1995
                                                      -----------  ------------
Machinery and equipment.............................. $10,132,000  $10,468,000
Furniture and fixtures...............................     503,000      514,000
Construction in process..............................     534,000      386,000
Leasehold improvements...............................     421,000      432,000
Allocated software costs.............................   1,093,000    1,079,000
Other fixed assets...................................      46,000       57,000
                                                      -----------  -----------
                                                       12,729,000   12,936,000
Less: Accumulated depreciation and amortization......  (5,512,000)  (5,995,000)
                                                      -----------  -----------
                                                        7,217,000    6,941,000
Allocated building costs, net........................      48,000       48,000
                                                      -----------  -----------
                                                      $ 7,265,000  $ 6,989,000
                                                      ===========  ===========

  Allocated building costs, net represents the portion of the cost of Barber-Colman Company's headquarters facility allocated to the Division. This facility was disposed of during the year ended March 31, 1995 and the related allocation was reversed.

4. DIVISION EQUITY

  Division equity consists of the following:

   Balance at April 1, 1994........................................ $12,043,000
   Divisional income...............................................     618,000
   Distributions to Parent, net....................................    (834,000)
                                                                    -----------
   Balance at March 31, 1995.......................................  11,827,000
   Divisional loss.................................................    (258,000)
   Contributions by Parent, net....................................     252,000
                                                                    -----------
   Balance at December 31, 1995.................................... $11,821,000
                                                                    ===========

  Distributions to/Contributions by Parent represent the change in net assets of the Division, net of divisional income or loss during each respective period.

5. INCOME TAXES

  The provisions for income taxes consist of the following:

                                                           YEAR     NINE MONTHS
                                                          ENDED        ENDED
                                                        MARCH 31,   DECEMBER 31,
                                                           1995         1995
                                                        ----------  ------------
Current:
  Federal.............................................. $  977,000    $131,000
  State................................................    284,000      38,000
                                                        ----------    --------
                                                         1,261,000     169,000
Deferred...............................................   (590,000)    (39,000)
                                                        ----------    --------
                                                        $  671,000    $130,000
                                                        ==========    ========

                         BARBER-COLMAN MOTORS DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The primary reasons for the difference between the statutory federal income tax rate and the effective tax rate are state income taxes and amortization of goodwill and other expenses not deductible for tax purposes.

  The Division's operating results are included in the Parent's income tax returns. The provision for current income taxes is based on the Division's taxable income calculated on a separate return basis.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes.

  Significant components of the Division's deferred tax assets and liabilities consist of the following:

                                                       MARCH 31,   DECEMBER 31,
                                                         1995          1995
                                                      -----------  ------------
Deferred income tax assets:
  Allowance for doubtful accounts.................... $    13,000  $    13,000
  Inventory obsolescence reserve.....................     180,000      180,000
  Accrued vacation...................................      32,000       11,000
  Accrued warranty...................................      10,000       10,000
  Other..............................................      14,000       84,000
                                                      -----------  -----------
                                                          249,000      298,000
Deferred income tax liabilities:
  Book value in excess of tax basis
   of property, equipment, and
   leasehold improvements............................  (2,042,000)  (1,971,000)
  Prepaid expenses...................................    (171,000)    (170,000)
                                                      -----------  -----------
                                                       (2,213,000)  (2,141,000)
                                                      -----------  -----------
                                                      $(1,964,000) $(1,843,000)
                                                      ===========  ===========

6. RETIREMENT BENEFITS

  Substantially all of the Division's employees are covered by a qualified retirement savings and/or profit sharing plan of the Parent. The Division is charged for its share of the Parent's contributions to the plans. The Division was charged approximately $214,000 and $161,000 for these contributions during year ended March 31, 1995 and nine months ended December 31, 1995, respectively.

7. MAJOR CUSTOMERS

  During the year ended March 31, 1995 and the nine months ended December 31, 1995, the same three customers accounted for approximately 31% and 34% of sales, respectively. At March 31, 1995 and December 31, 1995, these same three customers accounted for approximately 37% and 31% of trade accounts receivable, respectively.

  One of these customers is a related entity which accounted for approximately 9% of sales during both the year ended March 31, 1995 and the nine months ended December 31, 1995. At March 31, 1995 and December 31, 1995, this related entity accounted for approximately 14% and 21% of trade accounts receivable, respectively.

                         BARBER-COLMAN MOTORS DIVISION
                    (A DIVISION OF BARBER-COLMAN COMPANY, A
                    WHOLLY OWNED SUBSIDIARY OF SIEBE, PLC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


8. COMMITMENTS

  The Division leases manufacturing, office, and storage facilities and certain equipment under noncancelable operating leases expiring in various years through 2000. The leases require the Division to pay real estate taxes and maintenance costs.

  Commitments for future minimum payments under noncancelable leases are as follows as of December 31, 1995:

      1996........................................................... $1,244,000
      1997...........................................................  1,031,000
      1998...........................................................    960,000
      1999...........................................................    762,000
      2000 and thereafter............................................    386,000

  Rental expense for the year ended March 31, 1995 and the nine months ended December 31, 1995 was approximately $984,000 and $842,000, respectively. Included in these amounts is related party rental expense of approximately $158,000 and $132,000 for the year ended March 31, 1995 and the nine months ended December 31, 1995, respectively.

9. ALLOCATED COSTS

  Costs related to functions performed by the Parent and certain other costs which are attributable to the Division are allocated to the Division by the Parent as follows:

                            YEAR    NINE MONTHS
                            ENDED      ENDED
                          MARCH 31, DECEMBER 31,
                            1995        1995     BASIS FOR ALLOCATION
                          --------- ------------ --------------------
Cost of sales*:
  Building rent.........  $ 38,000    $ 31,000   Square feet occupied
  Data processing.......   157,000     124,000   Hourly use
  Insurance.............   168,000     112,000   Actual experience
                          --------    --------
                          $363,000    $267,000
                          ========    ========
Selling, general and ad-
 ministrative expenses:
  Building rent.........  $120,000    $101,000   Square feet occupied
  Data processing.......    31,000      23,000   Hourly use
  Insurance.............    63,000      68,000   Actual experience
  Royalties.............   216,000     147,000   Actual third-party sales
  Management fees.......    78,000      98,000   Budgeted sales
  Other.................   473,000     449,000   Budgeted sales, headcount, and
                                                  actual use of corporate services
                          --------    --------
                          $981,000    $886,000
                          ========    ========
Interest................  $425,000    $321,000   Average net assets
                          ========    ========

--------
* These costs are included in cost of sales of both third parties and related entities.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder
The Imperial Electric Company and Subsidiaries

  We have audited the accompanying consolidated balance sheets of The Imperial Electric Company and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Imperial Electric Company and subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Akron, Ohio
October 1, 1996

                 THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                            -------------------
                                                              1994      1995
                                                              (IN THOUSANDS,
                                                             EXCEPT SHARE AND
                                                            PER SHARE AMOUNTS)
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $      56 $      36
  Accounts receivable, net of allowance for doubtful
   accounts of $15 in 1994 and 1995........................     5,434     7,378
  Inventories..............................................     7,000     8,481
  Prepaid expenses.........................................       287       272
                                                            --------- ---------
    Total current assets...................................    12,777    16,167
Property, plant and equipment--Net.........................     3,010     3,615
Goodwill less accumulated amortization of $3,748 in 1994
 and $4,172 in 1995........................................    13,434    13,005
Other non-current assets...................................        29        27
                                                            --------- ---------
    Total assets........................................... $  29,250 $  32,814
                                                            ========= =========
           LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable......................................... $   2,313 $   2,911
  Accrued expenses and other current liabilities...........       469       594
  Current portion of capital lease obligations.............       163       136
  Current portion of note payable to Parent................     2,200     3,357
  Due to parent............................................     3,551     4,802
                                                            --------- ---------
    Total current liabilities..............................     8,696    11,800
Long-term capital lease obligations........................       348       709
Deferred income taxes......................................        83        73
Note payable to Parent.....................................     7,827     4,470
Other non-current liabilities..............................       157        53
Shareholder's equity:
  Common stock, Class A, $100 per share stated value, 50
   shares authorized, issued and outstanding...............         5         5
  Common stock, Class B, $100 per share stated value, 950
   shares authorized, issued and outstanding...............        95        95
  Retained earnings........................................    12,039    15,609
                                                            --------- ---------
    Total shareholder's equity.............................    12,139    15,709
                                                            --------- ---------
    Total liabilities and shareholder's equity.............   $29,250   $32,814
                                                            ========= =========

                            See accompanying notes.

                 THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

                       CONSOLIDATED STATEMENTS OF INCOME

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1993     1994     1995
                                                         (IN THOUSANDS)
Net sales........................................... $32,242  $36,243  $40,090
Cost of sales, excluding depreciation...............  21,217   23,461   27,055
Selling, general and administrative expenses, ex-
 cluding depreciation...............................   2,425    2,267    2,239
Depreciation........................................     912      595      707
Amortization of goodwill and other intangibles......     687      474      431
Management fees to Parent...........................   1,967    2,065    2,168
                                                     -------  -------  -------
Operating income....................................   5,034    7,381    7,490
Other (income) and expenses:
 Interest expense:
  Parent............................................   2,285    1,813    1,352
  Other.............................................       6       45       85
 Miscellaneous--Net.................................     (49)     (45)      (9)
                                                     -------  -------  -------
                                                       2,242    1,813    1,428
                                                     -------  -------  -------
Income before income taxes..........................   2,792    5,568    6,062
Provision for income taxes..........................   1,185    2,254    2,492
                                                     -------  -------  -------
Net income.......................................... $ 1,607  $ 3,314  $ 3,570
                                                     =======  =======  =======


                            See accompanying notes.

     THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES (A SUBSIDIARY OF JORDAN
                               INDUSTRIES, INC.)

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                               COMMON  COMMON
                                                STOCK   STOCK  RETAINED
                                               CLASS A CLASS B EARNINGS  TOTAL
                                               ------- ------- -------- -------
                                                        (IN THOUSANDS)
Balance at January 1, 1993....................   $ 5     $95   $ 7,118  $ 7,218
 Net income...................................    --      --     1,607    1,607
                                                 ---     ---   -------  -------
Balance at December 31, 1993..................     5      95     8,725    8,825
 Net income...................................    --      --     3,314    3,314
                                                 ---     ---   -------  -------
Balance at December 31, 1994..................     5      95    12,039   12,319
 Net income...................................    --      --     3,570    3,570
                                                 ---     ---   -------  -------
Balance at December 31, 1995..................   $ 5     $95   $15,609  $15,709
                                                 ===     ===   =======  =======



                            See accompanying notes.

                 THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1993     1994     1995
                                                        (IN THOUSANDS)
Cash flows from operating activities
Net income......................................... $ 1,607  $ 3,314  $ 3,570
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization....................   1,599    1,069    1,138
  Deferred income taxes............................    (211)      31      (10)
  Changes in assets and liabilities:
   Accounts receivable.............................     297     (505)  (1,944)
   Inventories.....................................      42   (1,070)  (1,481)
   Prepaid expenses................................    (240)      18       15
   Accounts payable, accrued expenses and other
    account liabilities............................    (233)   1,214      722
   Non-current liabilities.........................      44       63     (104)
                                                    -------  -------  -------
Net cash provided by operating activities..........   2,905    4,134    1,906
Cash flows from investing activities
  Net additions to property, plant and equipment...    (291)    (194)    (731)
                                                    -------  -------  -------
Net cash used in investing activities..............    (291)    (194)    (731)
Cash flows from financing activities
  Increase in due to Parent........................     889      265    1,251
  Payments on note payable to Parent...............  (3,503)  (4,031)  (2,200)
  Payment of capital lease obligations.............     --      (118)    (246)
                                                    -------  -------  -------
Net cash used in financing activities..............  (2,614)  (3,884)  (1,195)
                                                    -------  -------  -------
Increase (decrease) in cash........................     --        56      (20)
Cash and cash equivalents at beginning of year.....     --       --        56
                                                    -------  -------  -------
Cash and cash equivalents at end of year........... $   --   $    56  $    36
                                                    =======  =======  =======
Supplemental cash flow disclosure:
 Interest:
  Parent........................................... $ 2,582  $ 1,933  $ 1,432
  Other............................................       6       45       85
 Income taxes paid.................................      65       89      142
 Property acquired under capital leases............     --       556      581

                            See accompanying notes.

                THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  The Imperial Electric Company ("Imperial") designs, manufactures and distributes specialty electric motors, generators and gears for industry and commercial use. Sales are principally in the United States. Imperial is owned 100% by Jordan Industries, Inc. ("Parent" or "Jordan Industries").

 Principles of Consolidation

  The consolidated financial statements include the accounts of Imperial and its wholly-owned subsidiaries, Scott Motors Company ("Scott"), a manufacturer of specialty electric motors; and Gear Research Inc. ("Gear"), a manufacturer of gears and precision gear assemblies. Imperial and its subsidiaries are referred to collectively as "the Company". All significant intercompany transactions and accounts have been eliminated.

 Cash and cash equivalents

  Cash equivalents consist of highly liquid investments with an initial maturity of three months or less at the time of purchase.

 Inventories

  Inventories are stated at the lower of cost or market. Inventories are primarily valued at either average or first-in, first-out (FIFO) cost.

 Property, Plant and Equipment

  Property, plant and equipment is carried at cost less accumulated depreciation. Depreciation is provided on the straight-line and accelerated methods over the estimated useful lives as follows:

      Buildings and improvements.................................. 5 to 30 years
      Machinery and equipment.....................................  3 to 7 years
      Furniture and fixtures...................................... 5 to 10 years

  Leasehold improvements and assets under capital leases are amortized using the straight-line method over the lower of the lease term or their estimated productive lives. Amortization of leasehold improvements and capital leased assets is included in depreciation expense.

 Goodwill

  Goodwill is the excess of cost over net assets acquired from the acquisition of Imperial by the Parent, and the acquisitions of Scott and Gear by Imperial. Goodwill is being amortized on the straight-line method over forty years. The carrying amount of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of cash flows.

 Adoption of FAS 121

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS 121 requires, among other things, that the Company consider whether

                THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

indicators of impairment of long-lived assets held for use are present, that if such indicators are present the Company determines whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, that the Company recognizes an impairment at loss based on the excess of the carrying amount of the assets over their fair value.

  The Company adopted the provisions of SFAS 121 in the fourth quarter of 1995. Accordingly, the Company evaluated the ongoing value of its property, plant and equipment and other long-lived assets at that time. From this evaluation, the Company determined that there were no indications of impairment significant enough to warrant recognition of an impairment loss, and as such, no impairment loss has been recognized for the year ended December 31, 1995.

 Income Taxes

  Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the provisions of this statement, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets arising from temporary differences and net operating losses will not be realized. The adoption of SFAS No. 109 did not have a material effect on the financial condition or results of operations of the Company.

 Concentration of Credit Risk

  Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. Credit terms are consistent with the industry, and credit losses are provided for in the financial statements and consistently have been within management's expectations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  The Company's financial instruments include trade accounts receivable, accounts payable, accrued expenses, and notes payable to Jordan Industries. The fair values of all financial instruments were not materially different from their carrying values.

2. INVENTORIES

  Inventories consist of the following at December 31:

                                                                    1994   1995
                                                                   ------ ------
                                                                        (IN
                                                                    THOUSANDS)
   Raw materials.................................................. $5,613 $6,598
   Work-in-process................................................    736    867
   Finished goods ................................................    651  1,016
                                                                   ------ ------
                                                                   $7,000 $8,481
                                                                   ====== ======

                 THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following at December 31:

                                                                1994     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
   Land and improvements...................................... $   265  $   265
   Buildings..................................................   2,492    2,648
   Machinery and equipment....................................   8,827    9,826
   Furniture and fixtures.....................................     287      298
                                                               -------  -------
                                                                11,871   13,037
   Less accumulated depreciation and amortization.............  (8,861)  (9,422)
                                                               -------  -------
   Net property, plant and equipment.......................... $ 3,010  $ 3,615
                                                               =======  =======

4. LEASE

  The Company leases certain land, buildings and equipment under capital and noncancelable operating lease agreements expiring in various years through 2003. Under the terms of one of these operating leases, monthly rental payments may be adjusted every 36 months. Minimum future lease payments, by year and in aggregate, under capital and noncancelable operating leases are as follows at December 31, 1995:

                                                              CAPITAL  OPERATING
                                                              LEASES    LEASES
                                                              -------  ---------
                                                               (IN THOUSANDS)
   1996...................................................... $  342    $  272
   1997......................................................    281       272
   1998......................................................    216       198
   1999......................................................    136       198
   2000......................................................     31       198
   Thereafter................................................    --        398
                                                              ------    ------
   Total minimum lease payments..............................  1,006    $1,536
                                                                        ======
   Amount representing interest..............................   (161)
                                                              ------
   Present value of net minimum lease payments............... $  845
                                                              ======

  Total rent expense related to operating leases for 1993, 1994 and 1995 amounted to $275, $276 and $288, respectively.

                THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


5. INCOME TAXES

  The Company's taxable income is included in the consolidated federal income tax return of Jordan Industries, Inc. The amount of income taxes allocated to the Company is based on the amount of taxes determined as if the Company filed a separate federal income tax return.

  Significant components of the provision for income taxes attributable to operations are as follows for the years ended December 31:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1993     1994    1995
                                                           (IN THOUSANDS)
   Current:
     Federal.......................................... $ 1,208  $ 1,931 $ 2,194
     State............................................     188      292     308
                                                       -------  ------- -------
       Total current..................................   1,396    2,223   2,502
   Deferred:
     Federal..........................................    (211)      31     (10)
     State............................................     --       --      --
                                                       -------  ------- -------
       Total deferred.................................    (211)      31     (10)
                                                       -------  ------- -------
                                                       $ 1,185  $ 2,254 $ 2,492
                                                       =======  ======= =======

  The provision for income taxes differs from the amount of income tax provision computed by applying the federal income tax rate to income before income taxes. A reconciliation of the differences is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                         1993     1994    1995
                                                            (IN THOUSANDS)
   Computed statutory tax provision.................... $   949  $ 1,893 $ 2,061
   Increase (decrease) resulting from:
     State and local taxes, net of federal benefit.....     110      193     203
     Nondeductible amortization........................     145      145     146
     Other--Net........................................     (19)      23      82
                                                        -------  ------- -------
   Provision for income taxes.......................... $ 1,185  $ 2,254 $ 2,492
                                                        =======  ======= =======

  Deferred tax liabilities and assets are comprised of the following at December 31:

                                                                    1994  1995
                                                                    ----- -----
                                                                        (IN
                                                                    THOUSANDS)
   Deferred tax liabilities:
     Depreciation.................................................. $ 783 $ 759
                                                                    ----- -----
       Total deferred tax liabilities..............................   783   759
   Deferred tax assets:
     Vacation accrual..............................................    55    63
     Franchise tax.................................................   146   128
     Employee benefits.............................................    94    53
     Uniform capitalization........................................   201   243
     Other.........................................................   204   199
                                                                    ----- -----
       Total deferred tax assets...................................   700   686
                                                                    ----- -----
   Net deferred tax liabilities.................................... $  83 $  73
                                                                    ===== =====

                THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


6. RELATED PARTY TRANSACTION

  During the years ended December 31, 1993, 1994 and 1995, the Company engaged in various related party transactions with its parent, Jordan Industries, Inc. Following are the details of material transactions between the Company and Jordan Industries.

  The Company's note payable to Parent is primarily financed through a revolving credit arrangement with Jordan Industries, Inc. Borrowings under the arrangement are due on demand and bear interest at 14.5%. The borrowings were used primarily to purchase Imperial, Scott, and Gear. The Parent has represented that it does not intend to call this note in any part during the year ended December 31, 1996. The portion of the note payable which the Company has repaid or intends to repay within the next year has been classified as current in the financial statements.

  Jordan Industries, Inc. provides consulting services to the Company in exchange for annual fees which are payable in accordance with terms stipulated in the management consulting agreement between the Company and Jordan Industries. Management fee expenses recorded by the Company for such services amounted to $1,967, $2,065 and $2,168 for the years ended December 31, 1993, 1994 and 1995, respectively.

  Due to Parent at December 31 consists of:

                                                                   1994   1995
                                                                  ------ ------
                                                                       (IN
                                                                   THOUSANDS)
   Interest under revolving credit agreement..................... $  414 $  334
   Management fee................................................    516    542
   Taxes payable.................................................  2,008  3,073
   Other.........................................................    613    853
                                                                  ------ ------
                                                                  $3,551 $4,802
                                                                  ====== ======

7. BENEFIT PLANS

  The Company has several employee benefit plans covering substantially all employees. The Company makes contributions to the plans equal to the amounts determined by accepted actuarial methods for the defined benefit plan and on a cents-per-hour basis for certain defined contribution plans.

  Benefits under the defined benefit plan are based on years of service and employee compensation.

  The following table sets forth the status of the defined benefit plan of the Company at December 31:

                                                                  1994   1995
                                                                  -----  -----
                                                                      (IN
                                                                  THOUSANDS)
   Actuarial present value of benefit obligations:
     Vested...................................................... $ 151  $  72
     Non-vested..................................................     9      8
                                                                  -----  -----
   Projected benefit obligation..................................   160     80
   Plan assets at fair value primarily invested in money market
    accounts, equity securities, loans and mortgages.............   128     32
                                                                  -----  -----
   Under-funded projected benefit obligation.....................   (32)   (48)
   Unrecognized net gain.........................................   (40)    (6)
                                                                  -----  -----
   Accrued pension cost recorded as a current liability.......... $ (72) $ (54)
                                                                  =====  =====

                THE IMPERIAL ELECTRIC COMPANY AND SUBSIDIARIES
                   (A SUBSIDIARY OF JORDAN INDUSTRIES, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Net pension cost of the defined benefit plan includes the following components for the years ended December 31:

                                                   YEAR ENDED DECEMBER 31,
                                                   -----------------------
                                                    1993      1994      1995
                                                       (IN THOUSANDS)
Interest cost..................................... $     16  $     17  $     8
Return on assets..................................      (21)       17       (4)
Net amortization of deferral......................        8       (31)      (3)
                                                   --------  --------  -------
  Net periodic pension cost....................... $      3  $      3  $     1
                                                   ========  ========  =======

  The following actuarial assumptions were used in determining the projected benefit at December 31:

                                                               1993  1994  1995
                                                               ----  ----  ----
   Weighted average discount rate............................. 7.00% 7.75% 6.00%
   Expected long-term rate on plan assets..................... 8.00% 8.00% 7.75%

  Certain employees not covered by collective bargaining agreements participate in 401(k) plans sponsored by the Company or Jordan Industries, Inc. The plans provide for employer contributions either based on a formula or at the discretion of the Board of Directors. Employer contributions to their 401(k) and other defined contribution plans amounted to approximately $416, $401 and $299 in 1993, 1994 and 1995, respectively.

8. RESTRICTED SUBSIDIARIES

  The Company is a wholly-owned subsidiary of Jordan Industries and is one of the "Restricted Subsidiaries" of Jordan Industries under the JII Indentures relating to the Senior Notes and Senior Subordinated Discount Debentures of Jordan Industries (the "JII Indentures"). As a result, certain covenants in the JII Indentures are applicable to the Company and will limit its ability to make dividends, distributions and investments in entities that are not "Restricted Subsidiaries", incur indebtedness, grant liens, enter into affiliate transactions, and enter into agreements which limit the Company's ability to make dividends and distributions and make asset sales. The JII Indentures are also collateralized by all of the assets of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
FIR Group

  We have audited the accompanying consolidated balance sheets of FIR Group (the "Company"), composed of FIR Elettromeccanica S.p.A., CIME S.p.A. and Selin Sistemi S.p.A., as of July 31, 1995 and 1996 and the related consolidated statements of income, changes in stockholder's equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Chicago, Illinois
June 9, 1997

                                   FIR GROUP

                          CONSOLIDATED BALANCE SHEETS
                          AS OF JULY 31, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                  1995    1996
                                                                 ------- -------
                             ASSETS
Current assets:
  Cash and cash equivalents..................................... $   631 $ 2,790
  Accounts receivable, net of allowance for doubtful accounts of $148 in 1995 and $153 in 1996.............................  14,474  14,086
  Other receivables.............................................     816   1,081
  Prepaid assets................................................     129     243
  Inventories...................................................   9,124  10,487
  Deferred income taxes.........................................   5,449   2,948
                                                                 ------- -------
    Total current assets........................................  30,623  31,635
Property, plant and equipment, net..............................   4,483   5,179
Goodwill, net of $322 and $671 accumulated amortization in
 1995 and 1996, respectively....................................   9,328   9,366
Other intangible assets, net of $28 and $94 accumulated
 amortization in 1995 and 1996, respectively....................     170     277
Other assets....................................................     201     125
                                                                 ------- -------
    Total assets................................................ $44,805 $46,582
                                                                 ======= =======
              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt............................. $ 2,901 $ 3,028
  Bank debt.....................................................   2,951   1,992
  Accounts payable..............................................   5,342   6,576
  Accrued interest..............................................     426   1,603
  Accrued liabilities...........................................     593     808
  Taxes payable.................................................     214     499
                                                                 ------- -------
    Total current liabilities...................................  12,427  14,506
Long-term debt, net.............................................  14,768  15,733
Deferred taxes..................................................     939   1,106
Staff severance liability.......................................   2,234   2,680
                                                                 ------- -------
    Total liabilities...........................................  30,368  34,025
    Total shareholders' equity..................................  14,437  12,557
                                                                 ------- -------
    Total liabilities and shareholders' equity.................. $44,805 $46,582
                                                                 ======= =======

   The accompanying notes are an integral part of the consolidated financial statements.

                                   FIR GROUP

                         CONSOLIDATED INCOME STATEMENTS
                   FOR THE YEARS ENDED JULY 31, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                1995     1996
                                                               -------  -------
Net sales..................................................... $31,811  $37,040
Cost of sales.................................................  22,180   25,333
                                                               -------  -------
  Gross profit................................................   9,631   11,707
Selling, general and administrative expenses..................   2,645    3,594
Amortization of intangible assets.............................     343      385
Net exchange (gain) loss......................................    (134)      98
                                                               -------  -------
  Income from operations......................................   6,777    7,630
Other expense (income), net...................................     632      263
                                                               -------  -------
  Income before interest and taxes............................   6,145    7,367
Interest expense, net.........................................   2,303    2,433
                                                               -------  -------
  Income before taxes.........................................   3,842    4,934
Income tax (provision) benefit................................   3,944   (2,977)
                                                               -------  -------
  Profit before minority interest.............................   7,786    1,957
Minority interest.............................................     --       (96)
                                                               -------  -------
  Net income.................................................. $ 7,786  $ 1,861
                                                               =======  =======


   The accompanying notes are an integral part of the consolidated financial statements.

                                   FIR GROUP

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                   FOR THE YEARS ENDED JULY 31, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                ADDITIONAL                    CUMULATIVE
                         COMMON  PAID-IN-  RETAINED TREASURY  TRANSLATION
                         STOCK   CAPITAL   EARNINGS  STOCK    ADJUSTMENT   TOTAL
                         ------ ---------- -------- --------  ----------- -------
Balance, July 31, 1994.. $1,756   $  291    $  --   $   --      $  --     $ 2,047
 Net income, fiscal
  1995..................    --       --      7,786      --         --       7,786
 Capital contribution...    --     4,390       --       --         --       4,390
 Translation adjustment.    --       --        --       --         214        214
                         ------   ------    ------  -------     ------    -------
Balance, July 31, 1995    1,756    4,681     7,786      --         214     14,437
 Net income, fiscal
  1996..................    --       --      1,861      --         --       1,861
 Share buyback..........    --       --        --    (4,656)       --      (4,656)
 Translation adjustment.    --       --        --       --         925        925
                         ------   ------    ------  -------     ------    -------
Balance, July 31, 1996.. $1,756   $4,681    $9,647  $(4,656)    $1,139    $12,567
                         ======   ======    ======  =======     ======    =======





   The accompanying notes are an integral part of the consolidated financial statements.

                                   FIR GROUP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JULY 31, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                               1995     1996
                                                             --------  -------
Cash flow from operating activities:
 Net income................................................. $  7,785  $ 1,861
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.............................      631      806
  Increase (decrease) in deferred taxes.....................      (81)     122
  Changes in assets and liabilities, net of effects from
   purchase of SELIN and FIR:
   Decrease (increase) in accounts receivable and other.....   (1,198)     975
   (Increase) decrease in other receivables.................       41     (221)
   (Increase) decrease in prepaid assets....................       60     (104)
   Decrease (increase) in other assets......................     (154)      81
   Decrease (increase) in income tax receivable.............   (5,553)   2,635
   Increase in inventory....................................   (1,129)    (934)
   Increase in accounts payable.............................      575      967
   Increase (decrease) in accrued liabilities...............     (492)     165
   Increase in accrued interest.............................      400    1,132
   Increase (decrease) in income tax payable................   (1,010)     266
   Increase (decrease) in staff severance liability and
    other long-term liabilities.............................      (57)     337
                                                             --------  -------
Net cash provided by operating activities...................     (182)   8,088
                                                             --------  -------
Cash flows from investing activities:
 Net fixed asset acquisitions...............................     (543)    (906)
 Acquisition of intangibles.................................      (86)    (130)
 Payment for purchase of FIR, net of cash acquired..........  (23,521)     --
 Payment for purchase of SELIN, net cash acquired...........     (358)     --
                                                             --------  -------
Net cash provided by investing activities...................  (24,508)  (1,036)
                                                             --------  -------
Cash flows from financing activities:
 Proceeds from issuance of long-term debt...................   17,894      --
 Payment of long-term debt..................................      --       311
 Change in short-term bank debt.............................    2,811   (1,047)
 Purchase of treasury stock.................................      --    (4,344)
 Proceeds from capital contribution.........................    4,454      --
                                                             --------  -------
Net cash provided by financing activities...................   25,159   (5,080)
                                                             --------  -------
Effect of exchange rate on changes in cash..................       46      187
                                                             --------  -------
Net change in cash..........................................      515    2,159
Cash, beginning of year.....................................      116      631
                                                             --------  -------
Cash, end of year........................................... $    631  $ 2,790
                                                             ========  =======
Supplemental disclosure of cash flow information:
 Interest paid.............................................. $  1,144  $   879
                                                             ========  =======
 Income taxes paid.......................................... $    --   $    67
                                                             ========  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                                   FIR GROUP

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. NATURE OF BUSINESS AND ORGANIZATION

 Description of Business and Operating Structure

  The FIR Group (the "Company"), composed of FIR Elettromeccanica S.p.A. ("FIR"), CIME S.p.A. ("CIME") and Selin Sistemi S.p.A. ("Selin"), is engaged in the design, production, and assembly of special electric motors employed in several industrial applications such as gasoline pumps, industrial sewing machines, and construction machines. Approximately 50% of its sales are within Italy and 40% are within the rest of Europe. No customer comprises more than 10% of consolidated sales.

  The consolidated financial statements include all accounts of the FIR Group and related entities under common control including FIR, CIME, and Selin. All significant intercompany balances and transactions have been eliminated.

  In July, 1994, MEVA S.r.l. and SEPI S.r.l. were acquired through a buy-out group of institutional investors. In September, 1994, FIR Elettromeccanica S.p.A. was acquired by MEVA and in March, 1995, MEVA, FIR and SEPI were merged into a single company under the FIR name.

  Cime S.p.A. was created in 1995 by the FIR shareholders and the managing director of FIR to lease certain production activities formerly performed by FIR Elettromeccanica S.p.A. before the March 1995 merger.

  In May, 1995, Nike S.r.l. ("Nike") was created by the FIR shareholders and the managing director of FIR to lease certain production activities performed by Selin S.p.A., a company in receivership. In May, Nike changed its name to Selin Sistemi, S.p.A. In January, 1996, Selin acquired the Selin S.p.A. and ended the leasing arrangement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Translation of Financial Statements Denominated in a Foreign Currency

  The functional currency is the Italian lire. The balance sheets have been translated into U.S. dollars using the year-end exchange rates, while the income statements have been translated using the average exchange rates each year. Translation gains and losses are reported as a part of consolidated shareholder's equity.

 Cash and Cash Equivalents

  All highly liquid debt instruments purchased with an initial maturity of three months or less are considered to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first out (LIFO) method.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at purchase cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets as follows:

        Buildings and improvements.................................. 10-33 years
        Plant and equipment.........................................  6-10 years
        Commercial and industrial tools.............................   4-5 years

                                   FIR GROUP

  Repairs and maintenance are charged to expense when incurred, and expenditures for improvements are capitalized. Upon sale or retirement, the related cost and accumulated depreciation or amortization are removed from the respective accounts and any resulting gain or loss is included in operations.

 Intangible Assets

  Goodwill is being amortized using the straight-line method over thirty years. Other intangibles consists of patents and other intangibles assets and are amortized using the straight-line method over four to five years.

 Revenue Recognition

  Revenue from the sale of products are recognized on the transfer of ownership, which generally coincides with the time of shipment.

 Research and Development

  Research and development costs related to both present and future products are charged to expense when incurred.

 Interest Rate Swaps

  As discussed in Note 14, the Company uses interest rate swaps to hedge its long-term debt. The Company recognizes the differentials to be received or paid under the contracts as an adjustment to interest expense over the life of the contracts.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income Taxes

  Income taxes are accounted for as prescribed in Statement of Financial Accounting Standards ("SFAS") No. 109--Accounting for Income Taxes. Under the asset and liability method SFAS No. 109, the Company recognizes the amount of income taxes payable. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled.

3. RELATED PARTY TRANSACTIONS

  Commercial relationships are in place between FIR and TEA, which is partially owned by the managing director of FIR. TEA buys motors from FIR, which totaled $65 in 1995 and $158 in 1996 TEA also provides some subcontracted production services to FIR, which totaled $33 in 1995 and $113 in 1996.

  The controlling shareholder group performs certain managerial and corporate finance functions for the Company. During 1995 and 1996, fees paid to these controlling shareholders totaled $527 and $105, respectively. These fees were included in other income/expenses.

  As discussed in Note 10, the majority shareholder has guaranteed certain debts of the Group.

                                   FIR GROUP

4. INVENTORIES

  Inventories consist of the following, valued of LIFO cost:

                                                                   JULY   JULY
                                                                   31,     31,
                                                                   1995   1996
                                                                  ------ -------
     Raw Materials............................................... $6,103 $ 6,955
     Work-in-Process.............................................  2,550   2,891
     Finished Goods..............................................    471     641
                                                                  ------ -------
                                                                  $9,124 $10,487
                                                                  ====== =======

  Inventories are accounted for using the LIFO cost method. LIFO cost approximates replacement cost.

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                                  JULY    JULY
                                                                  31,     31,
                                                                  1995    1996
                                                                 ------  ------
     Land and building.......................................... $2,931  $3,124
     Plant and machinery........................................  1,086   1,451
     Commercial and industrial tools............................    761   1,348
                                                                 ------  ------
                                                                  4,778   5,923
     Less accumulated depreciation and amortization.............   (295)   (744)
                                                                 ------  ------
                                                                 $4,483  $5,179
                                                                 ======  ======

6. SHAREHOLDERS' EQUITY

  In September, 1995, the shareholders made an additional capital contribution of $4,390. This amount was recorded directly to Additional Paid-in-Capital.

  In March 1996, the Company re-acquired common stock from certain shareholders for $4,656. The transaction was recorded as a Treasury Stock acquisition.

7. GAINS AND LOSSES ON FOREIGN SALES

  Approximately 50% of the Company's sales are to customers outside of Italy and 10% of these sales are to customers outside of Europe. These sales are denominated in the customer's local currency. Gains and losses on the currency translation of these sales are recorded in the income statement when the Company receives remittance. Gains/losses on amounts in accounts receivable at year end are immaterial. Net gains and losses on the settlement of foreign currency sales were $134 gain and $98 loss for the years ending July 31, 1995 and 1996, respectively.

8. LEASE COMMITMENTS

  The Company leases certain production facilities under operating leases expiring through 2002. In most cases, management expects that in the normal course of business these leases will be renewed or replaced by other leases.

                                   FIR GROUP

  Rental expense under noncancelable operating leases was approximately $5 and $21 for the years ended July 31, 1995 and 1996, respectively. Future minimum commitments under noncancelable operating leases are as follows:

            YEAR ENDING JULY 31,
            --------------------
             1997...................................  $134
             1998...................................   130
             1999...................................   130
             2000...................................   130
             2001...................................   130
            Thereafter..............................   130

9. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the Italian tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. The more significant components of the net deferred income tax assets and liabilities resulted from differences in the timing of expenses for financial statement purposes and deductibility for income taxes principally related to the future benefit of an Italian tax credit and for differences in depreciation and amortization methods.

  The income tax (provision) benefit for the years ended July 31, 1995 and 1996 consists of the following:

                                                                 1995    1996
                                                                ------  -------
     Current................................................... $ (566) $  (289)
     Deferred..................................................  4,510   (2,688)
                                                                ------  -------
                                                                $3,944  $(2,977)
                                                                ======  =======

  The 1995 benefit results principally from an Italian tax credit arising from an intercompany merger transaction. The credit carryforward is reflected as a deferred tax asset as its realizability is considered by management to be more likely than not.

                                   FIR GROUP

10. DEBT ARRANGEMENTS

  The Company has a number of short-term borrowing facilities available from approximately 25 banks. The total amount available under overdraft facilities is $4,147 at interest rates between 9.5% and 12.75% at July 31, 1996. These facilities are not collateralized and do not contain significant financial covenants. In addition, the Company has a number of export and domestic sales facilities whereby the banks loan against accounts receivable. Total available receivable lines of credit are $15,273 at July 31, 1996 and carry interest at 9.5% to 12.75%.

  Long-term debt consists of the following at July 31, 1995 and 1996:

                                                                1995     1996
                                                               -------  -------
CARIPLO and other banks pool senior loan to FIR, due
 September 15, 1999. Indexed interest rate at Roman Interbank
 Offering Rate ("RIBOR") plus 1.5%. No penalty for
 anticipated reimbursements..................................  $14,513  $12,112
Subordinated debt from Banca Popolare di Cremona to FIR, due
 September 9, 1999. Indexed interest rate at RIBOR plus 1.5%.    1,578    1,646
Subordinated debt from Credit Lyonnais (Milan) to FIR, due
 September 9, 1999. Indexed rate at RIBOR 1.5%. No penalty
 for anticipated reimbursement ..............................    1,578    1,646
Senior debt from Credit Lyonnais to Selin, due February 26,
 2001. Indexed interest rate at RIBOR plus 0.5%..............      --     3,357
                                                               -------  -------
  Total......................................................   17,669   18,761
Less current maturities......................................   (2,901)  (3,028)
                                                               -------  -------
  Long-term debt, net........................................  $14,768  $15,733
                                                               =======  =======

  RIBOR was 11.375% and 8.5625% at July 31, 1995 and 1996, respectively.

  In accordance with the pool senior loan, the Company is unable to declare dividends or make a reduction in share capital. In addition, the bank has the right to request the repayment of the debt in the event of certain changes in ownership. There are no significant financial covenants on the subordinated debt. None of the debt facilities are collateralized.

  The controlling shareholder has guaranteed the subordinated debt from Banca Popolare di Cremona, the subordinated debt from credit Lyonnais, and the senior debt from Credit Lyonnais.

  Maturities of net long-term debt as of July 31, 1996 are as follows:

               1997.................... $3,028
               1998....................  3,028
               1999....................  3,028
               2000....................  6,320
               2001....................  3,357

  Based upon the borrowing rates currently available to the Company for debt, management estimates that the recorded principle amount is deemed to be the same as current fair value.

                                   FIR GROUP

11. STAFF SEVERANCE

  The staff severance liability is similar to a pension fund. It is accrued by the Company per Italian law for all employees at 13.5% of annual gross salary. In addition to the annual accrual, the total fund is revalued each year according to an official index (equivalent to the retail price index plus 1.5%). This fund is payable to employees when they leave the Company.

12. SUBSEQUENT EVENTS

  In May, 1997, the Company entered into an agreement to acquire the common stock of TEA, referred to in Note 3, for approximately $1,100 in cash and assumed debt. The transaction will be accounted for under the purchase method of accounting.

  In May, 1997, the Company's shareholders entered into an agreement to sell their shares to a subsidiary of Motors and Gears, Inc.

13. COMMITMENTS AND CONTINGENCIES

  FIR issued a guarantee in favor of Banca di Roma, which in turn had issued a bank guarantee in favor of third parties for a commercial obligation of Selin Sistemi. Such obligation is related to a $1,970 supply contract for an Indian government body. As of July 31, 1996, approximately $99 remained on the guarantee.

  The Company is evaluating potential environmental remediation liabilities. As of April, 1997, the Company has identified a site which may require remediation. The Company is presently unable to determine what, if any, liability it may incur in this matter.

14. INTEREST RATE SWAP

  In order to hedge the Company's $14,500 loan, the Company has entered into four interest swap agreements with San Paolo Torini as follows:

                                     NOMINAL AMOUNT
                     EXPIRATION DATE     $000'S       RATE RECEIVED   RATE PAID
                     --------------- --------------   -------------   ---------
   Contract 1....... September 1996      $3,291     LIBOR at 6 months  11.28%
   Contract 2....... September 1997      $3,291     LIBOR at 6 months  11.70%
   Contract 3....... September 1998      $3,291     LIBOR at 6 months  11.85%
   Contract 4....... September 1999      $3,291     LIBOR at 6 months  11.91%

  The 6 month LIBOR rate was 10.94% at July 31, 1995 and 8.67% at July 31, 1996. The LIBOR rate may continue to decline, thereby creating larger losses on the interest rate swaps. The Company records the differentials to be received or paid under the contracts as an adjustment to interest expense over the life of the contracts. An additional $44 and $172 was expensed for the loss on the swap contract in 1995 and 1996, respectively.

15. SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES

  During 1995, noncash investing activities consisted of the following:

        Acquisition of FIR
          Assets acquired............................................... $50,027
          Liabilities assumed...........................................  13,222
        Acquisition of SELIN
          Assets acquired...............................................     631
          Liabilities assumed...........................................     --

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
FIR Group

  We have audited the accompanying consolidated balance sheet of FIR Group (the "Company"), composed of FIR Elettromeccanica S.p,.A., CIME S.p.A. and Selin Sistemi S.p.A., as of March 31, 1997 and the related consolidated statements of income, changes in stockholder's equity and cash flows for the eight months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 1997, and the results of its operations and its cash flows for the eight months then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Chicago, Illinois
July 25, 1997

                                   FIR GROUP

                           CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                 ASSETS
Current assets:
  Cash and cash equivalents............................................. $ 2,337
  Accounts receivable, net of allowance for doubtful accounts of $341...  11,108
  Other receivables.....................................................   2,341
  Prepaid assets........................................................     174
  Inventories...........................................................   9,263
  Deferred income taxes.................................................   1,759
                                                                         -------
    Total current assets................................................  26,982
Property, plant and equipment net.......................................   4,575
Goodwill, net of $810 accumulated amortization..........................   8,280
Other intangible assets, net of $138 accumulated amortization...........     133
Other assets............................................................      49
                                                                         -------
    Total assets........................................................ $40,019
                                                                         =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.................................... $ 5,783
  Bank debt............................................................   1,193
  Accounts payable.....................................................   6,852
  Accrued interest.....................................................   1,172
  Accrued liabilities..................................................     619
  Taxes payable........................................................     244
                                                                        -------
    Total current liabilities..........................................  15,863
Long-term debt, net....................................................   8,467
Deferred taxes.........................................................   1,145
Staff severance liability..............................................   2,551
                                                                        -------
    Total liabilities..................................................  28,026
    Total shareholders' equity.........................................  11,993
                                                                        -------
    Total liabilities and shareholders' equity......................... $40,019
                                                                        =======


   The accompanying notes are an integral part of the consolidated financial statements.

                                   FIR GROUP

                         CONSOLIDATED INCOME STATEMENT

                   FOR THE EIGHT MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

Net sales.............................................................. $21,241
Cost of sales..........................................................  14,898
                                                                        -------
    Gross profit.......................................................   6,343
Selling, general and administrative expenses...........................   2,337
Amortization of intangible assets......................................     274
Net exchange loss......................................................      20
                                                                        -------
    Income from operations.............................................   3,712
Other expense, net.....................................................     489
                                                                        -------
    Income before interest and taxes...................................   3,223
Interest expense, net..................................................   1,294
                                                                        -------
    Income before taxes................................................   1,929
Income tax provision...................................................   1,247
                                                                        -------
    Net income......................................................... $   682
                                                                        =======




   The accompanying notes are an integral part of the consolidated financial statements.

                                   FIR GROUP

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                   FOR THE EIGHT MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                    CUMULATIVE
                          COMMON   ADDITIONAL    RETAINED TREASURY  TRANSLATION
                          STOCK  PAID-IN-CAPITAL EARNINGS  STOCK    ADJUSTMENT   TOTAL
                          ------ --------------- -------- --------  ----------- -------
Balance, July 31, 1996..  $1,756     $4,681      $ 9,647  $(4,656)    $ 1,139   $12,567
  Net income, eight
   months ended March
   31, 1997.............     --         --           682      --          --        682
  Translation
   adjustment...........     --         --           --       --       (1,256)   (1,256)
                          ------     ------      -------  -------     -------   -------
Balance, March 31, 1997.  $1,756     $4,681      $10,329  $(4,656)    $  (117)  $11,993
                          ======     ======      =======  =======     =======   =======





   The accompanying notes are an integral part of the consolidated financial statements.

                                   FIR GROUP

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                   FOR THE EIGHT MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

Cash flow from operating activities:
  Net income.......................................................... $   682
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.....................................     614
    Increase (decrease) in deferred taxes.............................     153
    Changes in assets and liabilities:
      Decrease in accounts receivable.................................   1,774
      Increase in other receivables...................................  (1,349)
      Decrease in prepaid assets......................................      49
      Increase in other assets........................................     (45)
      Decrease in income tax receivable...............................     980
      Increase in inventory...........................................     253
      Increase in accounts payable....................................     962
      Decrease in accrued liabilities.................................    (119)
      Decrease in accrued interest....................................    (301)
      Decrease in income tax payable..................................    (223)
      Increase in staff severance liability and other long-term
       liabilities....................................................     134
                                                                       -------
        Net cash provided by operating activities.....................   3,564
                                                                       -------
Cash flows from investing activities:
  Net fixed assets acquisitions.......................................    (152)
  Acquisition of intangibles..........................................     (12)
                                                                       -------
        Net cash provided by investing activities.....................    (164)
                                                                       -------
Cash flows from financing activities:
  Payment of long-term debt...........................................  (6,216)
  Change in short-term bank debt......................................   2,611
                                                                       -------
        Net cash provided by financing activities.....................  (3,605)
                                                                       -------
Effect of exchange rate on changes in cash............................    (248)
                                                                       -------
Net change in cash....................................................    (453)
Cash, beginning of year...............................................   2,790
                                                                       -------
Cash, end of year..................................................... $ 2,337
                                                                       =======

   The accompanying notes are an integral part of the consolidated financial statements.

                                   FIR GROUP

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. NATURE OF BUSINESS AND ORGANIZATION

 Description of Business and Operating Structure

  The FIR Group (the "Company"), composed of FIR Elettromeccanica S.p.A. ("FIR"), CIME S.p.A. ("CIME") and Selin Sistemi S.p.A. ("Selin"), is engaged in the design, production, and assembly of special electric motors employed in several industrial applications such as gasoline pumps, industrial sewing machines, and construction machines. Approximately 50% of its sales are within Italy and 40% are within the rest of Europe. No customer comprises more than 10% of consolidated sales.

  The consolidated financial statements include all accounts of the FIR Group and related entities under common control including FIR, CIME and Selin. All significant intercompany balances and transactions have been eliminated.

  In July, 1994, MEVA S.r.l. and SEPI S.r.l. were acquired through a buy-out group of institutional investors. In September, 1994, FIR Elettromeccanica S.p.A. was acquired by MEVA and in March, 1995, MEVA, FIR and SEPI were merged into a single company under the FIR name.

  Cime S.p.A. was created in 1995 by the FIR shareholders and the managing director of FIR to lease certain production activities formerly performed by FIR Elettromeccanica S.p.A. before the March 1995 merger.

  In May 1995, Nike S.r.l. ("Nike") was created by the FIR shareholders and the managing director of FIR to lease certain production activities performed by Selin S.p.A., a company in receivership. In May, Nike changed its name to Selin Sistemi, S.p.A. In January, 1996, Selin acquired Selin S.p.A. and ended the leasing arrangement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Translation of Financial Statements Denominated in a Foreign Currency

  The functional currency is the Italian lire. The balance sheet has been translated into U.S. dollars using the year-end exchange rates, while the income statement has been translated using the average exchange rates each year. Translation gains and losses are reported as a part of consolidated shareholders' equity.

 Cash and Cash Equivalents

  All highly liquid debt instruments purchased with an initial maturity of three months or less are considered to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first out (LIFO) method.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at purchase cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets as follows:

      Buildings and improvements.................................... 10-33 years
      Plant and equipment...........................................  6-10 years
      Commercial and industrial tools...............................   4-5 years

                                   FIR GROUP

  Repairs and maintenance are charged to expense when incurred, and expenditures for improvements are capitalized. Upon sale or retirement, the related cost and accumulated depreciation or amortization are removed from the respective accounts and any resulting gain or loss is included in operations.

 Intangible Assets

  Goodwill is being amortized using the straight-line method over thirty years. Other intangibles consists of patents and other intangible assets and are amortized using the straight-line method over four to five years.

 Revenue Recognition

  Revenue from the sale of products is recognized on the transfer of ownership, which generally coincides with the time of shipment.

 Research and Development

  Research and Development costs related to both present and future products are charged to expense when incurred.

 Interest Rate Swaps

  As discussed in Note 11, the Company used interest rate swaps to hedge its long-term debt. The Company recognizes the differentials to be received or paid under the contracts as an adjustment to interest expense over the life of the contracts.

  The Interest Rate Swap contracts have been canceled and the related termination cost of $568 has been recorded as a component of Other Expense in the March 31, 1997 financial statements.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income Taxes

  Income taxes are accounted for as prescribed in Statement of Financial Accounting Standards ("SFAS") No. 109--Accounting for Income Taxes. Under the asset and liability method SFAS No. 109, the Company recognizes the amount of income taxes payable. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled.

3. INVENTORIES

  Inventories as of March 31, 1997 consist of the following, valued at LIFO cost:

      Raw Materials...................................................... $4,831
      Work-in-Process....................................................  3,442
      Finished Goods.....................................................    990
                                                                          ------
                                                                          $9,263
                                                                          ======

  Inventories are accounted for using the LIFO cost method. LIFO cost approximates replacement cost.

                                   FIR GROUP

4. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following as of March 31, 1997:

      Land and building................................................. $2,917
      Plant and machinery...............................................  1,245
      Commercial and industrial tools...................................  1,404
                                                                         ------
                                                                          5,566
      Less accumulated depreciation and amortization....................   (991)
                                                                         ------
                                                                         $4,575
                                                                         ======

5. GAINS AND LOSSES ON FOREIGN SALES

  Sales to customers outside of Italy are denominated in the customer's local currency. Gains and losses on the currency translation of these sales are recorded in the income statement when the Company receives remittance. Gains/losses on amounts in accounts receivable at year end are immaterial. The net loss on the settlement of foreign currency sales was $20 for the eight months ended March 31, 1997.

6. LEASE COMMITMENTS

  The Company leases certain production facilities under operating leases expiring through 2002. In most cases, management expects that in the normal course of business these leases will be renewed or replaced by other leases.

  Rental expense under noncancelable operating leases was approximately $93 for the eight months ended March 31, 1997. Future minimum commitments under noncancelable operating leases are as follows:

           YEAR ENDING JULY 31,
             1997.......................................  $ 24
             1998.......................................   117
             1999.......................................   117
             2000.......................................   117
             2001.......................................   117
             Thereafter.................................   117

7. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the Italian tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. The more significant components of the net deferred income tax assets and liabilities resulted from differences in the timing of expenses for financial statement purposes and deductibility for income taxes principally related to the future benefit of an Italian tax credit and for differences in depreciation and amortization methods.

  The income tax (provision) benefit for the eight months ended March 31, 1997 consists of the following:

           Current.................................. $(1,329)
           Deferred.................................      82
                                                     -------
                                                     $(1,247)
                                                     =======

                                   FIR GROUP

8. DEBT ARRANGEMENTS

  The Company has a number of short-term borrowing facilities available from approximately 25 banks. The total amount available under overdraft facilities is $5,096 at interest rates between 9.00% and 11.25% at March 31, 1997. These facilities are not collateralized and do not contain significant financial covenants. In addition, the Company has a number of export and domestic sales facilities whereby the banks loan against accounts receivable. Total available receivable lines of credit are $10,187 at March 31, 1997 and carry interest at 7.5% to 9.5%.

  Long-term debt consists of the following at March 31, 1997:

September 15, 1999. Indexed interest rate at Roman Interbank Offering
 Rate ("RIBOR") plus 1.5%. No penalty for anticipated reimbursements..  $ 8,228
Subordinated debt from Banca Popolare di Cremona to FIR, due September
 9, 1999. Indexed interest rate at RIBOR plus 1.5%....................    1,491
Subordinated debt from Credit Lyonnais (Milan) to FIR, due September
 9, 1999. Indexed rate at RIBOR plus 1.5%. No penalty for anticipated
 reimbursement........................................................    1,491
Senior debt from Credit Lyonnais to Selin, due February 26, 2001.
 Indexed interest rate at RIBOR plus 0.5%.............................    3,040
                                                                        -------
    Total.............................................................   14,250
Less current maturities...............................................   (5,783)
                                                                        -------
    Long-term debt, net...............................................  $ 8,467
                                                                        =======

  RIBOR was 7.75% at March 31, 1997.

  In accordance with the pool senior loan, the Company is unable to declare dividends or make a reduction in share capital. In addition, the bank has the right to request the repayment of the debt in the event of certain changes in ownership. There are no significant financial covenants on the subordinated debt. None of the debt facilities are collateralized.

  The controlling shareholder has guaranteed the subordinated debt from Banca Popolare di Cremona, the subordinated debt from Credit Lyonnais, and the senior debt from Credit Lyonnais.

  Maturities of net long-term debt as of March 31, 1997 are as follows:

           1998....................................... $5,783
           1999.......................................  2,743
           2000.......................................  2,684
           2001.......................................  3,040

  Based upon the borrowing rates currently available to the Company for debt, management estimates that the recorded principal amount is deemed to be the same as current fair value.

9. STAFF SEVERANCE

  The staff severance liability is similar to a pension fund. It is accrued by the Company per Italian law for all employees at 13.5% of annual gross salary. In addition to the annual accrual, the total fund is revalued each year according to an official index (equivalent to the retail price index plus 1.5%). This fund is payable to employees when they leave the Company.

                                   FIR GROUP

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
10. RELATED PARTY TRANSACTIONS

  Commercial relationships are in place between FIR and TEA S.r.l. Tecnologia Elettromeccanica ("TEA"), which is partially owned by the managing director of FIR. TEA buys motors from FIR, which totaled $105 during the eight month period ended March 31, 1997. TEA also provides subcontracted production services to FIR, which totaled $75 during the eight month period ended March 31, 1997. The Company has a receivable from TEA of $894 at MArch 31, 1997.

11. INTEREST RATE SWAP

  In order to hedge the Company's senior loan, the Company entered into interest swap agreements with San Paolo Torini as follows:

                                                NOMINAL
                                   EXPIRATION   AMOUNT                     RATE
                                      DATE      $000'S    RATE RECEIVED    PAID
                                 -------------- ------- ----------------- ------
Contract 1...................... September 1997 $3,291  LIBOR at 6 months 11.70%
Contract 2...................... September 1998 $3,291  LIBOR at 6 months 11.85%
Contract 3...................... September 1999 $3,291  LIBOR at 6 months 11.91%

  The Company records the differentials to be received or paid under the contracts as an adjustment to interest expense over the life of the contracts.

  These Interest Rate Swap contracts were cancelled and the related termination cost of $568 has been recorded as a component of Other Expense in the March 31, 1997 financial statements.

13. SUBSEQUENT EVENTS

  In May 1997, the Company entered into an agreement to purchase TEA for approximately $1,100 in cash and assumed debt. The transaction will be accounted for under the purchase method of accounting.

  In May 1997, the Company's shareholders entered into an agreement to sell their shares to a subsidiary of Motors and Gears, Inc.

14. COMMITMENTS AND CONTINGENCIES

  The Company is evaluating potential environmental remediation liabilities. As of April, 1997, the Company has identified a site which may require remediation. The Company is presently unable to determine what, if any, liability it may incur in this matter.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
E. D. and C. Company, Inc.

Members of the Board:

  We have audited the accompanying balance sheet of E. D. and C. Company, Inc. as of December 31, 1996, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of E. D. and C. Company, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Janz & Knight P.L.C.
                                          Certified Public Accountants

Bloomfield Hills, Michigan
March 18, 1997, except for Note J
as to which the date is September 16, 1997

                           E. D. AND C. COMPANY, INC.
                            (A MICHIGAN CORPORATION)

                                 BALANCE SHEET

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
                              ASSETS
Current assets:
  Cash on hand and in banks.......................................  $1,173,195
  Accounts receivable:
   Trade..........................................................   2,300,923
   Less allowance for non-collection..............................     (15,000)
                                                                    ----------
                                                                     2,285,923
  Costs and estimated earnings in excess of billings on
   uncompleted contracts (Note A).................................     852,425
  Inventory (Note A)..............................................     225,000
                                                                    ----------
    Total current assets..........................................   4,536,543
Property equipment--at cost:
  Shop equipment..................................................      35,544
  Office furniture and fixtures...................................     244,469
  Automotive equipment............................................     106,843
  Leasehold improvements..........................................      55,329
                                                                    ----------
                                                                       442,185
  Less allowance for depreciation.................................    (284,442)
                                                                    ----------
    Total property and equipment..................................     157,743
Deposits..........................................................       1,800
                                                                    ----------
    Total assets..................................................  $4,696,086
                                                                    ==========
                           LIABILITIES
Current liabilities:
  Loans payable (Note D)..........................................  $  840,000
  Accounts payable:
   Trade..........................................................     410,216
   Employees withheld taxes.......................................      32,320
                                                                    ----------
                                                                       442,536
  Accrued expenses:
   Salaries and bonuses...........................................      22,216
   Pension plan...................................................      73,185
   Interest.......................................................       5,600
                                                                    ----------
                                                                       101,001
  Michigan single business tax....................................      31,000
                                                                    ----------
    Total current liabilities.....................................   1,414,537
                       STOCKHOLDERS' EQUITY
Capital stock, common, no par value; authorized 6,000 shares;
 issued and outstanding 2,640 shares..............................      26,400
Retained earnings--statement annexed..............................   3,255,149
                                                                    ----------
    Total stockholders' equity....................................   3,281,549
                                                                    ----------
    Total liabilities and stockholders' equity....................  $4,696,086
                                                                    ==========

      The attached notes are an integral part of the financial statements.

                           E. D. AND C. COMPANY, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                       1996
                                                                    -----------
Sales.............................................................. $14,566,016
Cost of sales:
 Material..........................................................   5,625,085
 Direct Labor......................................................   1,097,765
 Manufacturing expenses:
  Supervision salaries.............................................     262,545
  Engineering salaries.............................................   1,376,160
  Payroll taxes....................................................     244,829
  Outside services.................................................   1,187,005
  Employee benefits................................................     186,710
  Freight..........................................................      21,623
  Engineering supplies.............................................      54,360
  Shop supplies....................................................      12,710
  Office supplies..................................................      10,501
  Repairs and maintenance..........................................      43,246
  Rent.............................................................      85,650
  Utilities........................................................      20,303
  Depreciation (Note A)............................................      55,689
  Insurance........................................................     109,558
  Travel...........................................................     212,351
                                                                    -----------
    Total cost of sales............................................  10,606,090
                                                                    -----------
    Gross profit...................................................   3,959,926
Administrative and selling expenses................................   1,236,357
                                                                    -----------
    Income from operations.........................................   2,723,569
Other income (expense):
 Interest income...................................................      37,760
 Interest expense..................................................     (79,626)
                                                                    -----------
    Income before provision for taxes..............................   2,681,703
Provision for taxes:
 Single business tax...............................................     107,279
                                                                    -----------
    Net income.....................................................   2,574,424
Retained earnings at beginning of year (as restated, Note J).......   1,911,986
Dividends paid.....................................................  (1,231,262)
                                                                    -----------
Retained earnings at end of year................................... $ 3,255,148
                                                                    ===========

      The attached notes are an integral part of the financial statements.

                           E. D. AND C. COMPANY, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                       1996
                                                                    ----------
Cash flows from operating activities:
 Net income........................................................ $2,574,424
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization....................................     55,689
  Changes in operating assets and liabilities:
   (Increase) decrease in accounts receivable......................    444,003
   (Increase) decrease in costs in excess of billings..............   (282,977)
   (Increase) decrease in prepaid expenses.........................     15,112
   Increase (decrease) in accounts payable.........................    (47,350)
   Increase (decrease) in billing in excess of costs...............    (33,929)
   Increase (decrease) in accrued expenses.........................     (8,674)
   Increase (decrease) in single business tax......................     17,056
                                                                    ----------
    Total adjustments..............................................    158,930
                                                                    ----------
Net cash provided by operating activities..........................  2,733,354
Cash flows from investing activities:
 Purchase of property and equipment................................    (63,659)
Cash flows from financing activities:
 Proceeds from line of credit borrowings, net of repayments........   (500,000)
 Dividends paid.................................................... (1,231,262)
                                                                    ----------
Net cash used in financing activities.............................. (1,731,262)
                                                                    ----------
Increase in cash and cash equivalents..............................    938,433
Cash and cash equivalents--beginning of year.......................    234,762
                                                                    ----------
Cash and cash equivalents--end of year............................. $1,173,195
                                                                    ==========
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
  Interest......................................................... $   80,806
                                                                    ==========
  Single business tax.............................................. $   90,223
                                                                    ==========


      The attached notes are an integral part of the financial statements.

                          E. D. AND C. COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  1. The corporation engineers and manufacturers control panels for assembly line processes.

  The corporation's sales are both domestic and international. For 1996 the corporation had three customers that meet the criteria of major customers as defined by FASB 30. These are detailed as follows:

                     CUSTOMER'S            1996
                      INDUSTRY            SALES
                     ----------           -----
              1. Manufacturing......... $3,573,501
              2. Manufacturing.........  2,606,629
              3. Manufacturing ........  2,444,591

  2. Revenue and Cost Recognition: Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total cost for each contract. This method is used because management considers expended costs to be the best available measure of progress on the contracts.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, repairs and maintenance and depreciation costs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to cost and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

  The assets, "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed.

  3. Inventory consists of shop supplies and is valued at cost, under the first-in first-out method.

  4. Depreciation was computed as follows:

                                                   USEFUL
                                                    LIFE
                PROPERTY AND EQUIPMENT             (YEARS)    METHOD      1996
                ----------------------             -------    ------      ----
     Office furniture and fixtures................    5    ACRS & MACRS  $25,898
     Machinery and equipment......................    7    MACRS          15,370
     Automotive equipment.........................    5    MACRS          12,949
     Leasehold improvements.......................   31    Straight-Line   1,472
                                                                         -------
       Totals.....................................                       $55,689
                                                                         =======

  5. For purposes of the statement of cash flows, the corporation considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  6. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                          E. D. AND C. COMPANY, INC.

NOTE B--LEASE COMMITMENTS:

  1. The corporation leases facilities located at 2545 Industrial Row, Troy, Michigan on a month to month basis at a monthly rate of $5,000, exclusive of taxes, insurance, maintenance and repairs which are also payable by the corporation as lessee. Total rent paid on this lease for 1996 was $60,000.

  2. The corporation leases additional office facilities for $1,800 per month plus utilities. Total rent paid on this lease for 1996 was $21,600.

  3. The corporation leases parking space for $225 per month.

NOTE C--RETAINED EARNINGS:

  Retained earnings at December 31, 1996 consists of the following:

            S Corporation earnings............ $2,726,092
            C Corporation earnings............    529,056
                                               ----------
                                               $3,255,148
                                               ==========

NOTE D--LOANS PAYABLE:

  The corporation has demand loans payable to related parties in the amount of $840,000 at December 31, 1996. The loans bear interest at a rate of 8%. Total interest paid on these loans during 1996 amounted to $67,200.

NOTE E--LOAN PAYABLE--LINE OF CREDIT:

  The company has available an unsecured line of credit with First of America Bank in the total amount of $2,000,000, of which there was no amount outstanding at December 31, 1996. The line of credit expires June 1, 1997 and carries a variable interest rate based on First of America Bank's base lending rate.

NOTE F--RELATED PARTY TRANSACTION:

  1. The lessor of the property referenced in Note B is related to the shareholders of the corporation. Rent paid to this party was $60,000 for the year ended December 31, 1996.

  2. The note holders referenced in Note D are related to the shareholders. Total interest paid to these parties for the year ended December 31, 1996 was $67,200.

NOTE G--RETIREMENT PLANS:

  The company established a Simplified Employee Pension (SBP) Plan effective July 1, 1992 for employees not covered by a collective bargaining agreement. Corporate contributions are discretionary and are determined by the Board of Directors. During the year ended December 31, 1996 the corporation contributed $73,185, which represents 4% of eligible employee wages.

  The corporation has established a 401K Plan for employees covered under the International Brotherhood of Electrical Workers contract. The corporation will match $.50 for each $1.00 up to 4% of gross wages the employee elects to defer. The corporation contributed $7,840 under this plan for the year ended December 31, 1996.

                          E. D. AND C. COMPANY, INC.

NOTE H--INCOME TAXES:

  The corporation has elected under Section 1372(a) of the Internal Revenue Code to be treated as an "electing small business corporation." The corporation will pay no federal income taxes as any income will be taxed directly to the stockholders.

NOTE I--CREDIT RISK:

  Included in the balance sheet under the caption "cash" are liquid short-term investments. At the end of the year the carrying amount of the corporation's deposit was $1,173,044 (reconciled). The unreconciled balance was $1,209,887 of which $1,149,887 was not insured by the Federal Deposit Insurance Corporation.

NOTE J--PRIOR PERIOD ADJUSTMENT:

  During September, 1997 it was determined that inventory as of December 31, 1995 was understated by approximately $150,000. The retained earnings and inventory as of January 1, 1996 have been restated to reflect this adjustment. This adjustment has no effect on the net income of the corporation for the year ended December 31, 1996.

  In addition, the original Independent Auditor's Report dated March 18, 1997, included a qualification for a depreciation method not computed under GAAP. The difference between this depreciation method and GAAP has been determined to be immaterial and therefore this qualification has been removed.

                           E. D. AND C. COMPANY, INC.

                                 BALANCE SHEET
                                  (UNAUDITED)

                                                                 SEPTEMBER 30,
                             ASSETS                                   1997
                             ------                              --------------
                                                                 (IN THOUSANDS,
                                                                   EXCEPT PER
                                                                 SHARE AMOUNTS)
Current assets:
  Cash and cash equivalents.....................................     $2,127
  Accounts receivable, less allowance for doubtful accounts of
   $65..........................................................      2,526
  Costs and estimated earnings in excess of billings on
   uncompleted contracts........................................        880
  Inventory.....................................................        225
  Other assets..................................................          2
                                                                     ------
    Total current assets........................................      5,760
Property and equipment, net.....................................        142
                                                                     ------
    Total assets................................................     $5,902
                                                                     ======
              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------
Current liabilities:
  Notes payable to related party................................     $  840
  Accounts payable..............................................        810
  Accrued compensation and related liabilities..................        361
  Accrued expenses and other current liabilities................        113
                                                                     ------
    Total current liabilities...................................      2,124
Stockholders' equity:
  Common Stock, no par value: 6,000 shares authorized; 2,640
   shares issued and outstanding................................         26
  Retained earnings.............................................      3,752
                                                                     ------
    Total stockholders' equity..................................      3,778
                                                                     ------
                                                                     $5,902
                                                                     ======


                            See accompanying notes.

                           E. D. AND C. COMPANY, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1997
                                                              ------------------
                                                                (IN THOUSANDS)
Net sales....................................................      $10,135
Cost of sales excluding depreciation.........................        6,630
                                                                   -------
Gross profit.................................................        3,505
Administrative and selling expenses..........................          908
Depreciation.................................................           24
                                                                   -------
Income from operations.......................................        2,573
  Interest income, net.......................................           24
                                                                   -------
Net income...................................................        2,597
Retained earnings at beginning of period.....................        3,255
Dividends paid...............................................       (2,100)
                                                                   -------
Retained earnings at end of period...........................      $ 3,752
                                                                   =======




                            See accompanying notes.

                           E. D. AND C. COMPANY, INC.

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                 NINE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                                     1997
                                                                --------------
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.....................................................    $ 2,597
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation.................................................         24
  Loss on sale of equipment....................................          4
  Changes in operating assets and liabilities:
    Accounts receivable........................................       (240)
    Costs and estimated earnings in excess of billings.........        (27)
    Accounts payable...........................................        400
    Accrued expenses...........................................        310
                                                                   -------
Net cash provided by operating activities......................      3,067
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment.........................................        (24)
Proceeds from sale of equipment................................         12
                                                                   -------
Net cash used in investing activities..........................        (12)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid.................................................     (2,100)
                                                                   -------
Net cash used in financing activities..........................     (2,100)
                                                                   -------
Net increase in cash and cash equivalents......................        954
Cash and cash equivalents at beginning of period...............      1,173
                                                                   -------
Cash and cash equivalents at end of period.....................    $ 2,127
                                                                   =======



                            See accompanying notes.

                           E.D. AND C. COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED
                                (IN THOUSANDS)
                              SEPTEMBER 30, 1997

1. BASIS OF PRESENTATION

  The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes these disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation for the period presented have been reflected and are of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and the notes thereto for the year ended December 31, 1996.

  Results of operations for the nine months ended September 30, 1997 is not necessarily indicative of the results that may be achieved for the entire year ending December 31, 1997.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Motion Control Engineering, Inc.:

  We have audited the accompanying balance sheets of MOTION CONTROL ENGINEERING, INC. (a California corporation) as of December 31, 1996 and September 30, 1997, and the related statements of income, shareholders' equity and cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Motion Control Engineering, Inc. as of December 31, 1996 and September 30, 1997 and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Sacramento, California
October 24, 1997

                        MOTION CONTROL ENGINEERING, INC.

                                 BALANCE SHEETS
                 AS OF DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

                                                           1996        1997
                                                        ----------- -----------
                        ASSETS
Current Assets:
  Cash and cash equivalents............................ $     1,638 $       855
  Accounts receivable, net of allowance for doubtful
   accounts of
   $425,421 and $371,242 for 1996 and 1997,
   respectively........................................   7,693,836   9,674,721
  Inventories..........................................   3,633,240   5,142,910
  Other current assets.................................      76,973      64,946
                                                        ----------- -----------
    Total current assets...............................  11,405,687  14,883,432
Property and equipment, net............................   1,305,736   1,382,689
Deposits...............................................       1,000       1,000
                                                        ----------- -----------
    Total assets....................................... $12,712,423 $16,267,121
                                                        =========== ===========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Line of credit....................................... $ 4,051,566 $         0
  Accounts payable.....................................   1,056,200   2,704,385
  Accrued expenses.....................................     875,800   1,294,662
  Accrued retirement contribution......................     400,000     285,571
  Current portion of notes payable.....................     318,373     427,425
  Current portion of notes payable to shareholders.....           0   1,302,906
                                                        ----------- -----------
    Total current liabilities..........................   6,701,939   6,014,949
Notes payable..........................................     250,480     209,469
Notes payable to shareholders..........................   1,200,000           0
                                                        ----------- -----------
    Total liabilities..................................   8,152,419   6,224,418
                                                        ----------- -----------
Commitments and Contingencies (Notes 3, 5, 6 and 7)
Shareholders' Equity:
  Common stock, no par value--10,000 shares authorized,
   issued and outstanding..............................      62,000      62,000
  Retained earnings....................................   4,498,004   9,980,703
                                                        ----------- -----------
    Total shareholders' equity.........................   4,560,004  10,042,703
                                                        ----------- -----------
    Total liabilities and shareholders' equity......... $12,712,423 $16,267,121
                                                        =========== ===========

        The accompanying notes are an integral part of these statements.

                        MOTION CONTROL ENGINEERING, INC.

                              STATEMENTS OF INCOME
  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                                      1997

                                                          1996         1997
                                                       -----------  -----------
Net sales............................................. $34,956,469  $29,308,245
Cost of goods sold....................................  20,541,184   16,595,753
                                                       -----------  -----------
    Gross margin......................................  14,415,285   12,712,492
                                                       -----------  -----------
Operating expenses:
  General and administrative..........................   4,580,843    4,089,479
  Research and development............................   2,673,841    2,348,959
  Selling and distribution............................     828,689      645,250
  Shareholders' compensation..........................   4,387,938            0
                                                       -----------  -----------
    Total operating expenses..........................  12,471,311    7,083,688
                                                       -----------  -----------
    Operating income..................................   1,943,974    5,628,804
                                                       -----------  -----------
Other income (expense):
  Interest expense....................................    (283,467)    (201,782)
  Other income........................................      98,952       55,677
                                                       -----------  -----------
    Total other expense...............................    (184,515)    (146,105)
                                                       -----------  -----------
Net income............................................ $ 1,759,459  $ 5,482,699
                                                       ===========  ===========




        The accompanying notes are an integral part of these statements.

                        MOTION CONTROL ENGINEERING, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                                      1997

                                                COMMON   RETAINED
                                         SHARES  STOCK   EARNINGS      TOTAL
                                         ------ ------- ----------  -----------
Balance at December 31, 1995............    160 $62,000 $3,578,545  $ 3,640,545
  Exchange of new for existing stock....  9,840       0          0            0
  Dividends to shareholders.............      0       0   (840,000)    (840,000)
  Net income............................      0       0  1,759,459    1,759,459
                                         ------ ------- ----------  -----------
Balance at December 31, 1996............ 10,000 $62,000 $4,498,004  $ 4,560,004
  Net income............................      0       0  5,482,699    5,482,699
                                         ------ ------- ----------  -----------
Balance at September 30, 1997........... 10,000 $62,000 $9,980,703  $10,042,703
                                         ====== ======= ==========  ===========



        The accompanying notes are an integral part of these statements.

                        MOTION CONTROL ENGINEERING, INC.

                            STATEMENTS OF CASH FLOWS
  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                                      1997

                                                          1996         1997
                                                       -----------  -----------
Cash Flows From Operating Activities:
 Net income..........................................  $ 1,759,459  $ 5,482,699
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation......................................      308,374      286,383
   Gain on asset dispositions........................          (50)           0
   Changes in operating assets and liabilities:
    Accounts receivable..............................   (1,530,741)  (1,980,885)
    Inventories......................................     (167,040)  (1,509,670)
    Other current assets.............................      (28,650)      12,027
    Accounts payable.................................     (384,064)   1,648,185
    Accrued expenses.................................      286,256      418,862
    Accrued retirement contribution..................       10,000     (114,429)
                                                       -----------  -----------
Net cash provided by operating activities............      253,544    4,243,172
                                                       -----------  -----------
Cash Flows From Investing Activities:
 Proceeds from asset dispositions....................           50            0
 Acquisitions of property and equipment..............     (453,076)    (363,336)
                                                       -----------  -----------
Net cash used for investing activities...............     (453,026)    (363,336)
                                                       -----------  -----------
Cash Flows From Financing Activities:
 Net borrowings (repayments) under line-of-credit
  agreements.........................................    1,036,742   (4,051,566)
 Net borrowings (repayments) under notes payable.....        3,391       68,041
 Net borrowings (repayments) under notes payable to
  shareholders.......................................            0      102,906
 Distributions to shareholders.......................     (840,000)           0
                                                       -----------  -----------
Net cash provided by (used for) financing activities.      200,133   (3,880,619)
                                                       -----------  -----------
Net increase (decrease) in cash......................          651         (783)
Cash and Cash Equivalents, beginning of period.......          987        1,638
                                                       -----------  -----------
Cash and Cash Equivalents, end of period.............  $     1,638  $       855
                                                       ===========  ===========
Supplemental Disclosure of Cash Flow Information:
 Cash paid for interest..............................  $   283,467  $   201,782

        The accompanying notes are an integral part of these statements.

                       MOTION CONTROL ENGINEERING, INC.

                         NOTES TO FINANCIAL STATEMENTS
               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                       THE YEAR ENDED DECEMBER 31, 1996

1. ORGANIZATION AND DESCRIPTION OF BUSINESS:

 Description of the Company

  Motion Control Engineering, Inc. (the Company) was incorporated in California on September 24, 1981. The Company manufacturers and sells microcomputer elevator control systems both domestically and internationally.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting of amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company recognizes revenue when the product is shipped.

 Customer Concentration

  Historically, approximately 25 percent of the Company's customer base is concentrated in the New York City metro area. Due to a work stoppage by a union group in late 1996 through early 1997, the Company had a slow down of revenue from this geographic region. The Company continues to sell a similar amount of its products to this area.

 Income Tax Status

  The Company has elected to be taxed as an S corporation for federal and state income tax purposes. As a result, the Company's earnings are attributed to the shareholders for tax purposes. California does require that all S corporations pay a minimum franchise tax. This amount is not significant and is included in general and administrative expense in the accompanying statements of income.

 Reclassifications

  Certain reclassification have been made to 1996 balances to conform to the 1997 presentation.

 Fair Value of Financial Instruments

  The Company's financial instruments consist primarily of cash, accounts receivable, deposits, accounts payable and variable rate debt instruments. The carrying amounts of cash, accounts receivable, deposits, accounts payable and variable rate debt instruments are considered to estimate their respective fair values due to the short-term nature of the instruments, the current interest rate environment and the variable rate nature of the debt instruments. The fair value of the Company's fixed rate debt instruments are estimated using discounted cash flows based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

                       MOTION CONTROL ENGINEERING, INC.

 Cash and Cash Equivalents

  The Company considers all investments with original maturities of less than three months to be cash equivalents.

 Inventories

  Inventories of finished goods, work-in-process and raw materials are valued at the lower of cost or market with cost being determined using a moving average method which approximates the first-in, first-out (FIFO) method.

  Inventories at December 31, 1996 and September 30, 1997 consisted of the following:

                                                              1996       1997
                                                           ---------- ----------
     Raw materials and purchased parts.................... $2,449,112 $3,056,906
     Work-in-process......................................  1,184,128  1,168,435
     Inventory at subcontractor...........................          0    917,569
                                                           ---------- ----------
                                                           $3,633,240 $5,142,910
                                                           ========== ==========

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method. The estimated useful lives are three to ten years. Maintenance and repair costs are expensed as incurred, while betterments are capitalized and depreciated over their estimated useful lives.

  Property and equipment is comprised of the following at December 31, 1996 and September 30, 1997:

                                                          1996         1997
                                                       -----------  -----------
     Equipment and furniture.......................... $ 2,271,887  $ 2,399,123
     Shop equipment...................................     233,714      304,427
     Leasehold improvements...........................     128,318      201,427
     Other............................................     204,649      296,927
                                                       -----------  -----------
                                                         2,838,568    3,201,904
     Less--accumulated depreciation...................  (1,532,832)  (1,819,215)
                                                       -----------  -----------
                                                       $ 1,305,736  $ 1,382,689
                                                       ===========  ===========

  Depreciation expense for the periods ended December 31, 1996 and September 30, 1997 was $308,374 and $286,383, respectively.

 Shareholders' Compensation

  Shareholders (3 individuals) have chosen to forego any compensation for their services for the nine-month period ended September 30, 1997. Accordingly, no expense has been recorded for the period ended September 30, 1997 in the accompanying statements of income. Shareholder compensation for the year ended December 31, 1996 was $4,387,938.

                       MOTION CONTROL ENGINEERING, INC.

3. DEBT:

  The Company's borrowings at December 31, 1996 and September 30, 1997 consisted of the following:

                                                         1996         1997
                                                      -----------  -----------
Line of credit with a financial institution, maximum
 borrowing $6,000,000, interest due monthly at the
 bank's reference rate (8.5% at September 30, 1997),
 secured by current assets, due July 1, 1998........  $ 4,051,566  $         0
Note payable to financial institution bearing
 interest at Libor plus 1.5% (8.38% at September 30,
 1997), secured by current assets, principle
 payments including interest made in equal monthly
 installments through July 1, 2000..................            0      275,000
Note payable to financial institution bearing
 interest at the bank's reference rate plus .75%
 (9.25% at September 30, 1997), secured by current
 assets, principle payments including interest made
 in equal monthly installments through June 1, 1998.      170,853       80,402
Note payable to financial institution bearing
 interest at a fixed rate of 9.2%, secured by
 current assets, principle payments including
 interest made in equal monthly installments through
 July 1, 1998.......................................      148,000       74,000
Note payable to financial institution bearing
 interest at a fixed rate of 9.0%, secured by
 current assets, principle payments including
 interest made in equal monthly installments through
 July 1, 1999.......................................      250,000      175,000
Note payable to GMAC, bearing interest at a fixed
 rate of 3.9%, principle payments including interest
 made monthly through January 10, 2002..............            0       32,492
Notes payable to shareholders, unsecured, bearing
 interest at the bank's reference rate (8.5% at
 September 30, 1997), due January 1, 1998...........    1,200,000    1,302,906
                                                      -----------  -----------
                                                      $ 5,820,419  $ 1,939,800
                                                      -----------  -----------
Less: Current portion...............................   (4,369,939)  (1,730,331)
                                                      -----------  -----------
                                                      $ 1,450,480  $   209,469
                                                      ===========  ===========

  The above line of credit contains a provision whereby the Company can choose an interest rate of LIBOR plus 1.5% (8.38% at September 30, 1997.) Should the Company choose this option, it must be for a minimum of $1,000,000 of the outstanding balance. The agreement also contains provisions whereby the Company can choose a fixed rate on portions of the outstanding balance in increments of $250,000. The line of credit contains various covenants which require, among other things the maintenance of certain ratios and net worth levels.

  In addition, the above line of credit contains a provision whereby the financial institution may finance sales of equipment to the Company' customers. The Company guarantees customers' loans, which cannot exceed $1,000,000 at any time and reduces the Company's availability under the line by the amounts outstanding. The balance outstanding and guaranteed by the Company at December 31, 1996 and September 30, 1997 was $133,780 and $134,934, respectively.

  The Company also has a nonrevolving line of credit with a financial institution, with a maximum borrowing of $300,000, bearing interest at .25% above the bank's reference rate (8.5% at September 30, 1997). The line is secured by current assets and personally guaranteed by the shareholders. It is available until July 1, 1998. There was no amount outstanding on this line at December 31, 1996 or September 30, 1997.

  The fair value of the Company's fixed rate debt instruments is $279,839.

                       MOTION CONTROL ENGINEERING, INC.

  Aggregate principal payments required under all borrowing agreements for periods subsequent to September 30, 1997 are as follows:

                      PERIOD ENDING
                       DECEMBER 31               AMOUNT
                      -------------            ----------
             1997............................. $  106,542
             1998.............................  1,609,585
             1999.............................    157,361
             2000.............................     57,654
             2001.............................      7,978
             2002.............................        680
                                               ----------
                                               $1,939,800
                                               ==========

4. EMPLOYEE BENEFIT PLANS:

  The Company has a profit sharing plan. In 1995, a 401(k) provision was added to the profit sharing plan, whereby the Company will match up to $275 per employee per year under a 25 percent matching provision. Total employer matching contributions for the periods ended December 31, 1996 and September 30, 1997 totaled $37,196 and $39,662, respectively. Profit sharing contributions to the plan are made at management's discretion. Employees who have completed one year of service, are 21 years of age and are not covered by a collective bargaining agreement are eligible to participate in the plan. Employees vest in the plan over a six-year period. The Company's contribution to the plan for the periods ended December 31, 1996 and September 30, 1997 totaled $400,000 and $285,571, respectively.

5. RELATED PARTY TRANSACTIONS:

  The Company leases substantially all of its production and office space under noncancellable operating leases, which expire in 2002, from a limited partnership whose partners include shareholders of the Company. Rents under the lease were $601,390 and $473,854 for the periods ended December 31, 1996 and September 30, 1997, respectively. The future minimum lease payments for periods subsequent to September 30, 1997 are as follows:

                      PERIOD ENDING
                       DECEMBER 31               AMOUNT
                      -------------            ----------
             1997............................. $  139,704
             1998.............................    558,816
             1999.............................    558,816
             2000.............................    558,816
             2001.............................    469,216
             2002.............................    284,712
                                               ----------
                                               $2,570,080
                                               ==========

6. CONTINGENCIES:

  The Company is the subject of litigation arising in the normal course of business. In the opinion of management, the Company's ultimate liability, if any, related to pending litigation would not materially affect its financial position or results of operations.

7. SUBSEQUENT EVENT (UNAUDITED):

  Subsequent to September 30, 1997, the Company signed a non-binding letter of intent to sell all outstanding shares of its common stock to Motors & Gears, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SE-CURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAW-FUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    1
Risk Factors..............................................................   14
The Company...............................................................   19
Use of Proceeds...........................................................   21
Capitalization............................................................   22
Selected Historical Financial Data........................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   28
Management................................................................   38
Principal Stockholders....................................................   41
The Exchange Offer........................................................   42
Description of Senior Notes...............................................   51
Description of Certain Indebtedness.......................................   78
Certain Transactions......................................................   79
Plan of Distribution......................................................   82
Federal Income Tax Consequences ..........................................   83
Legal Matters.............................................................   84
Experts...................................................................   84
Available Information.....................................................   85
Index to Financial Statements.............................................  I-1

UNTIL           , 1998, DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES,
WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS OBLIGATION IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $270,000,000

                             MOTORS AND GEARS, INC.

                         10 3/4% SERIES D SENIOR NOTES
                                    DUE 2006

                            ----------------------

                                   PROSPECTUS

                            ----------------------




                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  (a) the Delaware General Corporation Law (Section 145) gives Delaware corporations broad powers to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant. For actions, or suits by or in the right of the registrant, no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the registrant, unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court deems proper.

  Section 145 also authorizes the registrant to buy directors' and officers' liability insurance and gives a director, officer, employee or agent of the registrant who has been successful on the merits or otherwise in defense of any action, suit or proceeding of a type referred in the preceding paragraph the right to be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Any indemnification (unless ordered by a court) will be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has note the applicable standard of conduct set forth above. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or is such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders. Such indemnification is not exclusive of any other rights to which those indemnified my be entitled under any by-laws, agreement, vote of stockholders or otherwise.

  (b) The Restated Certificate of Incorporation of the registrant requires, and the By-laws of the registrant provides for, indemnification of directors, officers, employees and agents to the full extent permitted by law.

  (c) The Purchase Agreement and the Registration Rights Agreement (which are included as Exhibits 1 and 4.6 to this registration statement) provide for the indemnification under certain circumstances of the registrant, its directors and certain of its officers by the Initial Purchasers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

  A list of the exhibits included as part of this registration statement is contained on the Exhibit Index and is incorporated herein by reference.

  (b) Financial Statement Schedules:

  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

      (i) To include any prospectus in which offers or sales are being made, a post-effective amendment to this registration statement:

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d) The registrant had not entered into any arrangement or understanding with any person to distribute the securities to be received in the Exchange Offer and to the best of the registrant's information and belief, each person participating in the Exchange Offer is acquiring the securities in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the securities to be received in the Exchange Offer. In this regard, the registrant will make each person participating in the Exchange Offer aware (through the Exchange Offer Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resales, any security holder using the exchange offer to participate in a distribution of the securities to be acquired in the registered exchange offer (1) could not rely on the staff position enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) or similar letters and (2) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. The registration acknowledges that such a secondary resale transaction should be covered by an effective registration statement containing the selling securityholder information required by Item 4\507 of Regulation S-K.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAD DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON JANUARY 9, 1998.

                                          Jordan Telecommunication Products,
                                           Inc.

                                                     /s/ Ron A. Sansom
                                          By___________________________________
                                                       Ron A. Sansom
                                                Chief Executive Officer and
                                                         Director

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS RON A. SANSOM, THOMAS H. QUINN, NORMAN BATES AND JONATHAN BOUCHER, AND EACH OF THEM SINGLY, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND ANY AND ALL DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM ANY AND ALL ACTS AND THINGS REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR ANY OF THEM, OR HIS SUBSTITUTE OR NOMINEE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 9, 1998.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


            /s/ Thomas H. Quinn             Chairman and a Director
___________________________________________
              Thomas H. Quinn

             /s/ Ron A. Sansom              Chief Executive Officer and a Director
___________________________________________   (Principal Executive Officer)
               Ron A. Sansom

             /s/ Norman Bates               Vice President and Chief Financial Officer
___________________________________________   (Principal Financial and Accounting
               Norman Bates                   Officer)

          /s/ Jonathan F. Boucher           Vice President and a Director
___________________________________________
            Jonathan F. Boucher

           /s/ John W. Jordan II            Director
___________________________________________
             John W. Jordan II

          /s/ David W. Zalaznick            Director
___________________________________________
            David W. Zalaznick

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                         DESCRIPTION                            NUMBER
 -------                        -----------                          ----------
  1      Purchase Agreement, dated December 10, 1997, by and among
         Motors and Gears, Inc., Jefferies & Company, Inc. and BT
         Alex. Brown Incorporated
   2.1   Contingent Earnout Agreement, dated as of November 7,
         1996, by and among Motors and Gears, Inc., Motors and
         Gears Industries, Inc., The New Imperial Electric
         Company, The New Scott Motors Company, New Gear Research,
         Inc., The Imperial Electric Company, The Scott Motors
         Company and Gear Research, Inc. (incorporated by
         reference to Exhibit 2.2 to Motors and Gears Inc.'s Form
         S-4 Registration Statement (File No. 333-19257, the
         "Motors and Gears S-4")
   3.1   Restated Certificate of Incorporation of Motors and
         Gears, Inc.
   3.2   Bylaws of Motors and Gears, Inc. (incorporated by
         reference to Exhibit 3.2 to the Motors and Gears S-4)
   4.1   Indenture, dated November 7, 1996, between Motors and
         Gears, Inc. and Fleet National Bank (incorporated by
         reference to Exhibit 4.1 to the Motors and Gears S-4)
   4.2   First Supplemental Indenture, dated December 17, 1997,
         between Motors and Gears, Inc. and State Street Bank and
         Trust Company, as Trustee
   4.3   Indenture, dated December 17, 1997, between Motors and
         Gears, Inc. and State Street Bank and Trust Company, as
         Trustee
   4.4   Global Series C Senior Note
   4.5   Form of Global Series D Senior Note
   4.6   Registration Rights Agreement, dated December 17, 1997,
         by and among Motors and Gears, Inc., Jefferies & Company,
         Inc. and BT Alex. Brown Incorporated
   5     Opinion of Mayer, Brown & Platt
  10.1   Credit Agreement, dated November 7, 1996 by and among
         Motors and Gears Industries, Inc., the lenders listed
         thereto and Bankers Trust Company, as Agent (incorporated
         by reference to Exhibit 4.5 to the Motors and Gears S-4)
  10.2   Amendment No. 1 to Credit Agreement, dated June 3, 1997,
         by and among Motors and Gears Industries, Inc., the
         lenders listed thereto and Bankers Trust Company, as
         Agent
  10.3   Amendment No. 2 to Credit Agreement, dated October 27,
         1997, by and among Motors and Gears Industries, Inc., the
         lenders listed thereto and Bankers Trust Company, as
         Agent
  10.4   Amendment No. 3 to Credit Agreement, dated November 21,
         1997, by and among Motors and Gears Industries, Inc., the
         lenders listed thereto and Bankers Trust Company, as
         Agent
  10.5   Tax Sharing Agreement, dated June 28, 1994, by and among
         Jordan Industries, Inc. and each other corporation which
         is a signatory thereto (incorporated by reference to
         Exhibit 10.3 to the Motors and Gears S-4)
  10.6   Management Consulting Agreement, dated November 7, 1996,
         by and among Motors and Gears, Inc. and TJC Management
         Corporation and the other signatories thereto
         (incorporated by reference to Exhibit 10.5 to the Motors
         and Gears S-4)
  10.7   Properties Services Agreement, dated July 25, 1997, by
         and among JI Properties, Inc., Jordan Industries, Inc.
         and the other signatories thereto
  10.8   Transition Agreement, dated July 25, 1997, by and between
         Motors and Gears Holdings, Inc. and Jordan Industries,
         Inc.
  10.9   New Subsidiary Advisory Agreement, dated July 25, 1997,
         by and among Motors and Gears Holdings, Inc., Jordan
         Industries, Inc. and the other signatories thereto

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                          DESCRIPTION                           NUMBER
 -------                         -----------                         ----------
  10.10    New Subsidiary Consulting Agreement, dated July 25,
           1997, by and among Motors and Gears Holdings, Inc.,
           Jordan Industries, Inc. and the other signatories
           thereto
  10.11(a) Indemnification Agreement, dated November 7, 1996, between Motors and Gears, Inc. and Thomas H. Quinn
           (incorporated by reference to Exhibit 10.1(a) to the
           Motors and Gears S-4)
  10.11(b) Indemnification Agreement, dated November 7, 1996, between Motors and Gears, Inc. and Jonathan F. Boucher
           (incorporated by reference to Exhibit 10.1(b) to the
           Motors and Gears S-4)
  10.11(c) Indemnification Agreement, dated November 7, 1996, between Motors and Gears, Inc. and David W. Zalaznick
           (incorporated by reference to Exhibit 10.1(c) to the
           Motors and Gears S-4)
  10.11(d) Indemnification Agreement, dated November 7, 1996, between Motors and Gears, Inc. and John W. Jordan II
           (incorporated by reference to Exhibit 10.1(d) to the
           Motors and Gears S-4)
  10.11(e) Indemnification Agreement, dated November 7, 1996, between Motors and Gears, Inc. and Ron A. Sansam
           (incorporated by reference to Exhibit 10.1(e) to the
           Motors and Gears S-4)
  10.12    Merkle-Korff Industries, Inc. Non-negotiable
           Subordinated Note in the principal aggregate amount of
           $5,000,000 payable to John D. Simms Revocable Trust
           Under Agreement (incorporated by reference to Exhibit
           10.9 to the Motors and Gears S-4)
  10.13    Electrical Design and Control Company, Inc. Non-
           negotiable Subordinated Note in the principal aggregate
           amount of $1,333,333 payable to Tina Lavire
  10.14    Electrical Design and Control Company, Inc. Non-
           negotiable Subordinated Note in the principal aggregate
           amount of $1,333,333 payable to Marta Monson
  10.15    Electrical Design and Control Company, Inc. Non-
           negotiable Subordinated Note in the principal aggregate
           amount of $1,333,334 payable to Eric Monson
  10.16    Industrial Building Leases, each dated as of September
           22, 1996, by and between Merkle-Korff Industries, Inc.
           and the signatory thereto (incorporated by reference to
           Exhibits 10.16-10.19 to the Motors and Gears S-4)
  10.17    Employment and Non Competition Agreement, dated as of
           September 22, 1995, by and between Merkle-Korff
           Industries, Inc. and John D. Simms (incorporated by
           reference to Exhibit 10.20 to the Motors and Gears S-4)
  10.18    Employment and Non Competition Agreement, dated as of
           September 22, 1995, by and between Merkle-Korff
           Industries, Inc. and John W. Brown (incorporated by
           reference to Exhibit 10.21 to the Motors and Gears S-4)
  12       Statement re: Computation of Ratios
  21       Subsidiaries of Motors and Gears, Inc.
  23.1     Consent of Mayer, Brown & Platt (included in the
           opinion filed as Exhibit 5)
  23.2     Consent of Ernst & Young LLP
  23.3     Consent of Coopers & Lybrand LLP
  23.4     Consent of Janz & Knight
  23.5     Consent of Arthur Andersen LLP
  24       Power of Attorney (included on the signature page in
           Part II of the Registration Statement)
  25       Statement of Eligibility of Trustee
  27       Financial Data Schedule (incorporated by reference to
           Exhibit 27 to Motors and Gears Inc.'s 10-Q for the
           quarter ended September 30, 1997)
  99       Form of Letter of Transmittal